    As filed with the Securities and Exchange Commission on August 22, 1997
                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                           ------------------------

                          HIGH COUNTRY BANCORP, INC.
                ----------------------------------------------
                (Name of Small Business Issuer in Its Charter)

         Colorado                      6035                    Requested
      ---------------      ----------------------------   ----------------------
      (State or other      (Primary standard industrial      (I.R.S. employer
      jurisdiction of       classification code number)   identification number)
      incorporation or
      organization)


                   130 West 2nd Street, Salida, Colorado 81201
                                 (719) 539-2516
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices and principal place of business)

                          Mr. Larry D. Smith, President
                           High Country Bancorp, Inc.
                               130 West 2nd Street
                             Salida, Colorado 81201
                                 (719) 539-2516
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

                  Please send copies of all communications to:
                            Allan D. Housley, Esquire
                            Howard S. Parris, Esquire
                              Peter R. Lee, Esquire
                       Housley Kantarian & Bronstein, P.C.
                        1220 19th Street, N.W., Suite 700
                             Washington, D.C. 20036

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                         Proposed     Proposed
                             Dollar      Maximum       Maximum
      Title of Each Class    Amount      Offering     Aggregate    Amount of
         of Securities        to be     Price Per     Offering    Registration
        to be Registered   Registered      Unit       Price (1)       Fee
--------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share.......... $11,902,500    $10.00     $11,902,500   $3,606.46
--------------------------------------------------------------------------------

  (1)  Estimated solely for the purpose of calculating the registration fee.


  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                          High Country Bancorp, Inc.
                             (HOLDING COMPANY FOR
                     SALIDA BUILDING AND LOAN ASSOCIATION)
                    Up to 1,035,000 Shares of Common Stock
                             (Anticipated Maximum)
                               $10.00 Per Share

         High Country Bancorp, Inc. (the "Company"), a Colorado corporation, is offering up to 1,035,000 shares, subject to adjustment, of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Salida Building and Loan Association (the "Association") from a federal mutual savings and loan association to a federal stock savings and loan association (the "Converted Association") and the issuance of the Converted Association's capital stock to the Company pursuant to the Plan of Conversion (the "Plan") of the Association. The conversion of the Association to the Converted Association, the acquisition of control of the Converted Association by the Company and the issuance and sale of the Common Stock are collectively referred to herein as the "Conversion."

         The shares of the Common Stock are being offered pursuant to nontransferable subscription rights ("Subscription Rights") in a subscription offering (the "Subscription Offering"). Subscription Rights are not transferable, and persons who attempt to transfer their Subscription Rights may lose the right to subscribe for stock in the Conversion and may be subject to other sanctions and penalties imposed by the Office of Thrift Supervision ("OTS"). The Company may offer any shares of Common Stock not subscribed for in the Subscription Offering in a community offering (the "Community Offering") to certain members of the general public to whom the Company delivers a copy of this Prospectus and a stock order form (the "Stock Order Form"), with preference given to natural persons and trusts of natural persons who are permanent residents of Chaffee, Lake, Fremont and Saguache Counties in Colorado (the "Local Community"). The Association and the Company may, in their absolute discretion, reject orders in the Community Offering in whole or in part. It is anticipated that shares of the Common Stock not otherwise subscribed for in the Subscription and Community Offerings may be offered at the discretion of the Company
                                                  (continued on following page)

         For information on how to subscribe, call the Stock Information
                          Center at (719) ____-_______.

          PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER
           THE DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE 1.

   THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL
       DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION,
          NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS
        ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
              INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE
                   SAVINGS ASSOCIATION INSURANCE FUND OR ANY
                          OTHER GOVERNMENTAL AGENCY.

=============================================================================================================================
                                                                                  Estimated Fees
                                                                                  and Expenses,
                                                                                   Including
                                                                                   Underwriting
                                                              Purchase             Discounts and           Estimated Net
                                                             Price (1)            Commissions (2)          Proceeds (3)
------------------------------------------------------- --------------------- ------------------------ ----------------------
Per Share (4).........................................        $10.00                 $.58                    $9.42
------------------------------------------------------- --------------------- ------------------------ ----------------------
Total Minimum.........................................        $7,650,000             $499,000                $7,151,000
------------------------------------------------------- --------------------- ------------------------ ----------------------
Total Midpoint........................................        $9,000,000             $520,000                $8,480,000
------------------------------------------------------- --------------------- ------------------------ ----------------------
Total Maximum.........................................        $10,350,000            $541,000                $9,809,000
------------------------------------------------------- --------------------- ------------------------ ----------------------
Total Maximum, as adjusted (5)........................        $11,902,500            $565,000                $11,337,500
======================================================= ===================== ======================== ======================
                                                                                                (footnotes on following page)

                           TRIDENT SECURITIES, INC.

               The date of this Prospectus is ___________, 1997

(continued from preceding page)
to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers to be managed by Trident Securities, Inc. (the "Syndicated Community Offering"). Neither Trident Securities, Inc. nor any selected broker-dealers will have any obligation to purchase any shares of the Common Stock. See "The Conversion -- Offering of Common Stock," " -- Subscription Offering," " -- Community Offering," and " -- Syndicated Community Offering."

         The total number of shares to be issued in the Conversion may be significantly increased or decreased to reflect market and financial conditions at the completion of the Conversion. The aggregate purchase price of all shares of the Common Stock will be based on the estimated pro forma market value of the Association, as converted, as determined by an independent appraisal. All shares of the Common Stock will be sold for $10.00 per share (the "Purchase Price"). With the exception of the ESOP, which intends to purchase 8.0% of the total number of shares of Common Stock issued in the Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, nor person (together with associates of and persons acting in concert therewith) in the Community Offering and Syndicated Community Offering may purchase more than $250,000 of the shares of Common Stock issued in the Conversion. In addition, no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $250,000 of the shares of Common Stock issued in the Conversion. The maximum overall purchase limitation and the amount permitted to be subscribed for may be increased or decreased under certain circumstances in the sole discretion of the Company. The minimum purchase is 25 shares. See "The Conversion -- Limitations on Purchase of Shares."

         The Subscription Offering will expire at 12:00 Noon, local time, on ___________, 1997, unless extended by the Company for up to an additional __ days. The Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice,

                                                   (continued on following page)
(footnotes from preceding table)

---------------
(1) The estimated aggregate value of the Common Stock is based on an independent appraisal by Ferguson & Company ("Ferguson") as of August 8, 1997. See "The Conversion -- Stock Pricing and Number of Shares to be Issued." Based on such appraisal, the Company has determined to offer up to 1,035,000 shares, subject to adjustment, at a purchase price of $10.00 per share (the "Purchase Price"). The final aggregate value will be determined at the time of closing of the Conversion and is subject to change due to changing market conditions and other factors. If a change in the final valuation is required, an appropriate adjustment will be made in the number of shares being offered within a range of 765,000 shares at the minimum of the Estimated Valuation Range (defined herein) to 1,035,000 shares at the maximum of the Estimated Valuation Range and, with OTS approval, to 1,190,250 shares at approximately 15% above the maximum of the Estimated Valuation Range.
(2) Includes estimated printing, postage, legal, accounting and miscellaneous expenses which will be incurred in connection with the Conversion. Also includes estimated fees, sales commissions and reimbursable expenses to be paid to Trident Securities, Inc. ("Trident Securities") in connection with the Subscription and Community Offerings, estimated to be $152,000, $173,000, $194,000 and $218,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The actual fees and expenses may vary from the estimates. See "Pro Forma Data" for the assumptions underlying these estimates. Trident Securities may be deemed to be an underwriter, and certain amounts to be paid to Trident Securities may be deemed to be underwriting compensation for purposes of the Securities Act of 1933, as amended. The Company and the Association have agreed to indemnify Trident Securities against certain liabilities arising out of its services as financial and sales advisor.
(3) Includes the ESOP's expected purchase of 8% of the shares sold in the Conversion with funds borrowed from the Company. Does not reflect a possible purchase by a management recognition plan of a number of shares equal to up to 4% of the shares to be issued in the Conversion with funds contributed by the Converted Association. See "Capitalization" and "Pro Forma Data."
(4) Based on the midpoint of the Estimated Valuation Range. At the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, the estimated fees and expenses, including underwriting discounts and commissions, per share are expected to be $.65, $.52 and $.48, respectively, and the estimated net proceeds per share are expected to be $9.35, $9.48 and $9.52, respectively.
(5) Gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in the Estimated Valuation Range of up to 15% above the maximum of the Estimated Valuation Range to reflect changes in market and financial conditions. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

(continued from preceding page)

but may not terminate later than ___________, 1997. An executed Stock Order Form, once received by the Association, may not be modified, amended or rescinded without the consent of the Association. Subscriptions paid by check, cash or money order will be held in a separate account at the Association established specifically for this purpose, and interest will be paid at the Association's passbook rate from the date payment is received until the Conversion is completed or terminated. In the case of payments to be made through withdrawal from deposit accounts at the Association, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of the completion of the Conversion but, following completion of the Conversion, funds withdrawn from deposit accounts and used to purchase Common Stock will no longer be deposit accounts and will not be insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund or any other governmental agency. If the Conversion is not completed within 45 days after the last day of the Subscription Offering (which date will be no later than ________________, 199_) and the OTS consents to an extension of time to complete the Conversion, subscribers must affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering and may, in the alternative, modify or cancel their subscriptions. See "The Conversion -- Subscription for Stock in Subscription and Community Offerings."

         The Association has retained Trident Securities, a broker-dealer registered with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD"), to provide financial advisory and sales assistance in connection with the Subscription and Community Offerings. Trident Securities has agreed to use its best efforts to assist the Company and the Association with the sale of the Common Stock in the Subscription Offering, the Community Offering and the Syndicated Community Offering, if any.

                          HIGH COUNTRY BANCORP, INC.
                      SALIDA BUILDING AND LOAN ASSOCIATION
                               Salida, Colorado






                                 [INSERT MAP]











THE ASSOCIATION'S CONVERSION TO A STOCK ORGANIZATION IS CONTINGENT UPON APPROVAL OF THE PLAN OF CONVERSION BY ITS MEMBERS, THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE PLAN OF CONVERSION AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL.

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the Financial Statements and accompanying Notes appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this Prospectus.

High Country Bancorp, Inc.          The Company was incorporated under the laws
                                    of the State of Colorado in August 1997 at the direction of the Board of Directors of the Association for the purpose of serving as a holding company of the Converted
                                    Association upon its conversion from mutual to stock form. The Company has received approval from the Office of Thrift
                                    Supervision ("OTS") to acquire control of the Converted Association subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the
                                    Conversion, the Company will have no
                                    significant assets other than the
                                    outstanding capital stock of the Converted
                                    Association, a portion of the net proceeds of the Conversion and a note receivable from the ESOP. Following the Conversion, the Company's principal business will be overseeing and directing the business of the Converted Association and investing the net
                                    Conversion proceeds retained by it. The
                                    Company will register with the OTS as a
                                    savings and loan holding company.

Salida Building and Loan
 Association                        The Association is a federal mutual savings
                                    and loan association operating through
                                    offices located in Salida, Colorado, Buena
                                    Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and
                                    Saguache Counties in Colorado (the
                                    Association's "primary market area"). The
                                    Association was chartered in 1886 as the first state-chartered building and loan association in Colorado. The Association received federal insurance of deposit accounts in 1937, became a member of the Federal Home Loan Bank System in 1937, and converted to a federally-chartered association in 1993. At June 30, 1997, the
                                    Association had total assets of $76.3
                                    million, loans receivable (net) of $63.1 million, total deposits of $56.2 million and retained earnings of $6.0 million. The
                                    Association is subject to examination and comprehensive regulation by the OTS, and the Association's savings deposits are insured up to applicable limits by the Savings
                                    Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit
                                    Insurance Corporation ("FDIC"). The
                                    Association is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Topeka, which is one of 12 regional banks in the FHLB System. The Association is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters.
                                    Regulations significantly affect the
                                    operations of the Association. See
                                    "Regulation -- Depository Institution
                                    Regulation."

                                    Historically, the Association has operated as a traditional savings institution by emphasizing the origination of loans secured by one- to four-family (or "single-family") residences. At June 30, 1997, $49.6 million, or 78.57% of the Association's loan portfolio, consisted of one- to four-family residential mortgage loans, all of which were originated on properties in its market area. Substantially all of these loans have terms of 15 to 25 years, and a majority are fixed-rate loans. Since fiscal 1996, the Association has significantly increased its origination of consumer, commercial business and commercial real estate loans, including loans for the purchase and development of raw land, all of which loans have been

                                      (i)
                                    originated in its primary market area. Such loans provide for higher interest rates and have shorter terms than traditional one- to four-family residential mortgage loans. However, these types of loans also carry significantly greater risks than residential mortgage loans. While all of the Association's non-residential real estate loans are currently performing, potential investors should be aware of the additional risks associated with these types of lending. For more information, see "Risk Factors--Risks Posed by Certain Lending Activities."

                                    Financial and operating characteristics of the Association include the following:

                                    Community Orientation: The Association has been committed to meeting the financial needs of the communities in which it has operated for over 110 years. The Board of Directors believes that with its long-term presence in the community, the Association is well positioned to provide financial services on a personalized and efficient basis. The Association effectively services its customers and provides quick responses to customer needs and inquiries. Management plans to continue to emphasize the community orientation of the Association and believes that this emphasis will represent a continuing competitive advantage for the Association.

                                    Capital Strength: At June 30, 1997, the
                                    Association had $6.0 million of retained earnings, representing 7.81% of total assets. At such date, the Association exceeded all of its minimum regulatory capital requirements, with tangible and core capital of 7.80% of adjusted total assets and risk-based capital of 13.73% of total risk-weighted assets. See "Regulation -- Depository Institution Regulation -- Capital Requirements." As a result of the Conversion, assuming the Company retains 50% of the net proceeds of the Conversion at the midpoint of the Estimated Valuation Range, at June 30, 1997, the Association would have had pro forma stockholders' equity of approximately $9.1 million, or 11.37% of pro forma total assets, and the Company would have had pro forma consolidated stockholders' equity of $13.4 million, or approximately 15.95%, of total pro forma consolidated assets. See "Historical and Pro Forma Regulatory Capital Compliance."

                                    Asset Quality: At June 30, 1997, the
                                    Association had $175,000 in nonperforming assets representing .23% of total assets. The Association's allowance for loan losses at June 30, 1997 totaled $604,000 or .96% of net loans.

                                    The information set forth above should be considered in the context of the detailed information contained elsewhere herein. For additional information, see "Risk Factors" and "Business of the Association."

The Conversion                      The Board of Directors of the Association
                                    adopted the Plan on May 15, 1997, pursuant to which the Association will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, (i.e., the Converted Association), and will thereafter operate as a wholly owned subsidiary of the Company. See "The Conversion -- General."
                                    Upon consummation of the Conversion, the Converted Association will issue all of its outstanding capital stock to the Company in exchange for at least 50% of the net proceeds from the sale of the Common Stock in the Conversion.

                                    The OTS has approved the Plan, subject to member approval and satisfaction of certain other conditions. The OTS has also approved the Company's application

                                     (ii)
                                    to acquire all of the capital stock of the Converted Association and thereby become a savings and loan holding company, as part of the Conversion.

                                    The Conversion is subject to certain
                                    conditions, including the prior approval of the Plan at a special meeting of members to be held on _________, 1997 (the "Special Meeting").

                                    The portion of the net proceeds from the sale of Common Stock in the Conversion to be distributed to the Converted Association by the Company will substantially increase the Converted Association's capital position, which will in turn increase the amount of funds available for lending and investment and provide greater resources to support current operations by the Converted Association. This capital will also provide the Association with additional liquid assets for investment in adjustable-rate mortgage-backed securities, which investments would improve the Association's interest rate risk position and reduce the effect of a significant increase in interest rates. The holding company structure will provide greater flexibility than the Association alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital will enable the Converted Association to compete more effectively with other types of financial services organizations. In addition, the Conversion will enhance the future access of the Company and the Converted Association to the capital markets and will afford depositors and others the opportunity to become stockholders of the Company and thereby participate in any future growth of the Converted Association.

Stock Pricing and Number            Federal regulations require that the
of Shares to be Issued              aggregate purchase price of the Common Stock
                                    to be issued in the Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Conversion.
                                    Ferguson, a firm experienced in valuing
                                    savings institutions, has made an
                                    independent appraisal of the estimated
                                    aggregate pro forma market value of the
                                    Common Stock to be issued in the Conversion.
                                    Ferguson has determined that as of August 8, 1997, such estimated pro forma market value was $9,000,000. See "The Conversion -- Stock
                                    Pricing and Number of Shares to be Issued."
                                    The resulting valuation range in Ferguson's appraisal, which under OTS regulations extends 15% below and above the estimated value, is from $7,650,000 to $10,350,000
                                    (the "Estimated Valuation Range"). The
                                    Company, in consultation with its advisors, has determined to offer the shares of Common
                                    Stock in the Conversion at the Purchase
                                    Price of $10.00 per share. Such appraisal is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing such shares or as any form of assurance that, after the Conversion, such shares may be resold at or above the Purchase Price. The appraisal considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the valuation, Ferguson relied upon and assumed the accuracy and completeness of financial and statistical information provided by the
                                    Association and the Company. Ferguson did not verify the financial statements provided or independently value the assets of the Association. The appraisal will be further updated immediately prior to the completion of the Conversion and could be increased to up to $11,902,500 without a resolicitation of subscribers based on market and financial conditions at the completion of the Conversion. Ferguson will receive fees and reimbursement of out-of-pocket expenses totaling not more

                                     (iii)
                                    than $32,500 for its appraisal and for
                                    assisting in the preparation of the
                                    Company's business plan.

                                    The total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers so long as the aggregate purchase price is not less than the minimum or more than 15% above the maximum of the Estimated Valuation Range. Based on the Purchase Price of $10.00 per share, the total number of shares which may be issued without a resolicitation of subscribers is from 765,000 to 1,035,000 (and up to 1,190,250 shares as adjusted). For further information, see "The Conversion -- Stock Pricing and Number of Shares to be Issued."

The Subscription, Community         The shares of Common Stock to be issued in
and Syndicated Community            the Conversion are being offered at the
Offerings                           Purchase Price of $10.00 per share in the
                                    Subscription Offering pursuant to non-
                                    transferable Subscription Rights in the
                                    following order of priority: (i) Eligible
                                    Account Holders (the term "Eligible Account
                                    Holders" shall hereinafter mean depositors whose accounts in the Association totaled
                                    $50.00 or more on December 31, 1995); (ii) the ESOP (i.e., the Company's tax-qualified stock benefit plan); (iii) Supplemental
                                    Eligible Account Holders (i.e., depositors whose accounts in the Association totaled
                                    $50.00 or more on September 30, 1997, other than Eligible Account Holders); and (iv)
                                    Other Members (i.e., certain depositors and borrower members of the Association as of ________, 1997, other than Eligible Account
                                    Holders and Supplemental Eligible Account
                                    Holders). Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category, with the exception that any shares of Common
                                    Stock sold in excess of the maximum of the Estimated Valuation Range may first be sold to the ESOP.

                                    The Company may offer any shares of Common
                                    Stock not subscribed for in the Subscription
                                    Offering at the same price in the Community
                                    Offering to members of the general public to whom the Company delivers a copy of this Prospectus and the Stock Order Form. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. Subscription Rights will expire if not exercised by 12:00 Noon, local time, on __________, 1997, unless extended (the "Expiration Date"). The Company and the Association reserve the absolute right to accept or reject any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date.

                                    It is anticipated that shares of Common
                                    Stock not otherwise subscribed for in the Subscription Offering and Community Offering, if any, may be offered at the discretion of the Company to certain members of the general public as part of a Syndicated Community Offering on a best efforts basis by a selling group of selected broker-dealers to be managed by Trident Securities. See "The Conversion -- Syndicated Community Offering." The Subscription and Community Offerings and Syndicated Community Offering are referred to collectively herein as the "Offerings."

                                    The Association and the Company have engaged
                                    Trident Securities to consult with and
                                    advise the Company and the Association with respect to the Offerings, and Trident Securities has agreed to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities will receive sales

                                     (iv)
                                    commissions with respect to shares sold in the Subscription and Community Offerings and Syndicated Community Offering, if necessary. The Company and the Association have agreed to indemnify Trident Securities against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion -- Plan of Distribution and Marketing Agent."

                                    The Association has established a Stock
                                    Information Center, which will be managed by Trident Securities, to coordinate the Offerings, including tabulation of orders and answering questions about the Offerings by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to any office of the Association. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Association. If payment is made through such deposit account authorization, funds in the account to be used for such payment will not be available for withdrawal and will not be released until the Conversion is completed or terminated or if the subscriber fails to affirmatively confirm his or her order in the event of a resolicitation. See "The Conversion -- Subscriptions for Stock in Subscription and Community Offerings."

                                    The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the members of the Association. The Plan has been approved by the OTS and is subject to the approval of the Association's members at the Special Meeting to be held on _______, 1997.

Purchase Limitations                With the exception of the ESOP, which
                                    intends to purchase 8.0% of the total number of shares of Common Stock issued in the Conversion, no Eligible Account Holder,
                                    Supplemental Eligible Account Holder or
                                    Other Member nor person (together with
                                    associations of and persons acting in
                                    concert therewith) in the Community Offering and Syndicated Community Offering may purchase more than $250,000 of the shares of Common Stock sold in the Conversion. In addition, no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $250,000 of the shares of Common
                                    Stock issued in the Conversion. The maximum overall purchase limitation and the amount permitted to be subscribed for may be increased or decreased under certain circumstances in the sole discretion of the Company. The minimum purchase is 25 shares.
                                    See "The Conversion -- Limitations on
                                    Purchase of Shares." In the event of an over subscription, shares will be allocated as provided in the Plan. See "The Conversion --
                                    Subscription Offering," " --Community
                                    Offering" and "-- Syndicated Community
                                    Offering." In the event of an increase in the total number of shares up to the number issuable at 15% above the maximum of the Estimated Valuation Range, the additional shares may be distributed and allocated without the resolicitation of subscribers.
                                    See "The Conversion -- Limitations on
                                    Purchase of Shares."

                                    The term "acting in concert" is defined in the Plan of Conversion to mean: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term

                                      (v)

                                    "associate" of a person is defined in the Plan of Conversion to mean: (i) any corporation or organization (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Association or any of its parents or subsidiaries. The Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

Potential Benefits of               Option Plan. The Board of Directors of the
Conversion to Management            Company intends to implement the Option
                                    Plan, contingent upon receipt of OTS non-objection and stockholder approval at a meeting held no earlier than six months following completion of the Conversion, but which may be held more than one year following completion of the Conversion.
                                    Assuming 900,000 shares are issued in the Conversion (at the midpoint of the Estimated
                                    Valuation Range) and receipt of the required approvals, the Company currently plans to grant options to purchase 22,500 shares of the Common Stock to Larry D. Smith, Chief
                                    Executive Officer, and ______ shares of the Common Stock to all executive officers and directors as a group (7 persons, including the chief executive officer), respectively, under the Option Plan in the year following the Conversion. The exercise price of the options, which would be granted at no cost to the recipient thereof, would be the fair market value of the Common Stock subject to the option on the date the option is granted. See "Management of the
                                    Association --Certain Benefit Plans and
                                    Agreements."

                                    MRP. The Board of Directors of the Company intends to implement the High Country Bancorp, Inc. Management Recognition Plan ("MRP"), subject to receipt of OTS approval and to stockholder approval at a meeting of the Company's stockholders which may be held within one year but no earlier than six months following the Conversion or may be held more than one year following completion of the Conversion. Subject to such approvals, the MRP will purchase an amount of shares after the Conversion equal to up to 4% of the shares issued in the Conversion (36,000 shares at the midpoint of the Estimated Valuation Range), for issuance to executive officers and directors of the Association and the Company. At the Purchase Price in the Conversion of $10.00 per share, the shares to be awarded by the MRP to the directors and executive officers of the Company would have a value of $360,000. No shares will be awarded under the MRP prior to receipt of regulatory and stockholder approval. Awards under the MRP would be granted at no cost to the recipients thereof. See "Management of the Association -- Certain Benefit Plans and Agreements."

                                    Other Benefits. In addition to the Option
                                    Plan and the MRP, the following benefits may or will be realized as a result of the Conversion, subject in certain cases to approval of such plans by the OTS: (i) under the Association's Long-Term, Incentive Compensation Plan, each director will receive, after terminating service on the Board, an amount equal to their plan account balance, plus earnings over the distribution period; (ii) under the ESOP, employees of the Association, including the executive officers, will have shares of Common Stock allocated to their

                                     (vi)
                                    respective accounts in the ESOP; (iii) under the Association's Incentive Compensation Plan, annual cash bonuses based on the Association's performance; and (iv) the President and Vice President of the Association have entered into employment agreements with the Association, benefits which are guaranteed by the Company. In addition to the possible financial benefits under the benefit plans, management could benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Articles of Incorporation and Bylaws, that may tend to promote the continuity of existing management. See "Management of the Association -- Director Compensation,"
                                    "-- Executive Compensation" and " --Certain
                                    Benefit Plans and Agreements," "Certain
                                    Restrictions on Acquisitions of the Company and the Association" and "Certain Anti-takeover Provisions in the Certificate of Incorporation and Bylaws."

Prospectus Delivery and             To ensure that each subscriber receives a
Procedure for Purchasing            Prospectus at least 48 hours prior to the
Shares                              Expiration Date in accordance with Rule
                                    15c2-8 of the Securities Exchange Act of
                                    1934, as amended (the "Exchange Act"), no
                                    Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Neither the Company, the Association, nor any of their agents shall be obligated to deliver a Prospectus and Stock Order Form by any means other than the U.S. Postal Service. Execution of a Stock
                                    Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock Order
                                    Form will be distributed only with a
                                    Prospectus. The executed Stock Order Form must be accompanied by payment by check, money order, bank draft or withdrawal authorization to an existing account at the Association. The Company is not obligated to accept orders submitted on photocopied or telecopied Stock Order Forms.

                                    To ensure that Eligible Account Holders,
                                    Supplemental Eligible Account Holders and
                                    Other Members are properly identified as to their stock purchase priorities, as well as for purposes of allocating shares based on subscribers' deposit balances in the event of over subscription, such persons must list all of their deposit accounts at the Association as of such qualifying record date on the Stock Order Form. Failure to list all such deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association nor any of their agents shall be responsible for any order on which all deposit accounts of the subscriber have not been fully and accurately disclosed. The Company will not accept orders registered "in care of," or instructed to be mailed to, a third party.

Non-transferability of              Applicable federal regulations provide that
Subscription Rights                 prior to the completion of the Conver-sion,
                                    no person shall transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons violating such prohibition may lose their right to subscribe for stock in the Conversion and may be subject to sanctions by the OTS. Each person exercising Subscription Rights will be required to certify that his or her purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares.

Use of Proceeds                     The amount of proceeds from the sale of the
                                    Common Stock in the Conversion will depend upon the total number of shares actually sold, the number of shares of

                                     (vii)

                                    Common Stock sold in the Subscription
                                    Offering and the Community Offering and
                                    Syndicated Community Offering, if any, and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. Based on the sale of $9,000,000 of Common Stock at the midpoint of the Estimated Valuation Range, the net proceeds are estimated to be approximately $8,480,000. It is anticipated, however, that the net proceeds will be between approximately $7,151,000 and $9,809,000 if the aggregate purchase price is within the Estimated Valuation Range and the net proceeds will be approximately $11,337,500 if the aggregate purchase price is increased to 15% above the maximum of the Estimated Valuation Range. See "Pro Forma Data."

                                    The Company has received OTS approval to
                                    purchase all of the capital stock of the
                                    Converted Association to be issued in the
                                    Conversion in exchange for at least 50% of
                                    the net proceeds. Assuming the sale of
                                    900,000 shares of the Common Stock at the
                                    midpoint, of the Estimated Valuation Range
                                    and the purchase of 8% of such shares by the
                                    ESOP, the Association would receive $4.2
                                    million in cash, and the Company would
                                    retain approximately $3.5 million in cash
                                    and $720,000 in the form of a note
                                    receivable from the ESOP. The ESOP note
                                    receivable will be for a ten-year term and
                                    carry an interest rate, which adjusts
                                    annually, equal to the prime rate as
                                    published in The Wall Street Journal plus
                                                 -----------------------
                                    one percent.

                                    The proceeds retained by the Company after funding the ESOP initially will be invested in short-term and intermediate-term securities, including cash and cash equivalents and U.S. government and agency obligations. Also, such proceeds will be available for a variety of corporate purposes, including funding the MRP, if the MRP is implemented, future acquisitions and diversification of business, additional capital contributions, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements or understanding regarding any acquisitions, dividends or repurchases.

                                    The proceeds contributed to the Converted
                                    Association will substantially increase the capital of the Converted Association. The Converted Association intends to use such funds for general corporate purposes, such as the origination of loans (including consumer, commercial business and commercial real estate loans) and investment in securities (including adjustable-rate mortgage-backed securities.) It is expected that in the interim all or part of the proceeds will be invested in short-term and intermediate-term securities, including cash and cash equivalents and U.S. government and agency obligations.

Market for the                      The Company has never issued capital stock
Common Stock                        to the public and, consequently, there is no
                                    existing market for the Common Stock.
                                    Although the Company has received
                                    conditional approval to trade its Common
                                    Stock on the Nasdaq SmallCap Market under the symbol "_____" there can be no assurance that the Company will meet Nasdaq SmallCap
                                    Market listing requirements, which currently include a minimum of two market makers in the Common Stock. Trident Securities has indicated its intention to make a market in the Common Stock, and the Association anticipates that it will be able to secure at least one additional market maker for the Common Stock.

                                    (viii)

                                    The Nasdaq has proposed substantial changes to its listing requirements on the Nasdaq SmallCap Market which would, among other things, increase the minimum capitalization, stockholder and market maker requirements. If the proposed changes are approved by the SEC, the Company's Common Stock may not qualify for listing on the Nasdaq SmallCap Market. In the event, the Company's Common Stock would be traded on the over-the-counter market through the OTC "Electronic Bulletin Board." However, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. There can be no assurance that an active and liquid market for the Common Stock will develop in the foreseeable future or, once developed, will continue. Even if a market develops, there can be no assurance that stockholders will be able to sell their shares at or above the initial Purchase Price after the completion of the Stock Conversion. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. See "Risk Factors -- Potentially Limited and Illiquid Market for the Common Stock" and "Market for the Common Stock."

Dividends                           The Board of Directors currently intends to
                                    adopt a policy of paying regular quarterly cash dividends on the Common Stock at an initial annual rate of 3.0% of the $10.00 per share purchase price of the Common Stock in the Conversion ($.30 per share), with the first dividend being declared and paid no earlier than for the quarter ending March
                                    31, 1998. However, there can be no assurance that dividends will be paid or, if paid initially, will continue to be paid in the future. In addition, subject to regulatory approval, the Board of Directors may determine to pay special cash dividends.
                                    Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividend payments, there can be no assurance that special dividends will ever be paid. The payment of regular or special dividends will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Association, thrift industry trends and general economic conditions justify the payment of dividends.
                                    See "Dividend Policy" and "Regulation --
                                    Depository Institution Regulation --
                                    Dividend Restrictions."

Risk Factors                        See "Risk Factors" for a discussion of
                                    certain factors that should be considered by prospective investors.

                                     (ix)

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

         The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Financial Statements and accompanying Notes appearing elsewhere in this Prospectus.

Selected Financial Condition Data:


                                                                      At June 30,
                                                ---------------------------------------------------------
                                                  1997         1996         1995         1994       1993
                                                --------     --------     --------     --------    ------
                                                                      (Dollars in thousands)
Total assets.................................   $ 76,324     $ 63,185     $ 54,813     $ 49,204    $ 47,142
Cash.........................................        895          511        1,355        1,463       2,463
Interest bearing deposits....................      2,381        1,577          513          639       1,882
Securities available for sale................         --          989        1,385        1,454       2,169
Securities  held to maturity.................      5,340        6,843        8,368        9,910       9,748
Loans receivable, net........................     63,127       50,076       41,537       34,456      30,049
Savings deposits.............................     56,152       49,537       45,914       43,965      42,478
Retained earnings, substantially restricted..      5,958        5,907        5,379        4,792       4,072

Number of:
    Real estate loans outstanding............      1,137        1,054          965          890         867
    Savings accounts.........................      9,126        7,828        7,324        7,217       7,238
    Full-service offices.....................          3            2            2            2           2

Selected Operations Data:


                                                                  Year Ended June 30,
                                                ---------------------------------------------------------
                                                  1997           1996         1995         1994       1993
                                                --------       --------     --------     --------    ------
                                                                          (In thousands)
Interest income..............................   $ 5,764       $  4,948      $ 3,911      $  3,557    $  3,858
Interest expense.............................     2,813          2,293        1,603         1,401       1,714
                                                -------       --------      -------      --------    --------
    Net interest income .....................     2,951          2,655        2,308         2,156       2,144
Provision for loan losses....................       282             59           59            60          62
                                                -------       --------      -------      --------    --------
    Net interest income after provision
      for loan losses........................     2,669          2,596        2,249         2,096       2,082
                                                -------       --------      -------      --------    --------
Noninterest income...........................       141            146          146           122         198
                                                -------       --------      -------      --------    --------
    Subtotal.................................     2,810          2,742        2,395         2,218       2,280
                                                -------       --------      -------      --------    --------

Noninterest expense:
  Compensation and benefits..................     1,345            868          730           626         544
  Other......................................     1,410            948          771           661         725
                                                -------       --------      -------      --------    --------
  Total noninterest expense..................     2,755          1,816        1,501         1,287       1,269
                                                -------       --------      -------      --------    --------
    Income before taxes......................        55            926          894           931       1,011
Income tax expense...........................        11            407          327           347         367
                                                -------       --------      -------      --------    --------
    Net income...............................   $    44       $    519      $   567      $    584    $    644
                                                =======       ========      =======      ========    ========

                                      (x)

Operating Ratios



                                                                                               At or for the
                                                                                            Year Ended June 30,
                                                                                     ----------------------------------
                                                                                     1997           1996           1995
                                                                                     ----           ----           ----
Performance Ratios:
   Return on assets (ratio of net earnings
      to average total assets) ..........................................             0.06%          0.86%          1.17%

   Return on equity (ratio of net earnings
      to average equity) ................................................             0.75%          9.15%         11.94%

   Ratio of average interest-earning assets to
      average interest-bearing liabilities ..............................           104.64%        106.15%        110.81%

   Ratio of net interest income, after provision
      for loan losses, to noninterest expense ...........................            96.88%        142.95%        149.83%

   Net interest rate spread (difference between weighted average yield on interest-earning assets and weighted
       average cost of interest-bearing liabilities) ....................             4.19%          4.41%          4.48%

   Net yield on average interest-earning assets .........................             4.38%          4.65%          4.71%

Quality Ratios:

   Non-performing loans to total loans
      at end of period ..................................................             0.21%          0.14%          0.25%

   Non-performing loans to total assets .................................             0.18%          0.12%          0.19%

   Non-performing assets to total assets
      at end of period ..................................................             0.23%          0.12%          0.19%

   Allowance for loan losses to non-performing
      loans at end of period ............................................              431%           563%           379%

   Allowance for loan losses to total loans .............................             0.93%          0.79%          0.93%

Capital Ratios:

   Equity to total assets at end of period ..............................             7.81%          9.35%          9.81%

   Average equity to average assets .....................................             8.32%          9.42%          9.77%

                                     (xi)

                                  RISK FACTORS

          Before investing in the shares of the Common Stock offered by this Prospectus, prospective investors should carefully consider the matters presented below.

Risks Posed by Certain Lending Activities

          The Association's primary lending activity is the origination of single-family residential mortgage loans. However, at June 30, 1997, $18.7 million, or 29% of the Association's gross loan portfolio at June 30, 1997 consisted of loans other than single-family mortgage loans. Such loans included $1.6 million in loans secured by commercial real estate, $2.4 million in loans for the development of raw land into single-family residential building lots, $4.3 million in commercial business loans and $6.5 million in consumer loans, $5.4 million of which are automobile loans. During recent years, the Association has significantly increased its level of commercial real estate, land development and commercial business lending, and consumer loans, all of which have been made in the Association's Primary Market Area, in order to increase interest income and make its loan portfolio more interest rate sensitive. Although these loans generally provide for higher interest rates and shorter terms than permanent single-family residential real estate loans, these loans generally have a higher degree of credit and other risks. Nonresidential real estate lending often involves larger loan balances to single borrowers or groups of related borrowers as compared to residential real estate lending. The payment experience on such loans typically is dependent on the successful operation of the real estate project or marketing of the residential building lots. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and the residential real estate market, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. The Association may be exposed to risk of loss on land development or construction loans if its initial estimate of the property's value at completion of development or construction proves to be inaccurate. Commercial business loans involve a greater degree of risk than other types of lending as payments on such loans are often dependent on the successful operation of the business involved which may be subject to a greater extent to adverse conditions in the economy. At June 30, 1997, however, none of the Association's nonresidential real estate, construction or land development, and commercial business loans were in nonaccrual status (except for $3,000 in nonaccrual commercial business loans). Consumer loans also entail greater risk than single-family residential loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loans may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. At June 30, 1997, the Association had $137,000 in consumer loans which were non-performing. Also, as a result of the growth in the Association's loan portfolio in recent years, the Association's loan portfolio at June 30, 1997 includes a significant portion of relatively new loans. Although the Association currently has low levels of nonperforming assets, due to the increased level of nonresidential loans and the unseasoned nature of many of these loans, there can be no guarantee that the level of nonperforming assets will not increase in the future, and that corresponding losses from such activities may result therefrom.

Anticipated Low Return on Equity Following Conversion

          As a result of the Conversion, the Association's equity will be substantially increased. At June 30, 1997, the Association's ratio of total equity to total assets was 7.81%, and, assuming the sale of 900,000 shares in the Conversion (i.e., the midpoint of the Estimated Valuation Range), such ratio is expected to increase to 15.95%. Absent an increase in consolidated net income that corresponds to the increase in the consolidated equity of the Company and the Association from the Conversion, the Company and the Association are unlikely to maintain a return on average equity (i.e., net income divided by average equity) at historical levels and, as a result, it is expected that the Company's return on equity initially will be below industry norms. Additionally, the increased costs resulting from the obligations associated with being a public company, including increased professional costs and compensation-related expenses, will have a negative effect on net income. Consequently, investors should carefully evaluate and consider the effect of a subpar return on equity on the market price of the Common Stock. Further, there can be no assurance that the Company will be able to increase net income following the Conversion in amounts commensurate with the increase in equity resulting from the Conversion.

Future of Thrift Industry

          The U.S. Congress has taken up legislation, and certain Congressional committees have passed proposed legislation, that may eliminate savings associations as a separate industry. Legislation enacted in September 1996 provides that the SAIF, the current federal insurer of the Association's deposit accounts, will be merged with the Bank Insurance Fund (the "BIF") which insures the deposits of commercial banks on January 1, 1999 but only if there are no thrift institutions left. The legislation directs the Department of the Treasury to submit a report to the Congress by March 31, 1997 with its findings with respect to the development of a common charter for banks and thrifts. This report has been submitted, but no action has, as yet, been taken. The Association cannot predict what the attributes of any such common charter would be or whether any legislation will result from this study. It is possible, however, that the common charter may not offer all the advantages which the Association now enjoys such as unrestricted nationwide branching and the absence of activities restrictions on savings and loan holding companies which do not control more than one savings association. If the Association were to become subject to the restrictions applicable to branching by banks headquartered in Colorado, its branching would generally be restricted to Colorado. If the Company were to become subject to the restrictions on bank holding companies, its activities would be limited to activities that have been determined by the Board of Governors of the Federal Reserve System to be so closely related to banking as to be a proper incident thereto. If Congress fails to take action to create a common charter for banks and thrift institutions or otherwise fails to end the thrift industry's separate existence, the currently contemplated merger of the deposit insurance funds would not take place and a shrinking thrift industry would be required to support a separate deposit fund with certain fixed costs with a shrinking assessment base.

Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment

          Effect on Net Interest Income. The operations of the Association are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Association's earnings are affected by changes in market interest rates and other economic factors beyond its control. Substantially all of the Association's residential mortgage loans have terms of 15 to 25 years, while deposit accounts have significantly shorter terms to maturity. If an institution's interest-earning assets (primarily loans) have longer effective maturities than its interest-bearing liabilities (deposits), the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. In addition, rising interest rates may negatively affect the Association's earnings due to diminished loan demand. At June 30, 1997, the Association's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded the Association's interest-earning assets with the same characteristics by $34.7 million or 43.95%. This significant negative gap position exposes the Association to severe and adverse effects in the event of a prolonged and material increase in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability Management" and "Business of the Association -- Lending Activities" and " -- Deposit Activities and Other Sources of Funds."

          Prepayment Risk. Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Association is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Limited and Illiquid Market for the Common Stock

          Based on the midpoint of the Estimated Valuation Range, it is anticipated that, following completion of the Conversion, the Company will have approximately 900,000 shares of Common Stock issued and outstanding. Of such amount, 72,000 of such shares will be held by the ESOP and an additional 145,000 shares will be held by directors and executive officers of the Association and the Company, limiting the number of shares held by the general public. The Company has never issued stock before and, due to the relatively small size of the offering and the significant amount of stock expected to be held by Management and the ESOP, it is highly unlikely that an active market for the Common Stock will develop or, if developed, will be maintained, or that quotations for the Common Stock will be available. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any market maker has control. The Company intends to list the Common Stock on the Nasdaq SmallCap Market, subject to meeting the listing requirements. If the Company does not meet these listing requirements, the Company anticipates that the Common Stock will be traded on the over-the-counter market through the OTC "Electronic Bulletin Board." Trident Securities (and one other market maker, if a SmallCap listing is obtained) intends to make a market in the Common Stock. Such efforts are expected to include solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be subject to any continuing obligation to continue such efforts in the future.

          The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. Due to the size of the Offering it is highly unlikely that a stockholder base sufficiently large to create an active trading market will develop and be maintained. Investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term and liquid investment. The absence of an active and liquid trading market for the Common Stock could affect the price and liquidity of the Common Stock. See "Market for the Common Stock."

Articles of Incorporation, Bylaw and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

          The Company's Articles of Incorporation and Bylaws contain certain provisions that could discourage nonnegotiated takeover attempts that certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. These provisions include: the classification of the terms of the members of the Board of Directors; supermajority voting provisions for the approval of certain business combinations; elimination of cumulative voting by stockholders in the election of directors; certain provisions relating to meetings of stockholders; restrictions on the acquisition of the Company's equity securities; and provisions allowing the Board of Directors to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The provisions in the Company's Articles of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on acquisitions of the Company's equity securities provide that the supermajority voting requirements or acquisition restrictions do not apply to business combinations or acquisitions meeting specified Board of Directors approval requirements. The Articles of Incorporation also authorizes the issuance of 1,000,000 shares of serial preferred stock as well as additional shares of Common Stock up to a total of 4,000,000 outstanding shares of capital stock. These shares could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt.

          The Articles of Incorporation, Bylaw and statutory provisions, as well as certain other provisions of state and federal law and certain provisions in the Company's and the Association's employee benefit plans and employment agreements and change in control severance agreements, may have the effect of discouraging or preventing a future takeover attempt in which stockholders of the Company otherwise might receive a substantial premium for their shares over then current market prices. For a detailed discussion of those provisions, see "Management of the Association -- Certain Benefit Plans and Agreements," "Description of Capital Stock," "Certain Restrictions on Acquisition of the Company, the Converted Association and the Association" and "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws."

Possible Income Tax Consequences of Distribution of Subscription Rights

          If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, the receipt of such rights would be taxable to recipients who exercise the Subscription Rights in an amount equal to such value and the Association could recognize a gain on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Association has received an opinion of Ferguson that such rights have no value. The opinion of Ferguson is not binding on the IRS. See "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Association -- Tax Effects."

Possible Dilutive Effect of MRP and Stock Options

          It is expected that, following the consummation of the Conversion, the Company will adopt the Option Plan and the MRP, both of which would be subject to stockholder approval, and that such plans would be considered and voted upon at a meeting of the Company's stockholders to be held within one year but not less than six months after the Conversion. Under the MRP, employees and directors could be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion, and under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. Under the MRP, the shares issued to directors and employees could be newly issued shares or shares purchased in the open market. In the event the shares issued under the MRP and the Option Plan consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. If the shares to fund the MRP and Option Plan are assumed to come from newly issued shares purchased directly from the Company, and further assuming that all options granted under the Option Plan are exercised, existing stockholders' ownership interests will be diluted by 12.0%. At the midpoint of the Estimated Valuation Range, if all shares under the MRP and the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price per share in the Conversion, the number of outstanding shares of Common Stock would increase from 900,000 to 1,026,000, the pro forma stockholders' equity per share of the outstanding Common Stock at June 30, 1997 would have been $14.25, compared with $14.84 without such plans, and the pro forma net income per share of the outstanding Common Stock for the year ended June 30, 1997 would have been $.27, compared with $.26 without such plans. See "Pro Forma Data" and "Management of the Association -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "-- Stock Option and Incentive Plan."

Potential Impact on Voting Control of Purchases by Management

          The level of ownership or control of the Common Stock after the Conversion by directors and officers of the Company is expected to be sufficiently high such that, if each member of management were to act consistently with each other, management as a whole would have significant influence over the outcome of any stockholder vote requiring a majority vote and in the election of directors, and would have veto power in matters requiring the approval of 80% of the Company's outstanding Common Stock. Thus, such level of ownership may tend to promote the continuity of existing management. Further, under such circumstances, management might have the power to authorize actions that could be viewed as contrary to the best interests of non-affiliated holders of the Common Stock and might have veto power over actions that such holders may deem to be in their best interests.

          In particular, it is currently expected that directors and executive officers will subscribe for approximately 145,000 shares, or 16.11% of the Common Stock (assuming the sale of 900,000 shares at the midpoint of the Estimated Valuation Range). Based upon the ESOP's purchase of 8.0% of the Common Stock in the Conversion (72,000 shares at the midpoint of the Estimated Valuation Range) and assuming the issuance to the MRP of newly issued shares of Common Stock equal to 4.0% of the Common Stock issued in the Conversion (36,000 shares at the midpoint of the Estimated Valuation Range), management would initially control 28.11% of the Common Stock outstanding (based upon the midpoint of the Estimated Valuation Range). If all of the options currently expected to be granted under the Option Plan (options for 90,000 shares at the midpoint of the Estimated Valuation Range) were exercised, the percentage of shares controlled by such persons would be _____% of the total number of shares of Common Stock outstanding (based upon the midpoint of the Estimated Valuation Range). See "Pro Forma Data," "Proposed Management Purchases," "Management of the Association -- Certain Benefit Plans and Agreements," "The Conversion --Regulatory Restrictions on Acquisition of the Common Stock," "Certain Restrictions on Acquisition of the Company and the Association" and "Certain Anti-Takeover Provisions in the Articles of Incorporation and
Bylaws."

Potential Cost of ESOP and MRP

          It is anticipated that the ESOP will purchase 8% of the Common Stock sold in the Conversion with funds borrowed from the Company. The cost of acquiring the ESOP shares will be $612,000, $720,000, $828,000 and $952,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. In addition, following the Conversion, and subject to regulatory and stockholder approval, the Company intends to implement the MRP, under which employees and directors could be awarded (at no cost to them) an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion. Assuming the sale in the Conversion of the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, and assuming the shares of Common Stock to be awarded under the MRP have a cost equal to the Purchase Price of $10.00 per share, the reduction to stockholders' equity of funding the MRP would be $306,000, $360,000, $414,000 and $476,000, respectively.

          Accounting practices require an employer such as the Company to record compensation expense in an amount equal to the fair value of shares committed to be released from plans such as the ESOP. If shares of Common Stock appreciate in price over time, compensation expense related to the ESOP may be materially increased as a result, although the extent of such an increase in expense cannot be accurately quantified at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards."

                           HIGH COUNTRY BANCORP, INC.

          High Country Bancorp, Inc. was incorporated under the laws of the State of Colorado in August 1997 at the direction of the Board of Directors of the Association for the purpose of serving as a savings and loan holding company of the Converted Association upon the acquisition of all of the capital stock issued by the Converted Association in the Conversion. The Company has received approval from the OTS to acquire control of the Converted Association, subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Company will have no significant assets other than the outstanding capital stock of the Converted Association, up to 50% of the net proceeds of the Conversion (after deducting amounts infused into the Association and used to fund the ESOP) and a note receivable from the ESOP. Upon consummation of the Conversion, the Company's principal business will be overseeing the business of the Converted Association and investing the portion of the net Conversion proceeds retained by it, and the Company will register with the OTS as a savings and loan holding company.

          As a holding company, the Company will have greater flexibility than the Association to diversify its business activities through existing or newly formed subsidiaries or through acquisition or merger with other financial institutions, although the Company currently does not have any plans, agreements, arrangements or understandings with respect to any such acquisitions or mergers. After the Conversion, the Company will be classified as a unitary savings and loan holding company and will be subject to regulation by the OTS.

          The Company's executive offices are located at 130 W. 2nd Street, Salida, Colorado 81201-0309, and its main telephone number is (719) 539-2516.

                     SALIDA BUILDING AND LOAN ASSOCIATION

          The Association is a federal mutual savings and loan association operating through offices located in Salida, Colorado, Buena Vista, Colorado and Leadville, Colorado and serving Chaffee, Lake, Western Fremont and Saguache

Counties in Colorado. The Association was chartered in 1886 as the first state-chartered building and loan association in Colorado. The Association received federal insurance of its deposit accounts and became a member of the FHLB in 1937. The Association became a federally-chartered association on August 16, 1993 under its current name of Salida Building and Loan Association. At June 30, 1997, the Association had total assets of $76.3 million, loans receivable
(net) of $63.1 million, total deposits of $56.1 million and equity of $6.0 million.

          Historically, the Association has operated as a traditional savings institution by emphasizing the origination of loans secured by one- to four-family residences. Since fiscal 1996, the Association has significantly increased its origination of consumer, commercial business and commercial real estate loans, including loans for the purchase and development of raw land, all of which loans have been originated in its market area. For more information, see "Risk Factors -- Risks Posed by Certain Lending Activities" and "Business of the Association."

          The Association is subject to examination and comprehensive regulation by the OTS, and the Association's savings deposits are insured up to applicable limits by the SAIF, which is administered by the FDIC. The Association is a member of and owns capital stock in the FHLB of Topeka, which is one of 12 regional banks in the FHLB System. The Association is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters. Regulations significantly affect the operations of the Association. See "Regulation -- Depository Institution Regulation."

          The Association's executive offices are located at 130 W. 2nd Street, Salida, Colorado 81201-0309, and its main telephone number is (719) 539-2516.

                                 USE OF PROCEEDS

          The amount of proceeds from the sale of the Common Stock in the Conversion will depend upon the total number of shares actually sold in the Subscription Offering and the Community Offering and the Syndicated Community Offering, if any, and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. Based on the sale of $9,000,000 of Common Stock at the midpoint of the Estimated Valuation Range, the net proceeds from the sale of the Common Stock are estimated to be approximately $8,480,000. The Company has received regulatory approval from the OTS to purchase all of the capital stock of the Converted Association to be issued in the Conversion in exchange for at least 50% of the net proceeds. Based on the foregoing assumption and the purchase of 8% of the shares to be issued in the Conversion by the ESOP, the Association would receive approximately $4,240,000 in cash, and the Company would retain approximately $3,520,000 in cash and $720,000 in the form of a note receivable from the ESOP. The ESOP note receivable will be for a ten-year term and carry an interest rate, which adjusts annually, equal to the prime rate as published in The Wall Street Journal plus one percent.
             -----------------------

          The proceeds retained by the Company, after funding the ESOP, initially will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. Such proceeds will be available for a variety of corporate purposes, including funding the MRP, if implemented, future acquisitions and diversification of business, additional capital contributions, dividends to stockholders and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements or understandings regarding acquisitions, capital contributions, dividends or repurchases. Due to the limited nature of the Company's business activities, the Company believes that the net proceeds retained after the Conversion, earnings on such proceeds and payments on the ESOP note receivable will be adequate to meet the Company's financial needs until dividends are paid by the Converted Association. However, no assurance can be given that the Company will not have a need for additional funds in the future. For additional information, see "Regulation -- Depository Institution Regulation -- Dividend Restrictions."

          The proceeds contributed to the Converted Association will ultimately become part of the Converted Association's general corporate funds to be used for its business activities, such as the origination of loans (including consumer, commercial business and commercial real estate loans) and investments in securities (including adjustable-rate mortgage-backed securities). Initially it is expected that the proceeds will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. The additional capital will also provide the Association with additional liquidity to improve the Association's interest rate risk position and moderate the effect of a significant increase in interest rates.

          Following the one-year anniversary of the completion of the Conversion (or sooner if permitted by the OTS), and based upon then existing facts and circumstances, the Company's Board of Directors may determine to repurchase shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include, but are not limited to:
(i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that the Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchasing of stock, however, would be prohibited if stockholders' equity would be reduced below the amount required for the liquidation account. See "Dividend Policy" and "The Conversion -- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

          Set forth below are the estimated investable net proceeds from the Conversion, assuming the sale of the Common Stock at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range and assuming that the ESOP purchases 8% of the shares issued in the Conversion and the MRP purchases 4% of the shares issued in the Conversion.


                                                                                                 Maximum, as
                                          Minimum of        Midpoint of       Maximum of        Adjusted, of
                                        765,000 Shares    900,000 Shares   1,035,000 Shares   1,190,250 Shares
                                           at $10.00         at $10.00         at $10.00          at $10.00
                                           Per Share         Per Share         Per Share          Per Share
                                           ---------         ---------         ---------          ---------
                                                                   (In thousands)

Gross offering proceeds................  $  7,650,000       $ 9,000,000      $10,350,000        $ 11,902,500
Less estimated offering expenses.......       499,000           520,000          541,000             565,000
                                         ------------       -----------      -----------        ------------
   Estimated net offering
    proceeds...........................     7,151,000         8,480,000        9,809,000          11,337,100
Less:  ESOP funded by the Company......       612,000           720,000          828,000             952,000
        MRP............................       306,000           360,000          414,000             476,000
                                         ------------       -----------      -----------        ------------
   Estimated investable net
    proceeds...........................  $  6,233,000       $ 7,400,000      $ 8,567,000        $  9,909,000
                                         ============       ===========      ===========        ============


                                 DIVIDEND POLICY
General

          The payment of dividends on the Common Stock will be subject to determination and declaration by the Board of Directors of the Company. The Board of Directors currently intends to establish a policy of paying regular semi-annual cash dividends on the Common Stock at an initial annual rate of 3.0% of the $10.00 per share purchase price of the Common Stock in the Conversion ($0.30 per share), with the first dividend being declared and paid no earlier than for the quarter ending March 31, 1998. In addition, from time to time, the Board of Directors may determine to pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. The payment of dividends, however, will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company and the Association, thrift industry trends and general economic conditions justify the payment of dividends, and there can be no assurance that dividends will be paid or, if paid, will continue to be paid in the future.

          Since the Company initially will have no significant source of income other than dividends from the Converted Association, principal and interest payments on the note payable from the ESOP and earnings from investment of the cash proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend in large part upon the amount of the proceeds from the Conversion retained by the Company and the Company's earnings thereon and the receipt of dividends from the Converted Association, which is subject to various tax and regulatory restrictions on the payment of dividends. At June 30, 1997, assuming the Association was a stock association and that the Conversion was completed at the midpoint of the Valuation Range, the amount that would have been available to be paid by the Association to the Company in the form of dividends under existing regulatory limitations and restrictions was approximately $2.8 million (this does not consider the need for the Association to maintain the liquidation account for Association members). Unlike the Converted Association, the Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Colorado General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For additional information, see "Regulation -- Depository Institution Regulation -- Capital Requirements," " -- Dividend Restrictions" and "Taxation."

Tax Considerations

          In addition to the foregoing, earnings of the Association or the Converted Association appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Converted Association to pay cash dividends to the Company without the payment of federal income taxes by the Association at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Income Taxation" and
Note 9 of the Notes to Financial Statements included elsewhere herein. The Company does not contemplate any distribution by the Association that would result in a recapture of the Association's bad debt reserve or create the above-mentioned federal tax liabilities.

                           MARKET FOR THE COMMON STOCK

          It is anticipated that following completion of the Conversion the Company will have approximately 900,000 shares of Common Stock issued and outstanding based on the midpoint of the Estimated Valuation Range. The Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Although the Company has received conditional approval to trade its Common Stock on the Nasdaq SmallCap Market under the symbol "_____" there can be no assurance that the Company will meet Nasdaq SmallCap Market listing requirements, which currently include a minimum of two market makers in the Common Stock. Trident Securities has indicated its intention to make a market in the Common Stock, and the Association anticipates that it will be able to secure at least one additional market maker for the Common Stock. The Nasdaq has proposed substantial changes to its listing requirements on the Nasdaq SmallCap Market which would, among other things, increase the minimum capitalization, stockholder and market maker requirements. If the proposed changes are approved by the SEC, the Company's Common Stock may not qualify for listing on the Nasdaq SmallCap Market. In the event, the Company's Common Stock would be traded on the over-the-counter market through the OTC "Electronize Bulletin Board." However, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price.

                                 CAPITALIZATION

          The following table sets forth information regarding the historical capitalization, including deposits, of the Association at June 30, 1997 and the pro forma consolidated capitalization of the Company giving effect to the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range based upon the assumptions set forth under "Use of Proceeds" and below. For additional financial information regarding the Association, see the Financial Statements and related Notes appearing elsewhere herein. Depending on market and financial conditions, the total number of shares to be issued in the Conversion may be significantly increased or decreased above or below the midpoint of the Estimated Valuation Range. No resolicitation of subscribers and other purchasers will be made unless the aggregate purchase price of the Common Stock sold in the Conversion is below the minimum of the Estimated Valuation Range or is above 15% above the maximum of the Estimated Valuation Range. A change in the number of shares to be issued in the Conversion may materially affect the Company's pro forma capitalization. See "Pro Forma Data" and "The Conversion -- Stock Pricing and Number of Shares to be Issued."


                                                   Capitalization               Pro Forma Consolidated Capitalization of
                                                       of the             the Company at June 30, 1997 Based on the Sale of
                                                                   -----------------------------------------------------------------
                                                   Association at  765,000 Shares  900,000 Shares  1,035,000 Shares 1,190,250 Shares
                                                      June 30,       at $10.00        at $10.00        at $10.00        at $10.00
                                                        1997         Per Share        Per Share        Per Share        Per Share
                                                    ------------    -----------      -----------      -----------      -----------
                                                                                (Dollars in thousands)
Deposits (1).......................................   $  56,152      $   56,152      $   56,152        $   56,152       $   56,152
FHLB advances......................................      13,520          13,520          13,520            13,520           13,520
                                                      ---------      ----------      ----------        ----------       ----------
    Total deposits and borrowed funds..............   $  69,672      $   69,672      $   69,672        $   69,672       $   69,672
                                                      =========      ==========      ==========        ==========       ==========

Capital stock:
   Preferred stock, par value $.01 per share:
      authorized - 1,000,000 shares;
      assumed outstanding - none...................   $      --      $       --      $       --        $       --       $       --
   Common Stock, par value $.01 per share
      authorized - 3,000,000 shares;
      shares to be outstanding - as shown (2)(3)...          --               8               9                10               12
  Paid-in capital (2)(3)...........................          --           7,143           8,471             9,799           11,325
  Less:  Common Stock acquired by ESOP (4).........          --            (612)           (720)             (828)            (952)
            Common Stock acquired by MRP (3).......          --            (306)           (360)             (414)            (476)
   Retained earnings (5)...........................       5,958           5,958           5,958             5,958            5,958
                                                      ---------      ----------      ----------        ----------       ----------
      Total stockholders' equity (6)...............   $   5,958      $   12,191      $   13,358        $   14,525       $   15,867
                                                      =========      ==========      ==========        ==========       ==========

                                                  (footnotes on following page)

-----------
(1) Does not reflect withdrawals from savings accounts for the purchase of Common Stock in the Conversion; any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect additional shares of Common Stock that possibly could be purchased by participants in the Option Plan, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (90,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the Option Plan will require regulatory and stockholder approval. See "Management of the Association -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."
(3) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP through open market purchases. The dollar amount of the Common Stock to be purchased by the MRP is based on the $10.00 per share Purchase Price in the Conversion, represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Association accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP will require regulatory and stockholder approval. If the shares to fund the MRP are assumed to come from authorized but unissued shares purchased by the MRP from the Company at the Purchase Price within the year following the Conversion, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the number of outstanding shares would be 795,600 shares, 936,000 shares, 1,076,400 shares and 1,237,860 shares, respectively, and total stockholders' equity would be $15.71, $14.66, $13.88 and $13.20, respectively. If the MRP acquires authorized but unissued shares from the Company, stockholders' ownership in the Company would be diluted by approximately 3.8%. See "Management of the Association -- Certain Benefit Plans and Agreements -- Management Recognition Plan," "Pro Forma Data" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."
(4) Assumes 8% of the shares of Common Stock to be sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company out of net proceeds. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Association or the Company expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. As the Association accrues compensation expense to reflect the allocation of such shares pursuant to the ESOP, the charge against capital will be reduced accordingly. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(5) The retained earnings of the Association are substantially restricted. All capital distributions by the Association are subject to regulatory restrictions tied to its regulatory capital level. In addition, after the Conversion, the Association will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account to be provided for the benefit of the Association's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Conversion and adjusted downward thereafter. See "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account."
(6) Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Association's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors. See "Pro Forma Data."

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

   The table below presents the Association's historical and pro forma capital position relative to its various minimum statutory and regulatory capital requirements at June 30, 1997 at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization," "Pro Forma Data" and the financial statements and related notes appearing elsewhere herein. For a detailed description of the regulatory capital requirements applicable to the Association, see
"Regulation -- Regulation of the Association -- Regulatory Capital
Requirements."

                                                                Pro Forma at June 30, 1997 (1)
                                                     Assuming Issuance of Shares of Common Stock at the:
                                             ------------------------------------------------------------------------
                                                                           Minimum of                Midpoint of
                                               Historical at              765,000 Shares           900,000 Shares
                                               June 30, 1997             at $    Per Share        at $     Per Share
                                             -----------------        ---------------------     ---------------------
                                                      Percent of                 Percent of                Percent of
                                            Amount    Assets (2)       Amount    Assets (2)     Amount     Assets (2)
                                            ------    ----------       --------------------     ------     ----------
                                                                          (Dollars in thousands)
Capital under generally accepted
  accounting principles.................    $ 5,958        7.81%      $  8,616        10.82%    $   9,118       11.37%
                                            =======      ======       ========        =====     =========       =====

Tangible capital........................    $ 5,955        7.80%      $  8,613        10.82%    $   9,115       11.37%
Tangible capital requirement............      1,145        1.50          1,194         1.50         1,203        1.50
                                            -------      ------       --------       ------     ---------      ------
   Excess...............................    $ 4,810        6.30%      $  7,419         9.32%    $   7,912        9.87%
                                            =======      ======       ========       ======     =========      ======

Core capital............................    $ 5,955        7.80%      $  8,613        10.82%    $   9,115       11.37%
Core capital requirement (3)............      2,290        3.00          2,388         3.00         2,406        3.00
                                            -------      ------       --------       ------     ---------      ------
   Excess...............................    $ 3,665        4.80%      $  6,225         7.82%    $   6,709        8.37%
                                            =======      ======       ========       ======     =========      ======

Risk-based capital......................    $ 6,552       13.73%      $  9,208        18.55%    $   9,710       19.41%
Risk-based capital requirement..........      3,818        8.00          3,972         8.00         4,002        8.00
                                            -------      ------       --------       ------     ---------      ------
   Excess...............................    $ 2,734        5.73%      $  5,236        10.55 %   $   5,708       11.41%
                                            =======      ======       ========        ======    =========       =====
                                                                Pro Forma at June 30, 1997 (1)
                                                     Assuming Issuance of Shares of Common Stock at the:
                                                     ---------------------------------------------------
                                                         Maximum of            Maximum, as Adjusted,
                                                        1,035,000 Shares          of 1,190,250 Shares
                                                       at $     Per Share          at $     Per Share
                                                     -----------------------    ------------------------
                                                                  Percent of                  Percent of
                                                     Amount       Assets (2)    Amount        Assets (2)
                                                     ------       ----------    ------        ----------
Capital under generally accepted
  accounting principles.................              $  9,621      11.90%      $10,199        12.51%
                                                      ========      =====       =======        =====

Tangible capital........................              $  9,618      11.90%      $10,196        12.51%
Tangible capital requirement............                 1,212       1.50         1,223         1.50
                                                      --------     ------       -------       ------
   Excess...............................              $  8,406      10.40%      $ 8,973         9.51%
                                                      ========      =====       =======       ======

Core capital............................              $  9,618      11.90%      $10,196        12.51%
Core capital requirement (3)............                 2,424       3.00         2,445         3.00
                                                      --------     ------       -------       ------
   Excess...............................              $  7,194       8.90%      $ 7,751         9.51%
                                                      ========     ======       =======       ======

Risk-based capital......................              $ 10,213      20.26%      $10,791        21.23%
Risk-based capital requirement..........                 4,032       8.00         4,067         8.00
                                                      --------     ------       -------       ------
   Excess...............................              $  6,181      12.26%      $ 6,724        13.23 %
                                                      ========      =====       =======        ======

------------------

(1) Assumes that the Company will purchase all of the capital stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds. Also assumes net proceeds distributed to the Association are initially invested in assets with an average risk weight of 62%. Further assumes that 8% of the Common Stock to be sold in the Conversion is acquired by the ESOP, and that the funds used to acquire such shares are borrowed from the Company. The amount of Common Stock to be purchased by the ESOP represents unearned compensation and is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the Common Stock purchased by the ESOP, the Association or the Company expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. As the Association makes contributions to the ESOP for simultaneous payment in an equal amount on the ESOP debt, there will be a corresponding reduction in the charge against capital. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan." Also assumes that the MRP will purchase in the open market Common Stock in an amount equal to 4% of the Common Stock issued in the Conversion. The implementation of the MRP is subject to regulatory and stockholder approvals. For purposes of this table, the cost of the Common Stock to be purchased by the MRP is assumed to be equal to the $10 price per share being offered in the Conversion. Such price may increase or decrease between the date of consummation of the Conversion and the date that, following receipt of regulatory and stockholder approvals, the shares are actually purchased by the MRP. The purchase of shares of Common Stock by the MRP following receipt of such approvals may be from authorized but unissued shares of Common Stock or in the open market. The amount of Common Stock to be purchased by the MRP represents unearned compensation and is reflected in this table as a reduction of capital. As the Association accrues compensation expense over the five year period following such purchase in accordance with generally accepted accounting principles to reflect the vesting of such shares of Common Stock pursuant to the MRP, there will be a corresponding reduction in the charge against capital. See "Management of the Association -- Certain Benefit Plans and Agreements --Management Recognition Plan."

(2) Based on the Association's adjusted total assets for the purpose of the tangible and core capital requirements and risk-weighted assets for the purpose of the risk-based capital requirement. See "Regulation -- Depository Institution Regulation -- Capital Requirements."

(3) Does not reflect potential increases in the Association's core capital requirement to between 4% and 5% of adjusted total assets in the event the OTS amends its capital requirements to conform to the more stringent leverage ratio adopted by the Office of the Comptroller of the Currency for national banks as described in "Regulation."

                                 PRO FORMA DATA

         The following table sets forth the actual and, after giving effect to the Conversion for the periods and at the dates indicated, pro forma consolidated income, stockholders' equity and other data of the Association prior to the Conversion and of the Company following the Conversion. Unaudited pro forma consolidated income and related data have been calculated for the year ended June 30, 1997 as if the Common Stock had been sold at the beginning of such periods, and the estimated net proceeds had been invested at 5.65% at the beginning of the period. The foregoing yield approximates the yield on the One-Year U.S. Treasury bill at June 30, 1997. (While OTS regulations provide for the use of a yield representing the arithmetic average of the average yield on the Association's interest-earning assets and the average cost of deposits, the Association believes that the use of the One-year Treasury bill rate is more relevant in the current interest rate environment). The pro forma after-tax yield for the Company and the Association is assumed to be 3.50% for the year ended June 30, 1997, based on the effective tax rate of 38%. Unaudited pro forma consolidated stockholders' equity and related data have been calculated as if the Common Stock had been sold and was outstanding at the end of the periods, without any adjustment of historical or pro forma equity to reflect assumed earnings on estimated net proceeds. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at the dates shown, but without any adjustment of historical or pro forma stockholders' equity to reflect the earnings on estimated net proceeds. The pro forma data set forth below do not reflect withdrawals from deposit accounts to purchase shares, accruals expected to be made by the Association with regard to employee benefit plans to be adopted in connection with the Conversion or increases in capital and, in the case of newly issued shares, outstanding Common Stock upon the exercise of options by participants in the Option Plan, under which an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (90,000 shares at the midpoint of the Estimated Valuation Range) are expected to be reserved for issuance to directors, executive officers and employees upon the exercise of stock options at exercise prices equal to the market price of the Common Stock on the date of grant. See "Management of the Association -- Certain Benefit Plans and Agreements."

         The estimated net proceeds to the Company, as set forth in the following tables, assume the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds set forth on the following tables are estimated based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription and Community Offerings as follows: (a) 8% will be sold to the ESOP and 145,000 shares will be sold to directors and officers of the Association and their associates, for which commissions will not be paid; and (b) the remaining shares will be sold to others in the Subscription and Community Offerings; and (ii) other Conversion expenses, not including sales commissions, will be approximately $392,000. The foregoing assumptions regarding estimated purchases in the Subscription and Community Offerings are based on reasonable market assumptions, market conditions, consultations between the Association and Trident Securities and planned purchases by the ESOP. Actual expenses may vary from those estimated.

         The stockholders' equity and related data presented herein are not intended to represent the fair market value of the Common Stock, the current value of assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Association -- Liquidation Account." The pro forma income and related data derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Converted Association and the Company for any period. Such pro forma data may be materially affected by a change in the number of shares to be issued in the Conversion and other factors. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

                                                                     At or for the Year Ended June 30, 1997
                                                          ----------------------------------------------------------
                                                          765,000          900,000         1,035,000       1,190,250
                                                           Shares           Shares          Shares          Shares
                                                          at $10.00        at $10.00       at $10.00       at $10.00
                                                          Per Share        Per Share       Per Share       Per Share
                                                          ---------        ---------       ---------       ---------
                                                         (Dollars in thousands, except share and per share amounts)
Gross offering proceeds................................  $    7,650       $   9,000       $   10,350      $   11,903
Less estimated offering expenses.......................        (499)           (520)            (541)           (565)
                                                         ----------       ---------       ----------      ----------
   Estimated net offering proceeds.....................       7,151           8,480            9,809          11,337
   Less Common Stock acquired by ESOP..................        (612)           (720)            (828)           (952)
   Less Common Stock acquired by MRP...................        (306)           (360)            (414)           (476)
                                                         ----------       ---------       ----------      ----------
   Estimated investable net proceeds...................  $    6,233       $   7,400       $    8,567      $    9,909
                                                         ==========       =========       ==========      ==========

Net income
   Historical net income...............................  $       44       $      44       $       44      $       44
   Pro forma adjustments:
     Net income from proceeds..........................         218             259              300             347
     ESOP (1)..........................................         (38)            (45)             (51)            (59)
     MRP (2)...........................................         (38)            (45)             (51)            (59)
                                                         ----------       ---------       ----------      ----------
   Pro Forma Net Income................................  $      186       $     214       $      241      $      273
                                                         ==========       =========       ==========      ==========

Net Income Per share
   Historical..........................................  $     0.06    $       0.05    $        0.05   $        0.04
   Pro forma adjustments:
     Net income from proceeds..........................        0.31            0.31             0.31            0.31
     ESOP (1)..........................................       (0.05)          (0.05)           (0.05)          (0.05)
     MRP (2)...........................................       (0.05)          (0.05)           (0.05)          (0.05)
                                                         ----------       ---------       ----------      ----------
       Pro Forma -- Net Income
         Per Share.....................................  $     0.26    $       0.26    $        0.25   $        0.25
                                                         ==========       =========       ==========      ==========

Number of shares used in calculating earnings
  per share (1)(2).....................................     709,920         835,200          960,480       1,104,552
                                                         ==========       =========       ==========      ==========

Stockholders' equity (book value) (3)
  Historical...........................................  $    5,958       $   5,958       $    5,958      $    5,958
  Estimated net proceeds...............................       7,151           8,480            9,809          11,337
  Less Common Stock acquired by:
    ESOP (1)...........................................        (612)           (720)            (828)           (952)
    MRP (2)............................................        (306)           (360)            (414)           (476)
                                                         ----------       ---------       ----------      ----------
      Pro Forma........................................  $   12,191       $  13,358       $   14,525      $   15,867
                                                         ==========       =========       ==========      ==========

Per Share
  Historical...........................................  $     7.79    $       6.62    $        5.76   $        5.01
Estimated net proceeds.................................        9.35            9.42             9.48            9.52
Less Common Stock acquired by:
  ESOP (1).............................................       (0.80)          (0.80)           (0.80)          (0.80)
  MRP (2) .............................................       (0.40)          (0.40)           (0.40)          (0.40)
                                                         ----------       ---------       ----------      ----------
    Pro Forma..........................................  $    15.94    $      14.84    $       14.03   $       13.33
                                                         ==========       =========       ==========      ==========

Number of shares used in calculating
  equity per share.....................................     765,000         900,000        1,035,000       1,190,250
                                                         ==========       =========       ==========      ==========

Pro forma price to book value..........................        62.8%          67.4%             71.3%           75.0%
                                                         ==========       =========       ==========      ==========
Pro forma price to earnings (P/E ratio)................        38.5           38.5              40.0            40.0
                                                         ==========       =========       ==========      ==========

                                                  (Footnotes on succeeding page)

-----------
(1) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Association expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Association intends to record compensation expense related to the ESOP in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 10% of the ESOP shares purchased in the Conversion were committed to be released at the beginning of the fiscal year. If it is assumed that 100% of the ESOP shares were committed to be released at the beginning of the fiscal year, the application of SOP 93-6 would result in net income per share of $.82, $.73, $.66 and $.60, respectively, based on the sale of shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(2) Assumes a number of shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the MRP in the open market in the year following the Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Conversion. As the Association accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. MRP adjustment is based on amortization of the MRP over five years. Implementation of the MRP would require stockholder approval at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. For purposes of this table, it is assumed that the MRP will be adopted by the Association's Board of Directors and approved by the Company's stockholders, and that the MRP will purchase the shares of Common Stock in the open market within the year following the Conversion. If the shares to be purchased by the MRP are assumed to be newly issued shares purchased from the Company by the MRP at the Purchase Price, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the offering price as a percentage of pro forma stockholders' equity per share would be 63.6%, 68.2%, 72.0% and 75.8%, respectively, and pro forma net income per share would have been $.27, $.26, $.26 and $.25, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.8%. See "Management of the Association -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Risk Factors -- Dilutive Effect of MRP and Stock Options."
(3) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Association's assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.
(4) It is expected that following the consummation of the Conversion the Company will adopt the Option Plan, which would be subject to stockholder approval, and that such plan would be considered and voted upon at a meeting of the Company's stockholders to be held within one year but no earlier than six months after the Conversion. Upon adoption of the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan consist of newly issued shares of Common Stock and all options available for award under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the Option Plan were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Conversion, net income per share would be $.27, $.27, $.26 and $.26, respectively, and the stockholders' equity per share would be $15.40, $14.40, $13.67 and $13.03, respectively.

                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth information regarding the approximate number of shares of the Common Stock intended to be purchased by each of the directors and executive officers of the Association and by all directors and executive officers as a group, including their associates. For purposes of the following table, it has been assumed that 900,000 shares of the Common Stock will be sold at $10.00 per share, the midpoint of the Estimated Valuation Range (see "-- Stock Pricing and Number of Shares to be Issued") and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                                           Percent         Aggregate Purchase
                                                           Total              of                Price of
           Name and Position                              Shares            Total          Proposed Purchases
           -----------------                              ------            -----          ------------------
Robert B. Mitchell, Chairman of the Board                 20,000            2.22%             $  200,000
Larry D. Smith, President and Director                    25,000            2.78                 250,000
Scott G. Erchul, Vice President and Director              12,500            1.39                 125,000
Timothy G. Glenn, Director                                25,000            2.78                 250,000
Phillip W. Harsh, Director                                25,000            2.78                 250,000
Richard A. Young, Director                                25,000            2.78                 250,000
Frank L. DeLay, Chief Financial Officer                   12,500            1.39                 125,000
                                                          ------            ----               ---------


All directors and executive officers, as a
  group (7 persons) and their associates                 145,000           16.11               1,450,000

ESOP (1)                                                  72,000            8.00                 720,000
MRP (2)                                                   36,000            4.00                 360,000
                                                         -------           -----              ----------
  Total (3)                                              253,000           28.11%             $2,530,000
                                                         =======           =====              ==========

(Differences due to rounding)

----------
(1) Consists of shares that could be allocated to participants in the ESOP, under which executive officers and other employees would be allocated in the aggregate 8% of the Common Stock issued in the Conversion. See "Management of the Association -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."
(2) Consists of shares that are expected to be awarded to participants in the MRP, if implemented, under which directors, executive officers and other employees would be awarded an aggregate number of shares equal to 4% of the Common Stock sold in the Conversion (36,000 shares at the midpoint of the Estimated Valuation Range). The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Conversion and does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price per share in the Conversion. Implementation of the MRP would require stockholder approval. See "Management of the Association -- Certain Benefit Plans and Agreements -- Management Recognition Plan." Such shares could be newly issued shares or shares purchased in the open market following implementation of the MRP, in the sole discretion of the Company's Board of Directors. The percentage shown assumes the shares are purchased in the open market. If all shares acquired by the MRP are newly issued shares, the percentage of the outstanding Common Stock owned by the MRP would be 3.8%. Any sale of newly issued shares to the MRP would be dilutive to existing stockholders. See "Risk Factors --Possible Dilutive Effect of MRP and Stock Options."
(3) Does not include shares that might be purchased by participants in an Option Plan, intended to be implemented, under which directors, executive officers and other employees would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (90,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Shares issued pursuant to the exercise of options could be from treasury stock or newly issued shares. Implementation of the Option Plan would require stockholder approval. See "Management of the Association -- Certain Benefit Plans and Agreements -- Stock Option and Incentive Plan."

                       SALIDA BUILDING AND LOAN ASSOCIATION
                              STATEMENTS OF INCOME

         The following Statements of Income of Salida Building & Loan Association for each of the years in the two-year period ended June 30, 1997 have been audited by Grimsley, White & Company, independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Income should be read in conjunction with the Financial Statements and related notes included elsewhere in this Prospectus.

                                                                                     Year Ended June 30,
                                                                                -----------------------------
                                                                                   1997              1996
                                                                                ----------        ----------
Interest Income
    Interest on loans........................................................   $5,249,291        $4,326,277
    Interest on securities available-for-sale................................       18,171            73,845
    Interest on securities held-to-maturity..................................      412,386           506,463
    Interest on other interest-bearing assets................................       84,302            40,960
                                                                                ----------       -----------

           Total interest income.............................................    5,764,150         4,947,545
                                                                                ----------       -----------

Interest Expense
    Deposits.................................................................    2,179,408         1,966,757
    Federal Home Loan Bank advances..........................................      633,923           325,843
                                                                                ----------       -----------

           Total interest expense............................................    2,813,331         2,292,600
                                                                                ----------       -----------

Net interest income..........................................................    2,950,819         2,654,945

Provision for losses on loans................................................      282,000            59,450
                                                                                ----------       -----------

   Net interest income after provision for loan losses.......................    2,668,819         2,595,495
                                                                                ----------       -----------

Noninterest Income
   Service charges on deposits...............................................      123,955           118,798
   Other.....................................................................       17,980            27,421
                                                                                ----------       -----------

          Total noninterest income...........................................      141,935           146,219
                                                                                ----------       -----------

Noninterest Expense
   Compensation and benefits.................................................    1,345,030           868,903
   Occupancy and equipment...................................................      482,360           355,699
   Insurance and professional fees...........................................      169,937           205,298
   Other.....................................................................      405,163           293,559
   SAIF special assessment...................................................      296,578                --
   Loss on sale of loans.....................................................       56,185            92,535
                                                                                ----------       -----------

        Total noninterest expense............................................    2,755,253         1,815,994
                                                                                ----------       -----------

Income before income taxes...................................................       55,501           925,720
Income tax expense...........................................................       11,085           407,018
                                                                                ----------       -----------

Net income...................................................................   $   44,416       $   518,702
                                                                                ==========       ===========

                        See Notes to Financial Statements

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company has only recently been formed and, accordingly, has no results of operations at this time. As a result, this discussion relates to the financial condition and results of operations of the Association. The principal business of the Association consists of accepting deposits from the general public and investing these funds primarily in loans and in investment securities and mortgage-backed securities. The Association's loan portfolio consists primarily of loans secured by residential real estate located in its market area, with terms of 15 to 25 years, as well as commercial real estate, commercial business, land development and consumer loans. See "Business of the Association."

      The Association's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loan, investment securities and mortgage-backed securities portfolio and interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Association's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Association's net income also is affected by the level of noninterest expenses such as compensation and employee benefits and FDIC insurance premiums.

     The operations of the Association are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Association's market area.

Asset/Liability Management

      The Association seeks to reduce its exposure to changes in interest rates by originating shorter term consumer and commercial business loans with maturities of no more than 10 years and by investing in adjustable-rate mortgage-backed securities. The matching of the Association's assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on the Association's net interest income.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As a result of the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits, the Association has pursued certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

Interest Rate Sensitivity Analysis

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.

     Generally, during a period of rising interest rates, a negative gap would be expected to adversely affect net interest income while a positive gap would be expected to result in an increase in net interest income, while conversely during a period of declining interest rates, a negative gap would be expected to result in an increase in net interest income and a positive gap would be expected to adversely affect net interest income. As noted above, the Association is attempting to improve its significant negative gap by emphasizing the origination of shorter-term consumer and commercial business loans, and by investing a portion of the net proceeds of the Conversion in adjustable-rate mortgage-backed securities.

     Net Portfolio Value. In recent years, the Association has measured its interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% increases and decreases in market interest rates. In the Association's interest rate sensitive policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Association's net portfolio value as of June 30, 1997 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. These changes are set forth below as basis points, where 100 basis points equals one percentage point.

                                  Net Portfolio Value              NPV as % of Portfolio Value of Assets
       Change            ------------------------------------      -------------------------------------
      in Rates           $ Amount     $ Change       % Change      NPV Ratio          Basis Point Change
      --------           --------     --------       --------      ---------          ------------------
                                (Dollars in thousands)
      + 400 bp
      + 300 bp
      + 200 bp
      + 100 bp
          0 bp                          [Table to be completed in amendment]
      - 100 bp
      - 200 bp
      - 300 bp
      - 400 bp

         The following table sets forth the interest rate risk capital component for the Association at June 30, 1997 given a hypothetical 200 basis point rate change in market interest rates. See "Regulation -- Depository Institution Regulation -- Capital Requirements."

                                                                  June 30, 1997
                                                                  -------------
Pre-shock NPV Ratio: NPV as % of Portfolio Value of Assets.......              %
Exposure Measure: Post-Shock NPV Ratio...........................              %
Sensitivity Measure: Change in NPV Ratio.........................               bp
Interest Rate Risk Capital Component ($000)......................              (1)

----------
(1) Although this calculation is not applicable to the Association, the Association has a negative interest rate sensitivity gap which would adversely affect net interest income during a period of rising interest rates. The Association believes its high level of liquid assets would, however, allow the Association to address this negative impact.

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Association may undertake in response to changes in interest rates.

         Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other assets and liabilities may lag behind changes in market rates. Based on the above, net interest income should decline with instantaneous increases in interest rates while net interest income should increase with instantaneous declines in interest rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables.

         The Association originates fixed-rate and variable-rate real estate loans and holds most loans in portfolio until maturity, except as may be appropriate for asset/liability management purposes. Because the Association's interest-bearing liabilities which mature or reprice within short periods substantially exceed its earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally, but to a lesser extent because of their historically low levels, would have the opposite effect.

Average Balance, Interest and Average Yields and Rates

         The following table sets forth certain information relating to the Association's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods and at the date indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Management does not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented.

         The table also presents information for the periods and at the date indicated with respect to the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                                          Year Ended June 30,
                                                                     ---------------------------------------------------------------

                                                   At June 30,                  1997                               1996
                                                      1997           -----------------------------   -------------------------------

                                               ------------------                          Average                          Average
                                                           Yield/    Average                Yield/   Average                 Yield/
                                               Balance     Cost      Balance   Interest     Cost     Balance     Interest    Cost
                                               -------     -----     -------   --------    -------   -------     --------   -------
                                                                             (Dollars in thousands)
Interest-earning assets:
  Interest-bearing deposits................  $    2,381    3.53%   $    1,398  $       84   6.01%   $     543    $       41  7.55%
  Investments..............................       6,328    6.81         7,234         431   5.96        9,081           581  6.40
  Loans....................................      63,129    8.31        58,752       5,249   8.93       47,442         4,326  9.12
                                             ----------            ----------  ----------           ---------    ----------
Total interest-earning assets .............      71,836    8.02        67,384       5,764   8.55       57,066         4,948  8.67
                                                                               ----------                        ----------
Non-interest-earning assets................       4,488                 3,845                           3,120
                                             ----------            ----------                       ---------
Total assets...............................  $   76,324            $   71,229                       $  60,186
                                             ==========            ==========                       =========

Interest-bearing liabilities:
  Savings deposits.........................  $   56,152    3.88    $   53,890       2,179   4.04    $  48,451    $    1,967  4.06
  FHLB advances............................      13,520    4.69        10,508         634   6.03        5,308           326  6.14
                                             ----------            ----------  ----------           ---------    ----------
Total interest-bearing liabilities.........      69,672    4.04        64,398       2,813   4.37       53,759         2,293  4.27
                                                                               ----------                        ----------
Non-interest bearing liabilities...........         694                   908                             760
                                             ----------            ----------                       ---------
Total liabilities..........................      70,366                65,306                          54,519
Equity.....................................       5,958                 5,923                           5,667
                                             ----------            ----------                       ---------
Total liabilities and equity...............  $   76,324            $   71,229                       $  60,186
                                             ==========            ==========                       =========

Net interest income........................                                    $    2,951                        $    2,655
                                                                               ==========                        ==========
Net interest rate spread (1)...............                3.98%                            4,19%                            4.41%
                                                           ====                             ====                             ====
Net interest\dividend earning assets.......                        $    2,986                           3,307
                                                                   ==========                       =========
Net interest margin (2)....................                                                 4.38%                            4.65%
                                                                                            ====                             ====
Average interest-earning assets to
  average interest-bearing liabilities.....                                       104.64%                          106.15%
                                                                               =========                         =========

--------------------
(1) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

Rate/Volume Analysis

     The following table sets forth certain information regarding changes in interest income and interest expense of the Association for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume).

                                                                              Year Ended June 30,
                                                -----------------------------------------------------------------------------------
                                                  1997            vs.         1996             1996           vs.          1995
                                                ---------------------------------------     ---------------------------------------
                                                           Increase (Decrease)                        Increase (Decrease)
                                                                 Due to                                     Due to
                                                ---------------------------------------     ---------------------------------------
                                                                      Rate/                                       Rate/
                                                Volume       Rate     Volume      Total     Volume      Rate      Volume      Total
                                                ------       ----     ------      -----     ------      ----      ------      -----
                                                                                   (In thousands)
Interest-earning assets:
  Interest-bearing deposits ................   $    66    $    (8)   $   (13)   $    45    $    (8)   $  --      $  --      $    (8)

  Investments ..............................      (118)       (40)         8       (150)       (82)        81        (12)       (13)

  Loans ....................................     1,033        (90)       (21)       922        837        176         45      1,058
                                               -------    -------    -------    -------    -------    -------    -------    -------
    Total interest-earning assets ..........       981       (138)       (26)       817        747        257         33      1,037
                                               -------    -------    -------    -------    -------    -------    -------    -------

Interest-bearing liabilities:
  Deposits .................................       221         (9)        (1)       211        125        282         23        430
  FHLB advances ............................       321         (6)        (5)       310        273         (3)       (11)       259
                                               -------    -------    -------    -------    -------    -------    -------    -------
     Total interest-bearing liabilities ....       542        (15)        (6)       521        398        279         12        689
                                               -------    -------    -------    -------    -------    -------    -------    -------

  Increase (decrease) in net interest
    income .................................   $   439    $  (123)   $   (20)   $   296    $   349    $   (22)   $    21    $   348
                                               =======    =======    =======    =======    =======    =======    =======    =======

Comparison of Financial Condition at June 30, 1997 and June 30, 1996

         The Association's total assets increased by $13.1 million from $63.2 million at June 30, 1996 to $76.3 million at June 30, 1997, with $13.0 million of the increase reported in loans receivable. The Association's market area is experiencing favorable population growth, resulting in increasing loan demand.

         The allowance for loan losses totaled $604,000 and $411,000 at June 30, 1997. and 1996. The loans charged off, net of recoveries, during the years ended June 30, 1997 and 1996 amounted to $89,000 and $53,000. At June 30, 1997, the ratio of the allowance for loan losses to net loans was .96%. as compared to
 .82% at June 30, 1996. The increase in the ratio is attributed to loan growth, and additional allowances established due to the increase in consumer, commercial real estate, commercial business and land development loans.

         At June 30, 1997 the Association's investment portfolio consisted of mortgage-backed securities and Federal Home Loan Bank stock. The mortgage-backed securities were reported as securities held-to-maturity, carried at amortized cost of $5.3 million, with an estimated fair value of $5.4 million. The Federal Home Loan Bank stock is carried at cost which is assumed to be equal to its market value, based on the fact the stock is only redeemable at par from the FHLB or another member institution. During the year ended June 30, 1997, the FHLB declared a stock dividend of $42,000.

         The Association completed construction of two new buildings located at the Association's two branch sites. The cost of the buildings and related equipment was approximately $1.3 million.

         At June 30, 1997 deposits had increased to $56.2 million, from $49.5 million at June 30, 1996 or a net increase of 13.5%. Part of the increase is attributed to the new branch building in Buena Vista, Colorado, and increased activity in the Association's market area.

         Certificates of deposit at June 30, 1997 and 1996 included approximately $8.7 million and $9.2 million of deposits with balances of $100,000 or more. Such time deposits may be risky because their continued presence in the Association is dependent partially upon the rates paid by the Association rather than any customer relationship and, therefore, may be withdrawn upon maturity if another institution offers higher interest rates. The Association may be required to resort to other funding sources such as borrowing or sales of its securities if the Association believes that increasing its rates to maintain such deposits would adversely affect its operating results. At this time, the Association does not believe that it will need to significantly increase its deposit rates to maintain such certificates of deposit, and therefore, does not anticipate resorting to alternative funding sources.

         Advances from the FHLB went from $7.2 million as of June 30, 1996 to $13.5 million as of June 30, 1997. The increase was used to fund the growth in loans originated during the year.

         Accounts payable and other liabilities increased by approximately $230,000 for the year ended June 30, 1997, due to the implementation of certain benefit plans.

Comparison of Operating Results for the Year Ended June 30, 1997 to the Year Ended June 30, 1996

         Net Income. The Association's net income for the year ended June 30, 1997 was $44,000 compared to $519,000 for the year ended June 30, 1996. The decrease for 1997 is attributed to the special SAIF assessment of $297,000, the adoption of certain benefit plans resulting in a one-time charge of $237,000, and an increase in the provision for losses on loans of approximately $223,000, which was offset by an increase in net interest income of approximately $296,000.

         Interest Income. Interest income increased by $817,000 from $5.0 million to $5.8 million or by 16.5%, during fiscal 1997. This change resulted in part from an overall increase of average interest-earning assets by $10.3 million from $57.1 million to $67.4 million or by 18.1% from fiscal 1996 to fiscal 1997. The Association experienced a decrease in the average yield on the interest-earning assets from 8.67% for fiscal 1996 to 8.55% for fiscal 1997.

Although loans were made at lower rates during fiscal 1997, it provided the Association with a competitive product that lead to growth in residential and other lending and earned a comparatively higher yield than short-term investments.

         Interest Expense. Interest expense increased $521,000 or 22.7% to $2.8 million for the year ended June 30 1997 from $2.3 million for the year ended June 30, 1996. For the year ended June 30, 1997, the average cost of deposits was 4.04%., compared to 4.06% for the year ended June 30, 1996. The interest expense for FHLB advances increased from $326,000 for the year ended June 30, 1996, to $634,000 for the year ended June 30, 1997. The increase is attributable to increased borrowings of $6.4 million.

         Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance.

         The provision for loan losses increased approximately $223,000 or 378% to $282,000 for the year ended June 30, 1997 from $59,000 for the year ended June 30, 1996. The increase in the provision for loan losses was the result of the increase in the Association's loan portfolio, including significant increases in: one- to four-family loans of $8.4 million; land development loans of $900,000; consumer loans (primarily auto loans) of $1.7 million; and commercial business loans of $2.0 million. Consumer, commercial business, and land development loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. See "Risk Factors -- Risks Posed by Certain Lending Activities" and "Business of the Association."

         Noninterest Expense. Noninterest expense increased by $939,000 or 51.7% to $2.76 million for the year ended June 30, 1997 from $1.82 million for the year ended June 30, 1996. Compensation and benefits expenses increased by $476,000 or 54.8% to $1.34 million at June 30, 1997 from $869,000 at June 30,
1996. The increase in compensation and benefits expenses at June 30, 1997 was primarily the result of newly implemented benefit plans. Occupancy and equipment expense increased by $126,000 or 35.3%, to $482,000 at June 30, 1997 from $356,000 at June 30, 1996. The increase in occupancy and equipment expense was the result of the new branch office facilities in Leadville and Buena Vista. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 31, 1996. Based on the Association's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Association's special assessment was $297,000. The assessment rate for the SAIF special assessment was
65.7 basis points, compared to 23 basis points for the regular assessment for the six months ended September 30, 1996, and 6.48 basis points for the regular assessment for the last two quarters of fiscal 1997.

     Income Taxes. The Association's effective tax rate for the years ended June 30, 1997 and 1996 was 20% and 44%, respectively. The change was due to rates used for the higher income level and State credits that were available.

Liquidity and Capital Resources

         Following the completion of the Conversion, the Company initially will have no business other than that of the Converted Association and investing the net proceeds retained by it. Management believes that the net proceeds to be retained by the Company, earnings on such proceeds and principal and interest payments on the ESOP loan, together with dividends that may be paid from the Converted Association to the Company following the conversion, will provide sufficient funds for its initial operations and liquidity needs; however, no assurance can be given that the Company will not have a need for additional funds in the future. The Converted Association will be subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Dividend Policy " and "Regulation Depository Institution Regulation - Dividend Restrictions." The Company intends to lend a portion of the net proceeds retained from the Conversion to the ESOP to permit its purchase of Common Stock in the Conversion. See "Use of Proceeds."

         At June 30, 1997, the Association exceeded all regulatory minimum capital requirements. For a detailed discussion of the OTS regulatory capital requirements, and for a tabular presentation of the Association's compliance with such requirements, see "Regulation - Depository Institution Regulation - Capital Requirements," and Note 11 of Notes to Financial Statements.

         The Association's primary sources of funds consists of deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Association uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet the Association's liquidity needs for the immediate future.

         The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Association has historically maintained a level of liquid assets in excess of regulatory requirements. The Association's liquidity ratios at June 30, 1997 and 1996 were 5.51% and 6.90%, respectively. The Association's liquidity ratios at June 30, 1997 and 1996 were reflective of the demand for new loans.

         A major portion of the Association's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Association's operating, investing, lending and financing activities during any given period. At June 30, 1997, cash and cash equivalents totaled $3.3 million.

         The primary investing activities of the Association include origination of loans and purchase of investment securities. During the year ended June 30, 1997 loan originations totaled $36.4 million. These originations were funded in part by loan and mortgage-backed prepayments, deposit growth, and by advances from the FHLB.

         Liquidity management is both a daily and long-term function of business management. If the Association requires funds beyond its ability to generate them internally, the Association borrows funds from the FHLB. At June 30, 1997, the Association had outstanding advances from the FHLB of $13.5 million.

         At June 30, 1997, the Association had $740,000 in outstanding commitments to originate loans. The Association anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $25.3 million at June 30, 1997. Based on historical experience, management believes that a significant portion of such deposits will remain with the Association.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Association are monetary in nature. As a result, interest rates have a more significant impact on the Association's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the extent as the price of goods and services.

Impact of New Accounting Standards

         Accounting for ESOP. The Accounting Standards Division of the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership

Plans," which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 changed, among other things, the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of the common stock held by the ESOP that are committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Association's financial statements. The adoption of the ESOP by the Association and the application of SOP 93-6 is likely to result in fluctuations in compensation expense as a result of changes in the fair value of the common stock. However, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital, and therefore, total capital will not be affected.

         Disclosure of Derivative Financial Instruments. In October, 1994, the Financial Accounting Standards Board ("FASB) issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement addresses the disclosure of derivative financial instruments including the face amount, nature and terms. For derivatives held for trading, disclosure of objectives, strategies, policies on reporting and income recognition method is required. This statement is effective for financial statements for fiscal years ending after December 15, 1995. Currently the Association does not own any derivative financial instruments and therefore SFAS No. 119 does not have any impact on the financial statements.

         Accounting for Stock-Based Compensation. In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation to Employees." This statement encourages entities to adopt the fair value based method of accounting for employee stock options or other stock compensation plans. However, it allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date and under Opinion No. 25 no compensation cost is recognized for them.

         Compensation cost is recognized for other types of stock based compensation plans under Opinion No. 25, including plans with variable, usually performance-based features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. This Statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Association will adopt the Statement on the date the Association converts from a federal mutual to a federal stock savings and loan association. The Association has not determined which method it will use to account for the options at this time and has not estimated the effect of adoption on the Association's financial statements.

         Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentations of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. Management believes that the impact of adopting SFAS No. 128 will not be material to the financial statements.

         Disclosure of Information about Capital Structure. In February 1997, the Financial Accounting Standards Board issued Statement No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings Per Share and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share.

         This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings Per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

         Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards board issued Statement No. 130. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

         Disclosures about Segments of an Enterprise and Related Information. In June 1997 the Financial Accounting Standards board issued Statement No. 131. The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes FASB Statement No. 14, Financial reporting for segments of Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of all Majority-owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

         The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

         The Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

         The Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

                             BUSINESS OF THE COMPANY

         The Company was organized at the direction of the Board of Directors of the Association in August 1997 for the purpose of becoming a holding company to own all of the outstanding capital stock of the Association. Upon completion of the Conversion, the Association will become a wholly owned subsidiary of the Company. For additional information, see "High Country Bancorp, Inc."

         The Company currently is not an operating company. Following the Conversion, the Company will be engaged primarily in the business of directing, planning and coordinating the business activities of the Association. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, though there are no current plans in this regard. Initially, the Company will not maintain offices separate from those of the Association or employ any persons other than its officers (all of whom are officers of the Association) who will not be separately compensated for such service.

                           BUSINESS OF THE ASSOCIATION
General

         Historically, the Association's principal business has consisted of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, one- to four-family residences in the Association's market area. Since 1996, the Association has significantly increased its origination of consumer, commercial business and commercial real estate loans, including loans for the purchase and development of raw land, all of which loans have been originated in its market area. These types of loans carry significantly greater risks than one- to four-family residential real estate loans. While all of these loans are currently performing, potential investors should be aware of the additional risks inherent in these types of loans. For more information, see "Risk Factors--Risks Posed by Certain Lending Activities."

         The Association derives its income principally from interest earned on loans, as well as interest earned on mortgage-backed securities and other investments. The Association's principal expenses are interest expense on deposits and borrowings and noninterest expenses such as compensation and employee benefits, deposit insurance and other miscellaneous expenses. Funds for these activities are provided principally by deposits, repayments of outstanding loans and mortgage-backed securities and operating revenues.

Market Area

         The Association's market area for gathering deposits and making loans is Chaffee, Lake, Western Fremont and Saguache Counties in Colorado, which is located in central Colorado.

     Tourism related businesses are the base of the market area's economy. The primary employers in the market area are the tourism industry and the government. As of 1990, the market area had a population of approximately 23,000. Major employers in the area include the Colorado Department of Corrections, the Heart of the Rockies Medical Center, Asarco mines, local school districts and governments and Wal Mart. In addition, the area is a frequent destination for retirees, self-employed individuals and telecommuters who wish to take advantage of the recreation and beauty that the Rocky Mountains offer. Major towns (population) in the market area include Salida (4,737), Buena Vista (1,752) and Leadville (2,659).

Lending Activities

         General. The Association's loan portfolio, net, totaled $63.1 million at June 30, 1997, representing 82.71% of total assets at that date. Substantially all loans are originated in the market area. At June 30, 1997, $49.6 million, or 78.57% of the Association's gross loan portfolio consisted of one- to four-family, residential mortgage loans. Other loans secured by real estate include commercial real estate loans which amounted to $1.6 million or 2.60% of the gross loan portfolio and land development loans, which amounted to $2.4 million or 3.79% of the gross loan portfolio at June 30, 1997. The Association also originates consumer loans, most of which are automobile loans, and commercial business loans. At June 30, 1997, consumer loans totaled $6.5 million, or 10.26% of the gross loan portfolio, and commercial business loans totaled $4.3 million or 6.79% of the gross loan portfolio.

Analysis of Loan Portfolio

         Set forth below is selected data relating to the composition of the Association's loan portfolio by type of loan at the dates indicated. At June 30, 1997, the Association had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                                                                      At June 30,
                                                            --------------------------------------------------------
                                                                         1997                         1996
                                                            -----------------------------   ------------------------
                                                            Amount              %           Amount                %
                                                            ------            -----         ------              -----
                                                                            (Dollars in thousands)
Mortgage Loans:
  One- to four-family.....................................  $   46,510        73.68%        $  38,704          77.29%
  Commercial..............................................       1,644         2.60             1,381           2.76
  Construction............................................       3,092         4.90             2,544           5.08
  Land development........................................       2,390         3.79             1,500           3.00
                                                            ----------      -------         ---------        -------
     Total mortgage loans.................................      53,636        84.97            44,129          88.12
                                                            ----------      -------         ---------        -------
Consumer loans............................................       6,476        10.26             4,770           9.53
Loans on savings accounts.................................         765         1.21               824           1.65
Commercial loans..........................................       4,287         6.79             2,285           4.56
Other loans...............................................          98         0.16                92           0.18
                                                            ----------      -------         ---------        -------
Total loans...............................................      65,262       103.38            52,100         104.04
                                                            ----------      -------         ---------        -------

Less:
  Undisbursed loans in process............................       1,123         1.78             1,247           2.49
   Deferred fees and discounts............................         408         0.65               366           0.73
  Allowance for losses....................................         604         0.96               411           0.82
                                                            ----------      -------         ---------        -------
Loan portfolio, net.......................................  $   63,127       100.00%        $  50,076         100.00%
                                                            ==========      =======         =========        =======

Loan Maturity Schedule

     The following table sets forth certain information at June 30, 1997 regarding the dollar amount of loans maturing in the Association's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.


                                         Three       Three to        One to      Three to       Five to        Over
                                         Months   Twelve Months   Three Years   Five Years     Ten Years     Ten Years       Total
                                         ------   -------------   -----------   ----------     ---------     ---------       -----
                                                                              (In thousands)
Mortgage loans ...................       $ 4,934       $ 8,340       $ 1,322       $ 2,222       $ 6,929       $28,783       $52,530
Commercial loans .................         1,436         1,543           600         1,127           250          --           4,956
Consumer loans ...................           232           941         2,022         3,214           244          --           6,653
                                         -------       -------       -------       -------       -------       -------       -------
     Total .......................       $ 6,602       $10,824       $ 3,944       $ 6,563       $ 7,423       $28,783       $64,139
                                         =======       =======       =======       =======       =======       =======       =======


     The next table sets forth at June 30, 1997, the dollar amount of all loans which have predetermined interest rates and have floating or adjustable interest rates.

                                                Predetermined     Floating or
                                                    Rate        Adjustable Rates
                                                -----------     ----------------
                                                        (In thousands)
Mortgage loans
    One- to four-family ....................     $  42,986           $   5,510
    Non-residential ........................         3,278                 756
Commercial .................................         4,956                  --
Consumer ...................................         6,653                  --
                                                 ---------           ---------
        Total ..............................     $  57,873           $   6,266
                                                 =========           =========

         Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Association the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

         One-to Four-Family Real Estate Loans. The Association's primary lending activity consists of the origination of loans secured by owner-occupied, one- to four-family residential properties located in its primary market area. At June 30, 1997, $49.6 million, or 78.57%, of the Association's loan portfolio consisted of loans secured by one- to four-family residential properties, of which $5.5 million or 11.09% carried adjustable interest rates. The Association estimates that the average size of the residential mortgages that it currently originates is $85,000.

         The Association originates both fixed-rate mortgage loans and adjustable-rate mortgage loans ("ARMs"). Due to customer preferences for fixed-rate loans, the Association has had difficulty originating a large volume of ARMs in recent years. Most fixed-rate mortgage loans are originated for terms of 15 or 25 years. ARMs are originated for terms of up to 25 years. The Association's ARMs have interest rates that adjust every one year, with a maximum adjustment of two percentage points for any adjustment period and up to six percentage points over the life of the loan. These loans are indexed to the rate on one-year U.S. Treasury securities, adjusted to a constant maturity. The current margin is two and one-half percentage points. Historically, all loans originated by the Association have been retained in the Association's loan portfolio. However, in June 1997 and June, 1996, the Association sold two large blocks of fixed-rate loans of $3.9 million and $5.8 million, respectively, in order to manage interest rate risk. In future years, the Association may increase its origination and sale of mortgage loans, while retaining the servicing of such loans to generate fee income.

         The Association's lending policies generally limit the maximum loan-to-value ratio on residential mortgage loans to a maximum of 80% of the lesser of the appraised value of the underlying property or its purchase price. For those few loans where the loan-to-value ratio exceeds 80%, the Association requires private mortgage insurance. Originated loans in the Association's portfolio include due-on-sale clauses which provide the Association with the contractual right to deem the loan immediately due and payable in the event that the borrower transfers ownership of the property without the Association's consent.

         The retention of ARMs in portfolio helps reduce the Association's exposure to increases in interest rates. There are, however, unquantifiable credit risks resulting from potential increased costs to the borrower as a result of upward repricing of ARMs. It is possible that during periods of rising interest rates, the risk of default on ARMs may increase due to the upward adjustment of interest costs to the borrower. The Association does not originate ARM loans which provide for negative amortization. Although ARMs allow the Association to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate ceilings contained in ARM contracts. In addition, since ARM interest rates can be adjusted no more frequently than annually, the yield on the Association's ARM portfolio does not adjust as rapidly as market interest rates. Accordingly, there can be no assurance that yields on the Association's ARMs will adjust sufficiently to compensate for increases in its cost of funds.

         The Association also originates second mortgage loans primarily for its existing one-to four-family first mortgage customers. At June 30, 1997, $4.6 million or 7.22% of the Association's loan portfolio consisted of second mortgage loans and home equity lines of credit. Second mortgage loans are generally underwritten on a fixed-rate basis with terms of up to 15 years and are fully amortizing over the term of the loan. Second mortgages are generally subject to an 80% combined loan-to-value limitation, including all other outstanding mortgages or liens.

         Construction Loans. The Association offers construction financing to qualified borrowers for construction primarily of single-family residential properties and to qualified developers for construction of small residential developments. The Association provides financing to one builder for the construction of no more than four homes at a time. Construction loans are generally limited to a maximum loan-to-value ratio of 75% of the appraised value of the property on an "as-completed" basis. The Association attempts to structure its residential construction loans so that they convert to a permanent loan, although this is not necessarily the case. Loans to finance the construction of residential property on a speculative basis are offered on a fixed-rate basis only, with the rate indexed to the prime rate plus a negotiated increment. The Association limits the origination of construction loans to borrowers and developers with whom the Association has had substantial prior experience due to the significant time and other requirements associated with originating and monitoring construction loans.

         Loan proceeds are disbursed during the construction phase (a maximum of 12 months) according to a draw schedule based on the stage of completion. Construction loans are underwritten on the basis of the estimated value of the property as completed and loan-to-value ratios must conform to the requirements for the permanent loan. At June 30, 1997, $4.0 million, or 6.14% of the Association's gross loan portfolio consisted of construction loans to fund the construction of one- to four-family properties. The Association had an additional $200,000, or .31% of the Association's gross loan portfolio, in loans to finance the construction of commercial properties at June 30, 1997. Approximately 95% of all construction loans originated by the Association convert into permanent loans upon completion of the construction phase.

         Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction cost proves to be inaccurate, the Association may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of the value proves to be inaccurate, the Association may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. The ability of a developer to sell developed lots or completed dwelling units will depend on, among other things, demand, pricing, availability of comparable properties and economic conditions. The Association has sought to minimize this risk by limiting construction lending to qualified borrowers in the Association's market area, limiting the aggregate amount of outstanding construction loans and imposing a stricter loan-to-value ratio requirement than required for one- to four-family mortgage loans.

         Land Development Loans. The Association originates land loans to local developers for the purpose of developing the land (i.e., roads, sewer and water) for sale, and loans secured by raw land, such as cattle ranching acreage. Such loans are secured by a lien on the property, are generally limited to 70% of the developed value of the secured property and are typically made for a period of one-year, renewable based on negotiations with the Association. Most land development loans are expected to be fully paid off five years after the original date of the loan. The Association generally requires semi-annual interest payments during the term of the land loan. The amount of funds available under the Association's land loans usually include an amount from which the borrower can pay the stated interest due thereon until completion of the loan term. The principal of the loan is reduced as lots are developed, sold and released. All of the Association's land loans are secured by property located in its primary market area. In addition, the Association obtains personal guarantees from its borrowers and originates such loans to developers with whom it has established relationships. At June 30, 1997, the Association had $2.4 million of land development loans, which constituted 3.79% of the gross loan portfolio at such date. This total includes three loans of $545,000, $417,0000 and $413,000, respectively, which are three of the Association's four largest loans (the motel loan described below is the fourth). The Association originated $1.8 million and $1.6 million in land development loans during fiscal 1997 and fiscal 1996, respectively. Land development loans generally involve a higher degree of risk than residential mortgage lending in that there are large loan balances to single borrowers, and the initial estimate of the property value at completion may be inaccurate due to market variations and the difficulty in selling lots for home building. The success of such land development projects is sensitive to changes in supply and demand conditions in the local housing market, as well as regional and economic conditions generally. Although the Association has attempted to reduce these risks, as noted above, potential investors should be aware of these factors in making their investment decision. See "Risk Factors -- Risks Posed by Certain Lending Activities."

         Commercial Real Estate Loans. At June 30, 1997, loans secured by commercial real estate properties totaled $1.6 million, and represented 2.60% of the Association's loan portfolio. Commercial real estate loans are secured by motels, small office buildings and retail stores and other non-residential property. Some of the Association's commercial real estate loans are made to local businesses connected to the tourism and recreational rafting industries, which predominate in the Association's primary market area. At June 30, 1997, the Association's largest outstanding commercial real estate loan was a $427,000 loan secured by a motel in Salida, Colorado. Substantially all of the Association's commercial real estate loans are secured by property located within the Association's market area and were current and performing at June 30, 1997.

         Commercial real estate loans generally have terms of up to 10 years and are underwritten on either a fixed or adjustable-rate basis. Commercial real estate loans have a maximum 20-year amortizing, although the term of the loan may be a fixed ten-year balloon loan. Adjustable-rate commercial and multi-family mortgages are indexed to the prime rate and adjust on an annual basis. Loan-to-value ratios may not exceed 70% of the appraised value of the underlying property. It is the Association's policy to obtain personal guarantees from all principals obtaining commercial real estate loans. In assessing the value of such guarantees, the Association reviews the individuals' personal financial statements, credit reports, tax returns and other financial information.

         Commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project or business. These risks can be significantly affected by business conditions and by supply and demand conditions in the market for office and retail space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Association generally limits this type of lending to its market area and to borrowers with which it has substantial experience or who are otherwise well known to management.

         With certain limited exceptions, the maximum amount that the Association may lend to any borrower (including certain related entities of the borrower) at any one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At June 30, 1997, the maximum amount that the Association could have loaned to any one borrower without prior OTS approval was $983,000. At June 30, 1997, the largest aggregate amount of loans that the Association had outstanding to any one borrower and their related interests was $930,000 and consisted of ten loans including two loans of $300,000 and $350,000, both secured by cattle ranching properties. The largest single commercial loan outstanding was a $427,000 loan secured by a motel discussed above.

         Commercial Business Loans. At June 30, 1997, the Association had $4.3 million in commercial business loans which represented 6.79% of the Association's gross loan portfolio. The Association is permitted to invest up to 20% of its assets in commercial loans. The Association's commercial business lending activities are directed towards small businesses located in its market area, including those connected to the tourism industry, such as recreational vehicle ("RV") dealers, rafting companies and other tourist-related businesses. Generally, the Association's commercial business loans are secured by assets such as inventory, equipment or other assets and are guaranteed by the principals of the business. From time to time, the Association has engaged in dealer floor-plan lending with a limited number of dealerships with which the Association has had substantial experience. Commercial business loans usually carry a fixed rate and generally are underwritten for a maximum of five years.

         The Association underwrites its commercial business loans on the basis of the borrower's cash flow and ability to service the debt from earnings rather than on the basis of the underlying collateral value, and seeks to structure such loans to have more than one source of repayment. The borrower is required to provide the Association with sufficient information to allow the Association to make its lending determination. In most instances, this information consists of at least three years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral. For information regarding the risks associated with commercial lending, see "Risk Factors -- Risks Associated with Certain Lending Activities."

         Consumer Loans. The Association's consumer loans, which totaled $7.3 million or 11.25% of the gross loan portfolio at June 30, 1997, includes primarily loans secured by deposit accounts, automobile loans and other personal loans, which represented 1.21%, 8.62%, and 1.80% of its total loan portfolio, respectively, at June 30, 1997. The Association also makes RV and boat loans, tractor loans and home improvement loans pursuant to its consumer lending authority. The Association has recently emphasized consumer lending because of the higher yields and shorter-terms of such loans.

         The Association makes deposit account loans up to 95% of the depositor's account balance. The interest rate is normally 2.0% above the rate paid on the account and the account must be pledged as collateral to secure the loan. Savings account loans are secured by demand notes and interest is due on a quarterly basis. The Association's automobile loans are generally underwritten in amount up to the purchase price of the automobile or the trading-in value as published by the National Automobile Dealers Association. The terms of such loans generally do not exceed 60 months and vary depending on the age of the vehicle securing the loan. The Association requires the borrower to insure the automobile under a policy listing the Association as loss payee. The Association also makes unsecured personal loans of up to $10,000. The terms of such loans do not exceed 12 months.

         Since fiscal 1995, the Association has increased its consumer lending by hiring a consumer loan officer. The Association intends to continue to emphasize the origination of consumer loans, especially automobile loans. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets such as automobiles, RVs, boats and tractors. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loans such as the Association, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral.

         Loan Solicitation and Processing. The Association's mortgage loans have generally been originated by its loan officers, branch managers and senior management officials. Loan originations are obtained from a number of sources, including existing and past customers, members of the local community and established builders and realtors within the Association's market area. Upon receipt of a loan application from a prospective borrower, the Association reviews the information provided and makes an initial determination as to whether certain basic underwriting standards regarding the type of property, debt-to-income ratios and other credit concerns are satisfied. A credit report and employment and other verifications are obtained to verify certain specific information relating to the loan applicant's employment, income and credit standing. For real estate loans, an appraisal of the property intended to secure the loan is undertaken by an independent appraiser approved by the Association. It is the Association's policy to obtain appropriate insurance protection on all real estate first mortgage loans and to obtain a lawyer's opinion of title which insures that the property is free of prior encumbrances. The borrower must also obtain paid flood insurance when the property is located in a flood plain as designated by the Federal Government. It is the Association's policy to record a lien on the real estate securing the loan. Borrowers generally are required to advance funds for certain items such as real estate taxes, flood insurance and private mortgage insurance, when applicable.

         Secured loans in amounts of up to $200,000 may be approved by two members of the Association's loan committee. All loans in excess of $200,000 must be approved by the Board of Directors. Branch Managers may approve consumer loans of up to $10,000, or up to $20,000 with the approval of the consumer loan officer. Consumer loans of $20,000 to $100,000 may be approved by two members of the loan committee, while consumer loans over $100,000 must be approved by the full Board of Directors. Commercial loans of up to $100,000 may be approved by two members of the loan committee, while such loans over $100,000 to $200,000 are approved by two loan committee members and one outside Director and loans of $200,000 or over go to the full Board.

         Loan applicants are promptly notified in writing of the Association's decision. If the loan is approved, the notification will provide that the Association's commitment will generally terminate within 30 days of the approval. It has been the Association's experience that substantially all approved loans are funded.

         Loan Originations, Purchases and Sales. Most loans originated by the Association are intended to be held in the Association's portfolio until maturity. The Association is a qualified seller/servicer for the Federal Home Loan Mortgage Corporation ("FHLMC"). The Association uses FHLMC documentation for its residential mortgages, and most of the loans in its portfolio would generally qualify for sale to FHLMC under standard programs. The Association, however, has selectively sold blocks of loans when appropriate for asset/liability management purposes. In June 1997 and June 1996, the Association sold $3.9 million and $5.8 million, respectively, in fixed-rate loans to FHLMC for this reason.

         The following table sets forth certain information with respect to the Association's loan origination activity for the periods indicated. The Association has not purchased any loans in the periods presented.

                                                                     Year Ended June 30,
                                                                 ----------------------------
                                                                    1997              1996
                                                                 ----------        ----------
                                                                        (In thousands)
Net loans, beginning of period.................................  $  50,076          $  41,537

Origination by type:
-------------------
Mortgage loans:
   One- to four-family.........................................  $  19,174          $  18,973
   Commercial..................................................        981              1,898
   Land development............................................      1,813              1,641
Consumer loans.................................................      9,179              6,323
Loans on savings accounts......................................        604                694
Commercial loans...............................................      4,669              2,906
                                                                 ---------          ---------
     Total loans originated....................................     36,420             32,435
                                                                 ---------          ---------

Loans sold.....................................................      3,968              5,777
                                                                 ---------          ---------

Repayments.....................................................     19,636             18,092
                                                                 ---------          ---------

Decrease (increase) in other items, net........................        235                (27)
                                                                 ---------          ---------

     Net increase (decrease) in loans receivable, net..........     13,051              8,539
                                                                 ---------          ---------

Net loans, end of period.......................................  $  63,127          $  50,076
                                                                 =========          =========

     Nonperforming Loans and Other Problem Assets. It is management's policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Association takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are delinquent 15 days incur a late fee of 5.0% of principal and interest due. As a matter of policy, the Association will contact the borrower after the loan has been delinquent 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed. Loans are placed on nonaccrual status if the loan becomes past due more than 90 days unless such loans are well-secured and in the process of collection. Loans are charged off when management concludes that they are uncollectible. See Note 1 of Notes to Financial Statements.

         Real estate acquired by the Association as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold. When such property is acquired, it is initially recorded at estimated fair value and subsequently at the lower of book value or fair value, less estimated costs to sell. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. See Note 1 of Notes to Financial Statements.

         The following table sets forth information with respect to the Association's nonperforming assets at the dates indicated. Further, no loans were recorded as restructured loans within the meaning of SFAS No. 15 at the dates indicated.

                                                                          At June 30,
                                                                 ---------------------------
                                                                   1997               1996
                                                                 --------           --------
                                                                        (In thousands)
Loans accounted for on a non-accrual basis: (1)
  Real estate:
    One-to four-family.........................................  $     --           $     --
    Commercial.................................................        --                 --
    Land development...........................................        --                 --
Consumer.......................................................       137                 73
Commercial.....................................................         3                 --
Other..........................................................        --                 --
                                                                 --------           --------
        Total..................................................       140                 73
                                                                 --------           --------

Accruing loans delinquent 90 days or more:
  Real estate:
    One-to four-family.........................................  $     --           $     --
    Commercial.................................................        --                 --
    Land development...........................................        --                 --
  Consumer.....................................................        --                 --
Commercial.....................................................        --                 --
Other..........................................................        --                 --
                                                                 --------           --------
        Total..................................................        --                 --
                                                                 --------           --------
            Total nonperforming loans..........................       140                 73
                                                                 --------           --------

Repossed assets................................................        35                 --
                                                                 --------           --------

Total non-performing assets....................................  $    175           $     73
                                                                 ========           ========

Total non-performing loans as a
  percentage of total net loans................................      0.22%              0.15%
                                                                 ========           ========

Total non-performing assets as a
  percentage of total assets...................................      0.23%              0.12%
                                                                 ========           ========

     At June 30, 1997, the Association had $140,000 in loans outstanding that were classified as non-accrual, of which $137,000 were consumer loans, including $77,000 in automobile loans. At that date, the Association had no loans outstanding that were not classified as non-accrual, 90 days past due or restructured, but as to which known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured.

         Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset meeting one of the classification definitions set forth below may be classified and still be a performing loan. An asset is classified as substandard if it is determined to be inadequately protected by the current retained earnings and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Such assets designated as special mention may include nonperforming loans consistent with the above definition. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a savings institution's classifications. If a savings institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS Regional Director. The Association regularly reviews its assets to determine whether any assets require classification or re-classification. At June 30, 1997, the Association had $514,000 in assets classified as special mention, $420,000 in assets classified as substandard, $0 in assets classified as doubtful and no assets classified as loss. The special mention classification is primarily used by management as a "watch list" to monitor loans that exhibit any potential deviation in performance from the contractual terms of the loan.

         Allowance for Loan Losses. In originating loans, the Association recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, the Association's and the industry's historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by federal bank examiners. The Association increases its allowance for loan losses by charging provisions for loan losses against the Association's income. During fiscal 1997, the Association increased its allowance for loan losses by $282,000 to $604,000 at June 30, 1997. The Association took this action due to the significant increase in commercial real estate, commercial business, consumer and land development loans originated by the Association during fiscal 1997, and due to the additional risks inherent in these types of lending. For more information see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Management will continue to actively monitor the Association's asset quality and allowance for loan losses. Management will charge off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and will provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for losses and believes such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

         The Association's methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but can be expected to occur. Management conducts regular reviews of the Association's assets and evaluates the need to establish allowances on the basis of this review. Allowances are established by the Board of Directors on a quarterly basis based on an assessment of risk in the Association's assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, loan concentrations, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Specific reserves will be provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the security. At the date of foreclosure or other repossession, the Association would transfer the property to real estate acquired in settlement of loans initially at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated selling costs. Any portion of the outstanding loan balance in excess of fair value less estimated selling costs would be charged off against the allowance for loan losses. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate would be recorded.

         Banking regulatory agencies, including the OTS, have adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for determining the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming 12 months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

         The following table sets forth an analysis of the Association's allowance for loan losses for the periods indicated.

                                                                      Year Ended June 30,
                                                                 ----------------------------
                                                                   1997                1996
                                                                 --------            --------
                                                                     (Dollars in thousands)
Balance at beginning of period.................................  $    411           $     405
                                                                 --------           ---------

Charge-offs:
  One- to four-family..........................................       (32)                (26)
  Multi-family.................................................        --                  --
  Non-residential..............................................        --                  --
  Construction.................................................        --                  --
  Consumer.....................................................       (64)                (27)
  Commercial...................................................        --                  --
  Other........................................................        --                  --
                                                                 --------           ---------
                                                                      (96)                (53)
                                                                 --------           ---------

Recoveries.....................................................         7                  --
                                                                 --------           ---------

Net recoveries (charge-offs)...................................       (89)                (53)
                                                                 --------           ---------
Additions charged to operations................................       282                  59
                                                                 --------           ---------
Balance at end of period.......................................  $    604           $     411
                                                                 ========           =========

Allowance for loan losses to total
  non-performing loans at end of period........................    431.00%             563.00%
                                                                 ========           =========

Allowance for loan losses to net loans
  at end of period.............................................      0.96%               0.82%
                                                                 ========           =========

         The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                             June 30,
                                                     ----------------------------------------------------
                                                              1997                          1996
                                                     -----------------------      -----------------------
                                                                     Percent                      Percent
                                                                     of Loans                     of Loans
                                                                    in Category                  in Category
                                                                     to Total                     to Total
                                                     Amount           Loans        Amount          Loans
                                                     ------          -------       ------         -------
                                                                      (Dollars in thousands)
Mortgage loans:
   Residential.....................................  $   143           30.82%     $   184           80.72%
   Commercial......................................       40            8.62           26            4.02
   Land............................................      120           25.86           --              --
Consumer loans.....................................      161           34.70          137           15.26
                                                     -------          ------      -------          ------
                                                     $   464          100.00%     $   411          100.00%
                                                     =======          ======      =======          ======

                                   Loan Delinquencies at June 30, 1997

                                                                             June 30,
                                                     ----------------------------------------------------
                                                              1997                          1996
                                                     -----------------------      -----------------------
                                                                    Percent                      Percent
                                                                    of Gross                     of Gross
                                                     Amount           Loans       Amount           Loans
                                                     ------          -------      ------          -------
                                                                      (Dollars in thousands)
Mortgage loans.....................................  $    --           --%        $    --             --%
   Non-residential.................................       --           --              --             --
Consumer...........................................      137         0.21              73           0.14
Commercial loans...................................        3           --              --             --
Other loans........................................       --           --              --             --
                                                     -------       ------         -------          -----
    Total allowance for loan losses................  $   140         0.21%        $    73           0.14%
                                                     =======       ======         =======          =====

Investment Activities

         General. The Association is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Topeka, certificates of deposit in federally insured institutions, certain bankers' acceptances and federal funds. It may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require the Association to maintain an investment in FHLB stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings banks are required to maintain. See "Regulation -- Depository Institution Regulation -- Liquidity Requirements."

         The Association makes investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify its assets, obtain yield, for asset/liability management purposes and to satisfy certain requirements for favorable tax treatment. The investment activities of the Association consist primarily of investments in mortgage-backed securities and other investment securities, consisting primarily of interest-bearing deposits and securities issued by the U.S. Treasury. Typical investments include federally sponsored agency mortgage pass-through and federally sponsored agency and mortgage-related securities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in the Association's investment policy. The Association performs analyses on mortgage-related securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Under the Association's current investment policy, securities purchases must be approved by the Association's Investment Committee. The Board of Directors reviews all securities transactions on a monthly basis.

         Pursuant to SFAS No. 115, the Association has classified securities with an amortized cost of $1.0 million and an approximate market value of $990,000 at June 30, 1996 as available for sale. The Association had no securities classified as "available for sale" at June 30, 1997. Management of the Association presently does not intend to sell such securities and, based on the Association's current liquidity level and the Association's access to borrowings through the FHLB of Topeka, management currently does not anticipate that the Association will be placed in a position of having to sell securities with material unrealized losses.

         Securities designated as "held to maturity" are those assets which the Association has the ability and intent to hold to maturity. Upon acquisition, securities are classified as to the Association's intent, and a sale would only be effected due to deteriorating investment quality. The held to maturity investment portfolio is not used for speculative purposes and is carried at amortized cost. In the event the Association sells securities from this portfolio for other than credit quality reasons, all securities within the investment portfolio with matching characteristics may be reclassified as assets available for sale. Securities designated as "available for sale" are those assets which the Association may not hold to maturity and thus are carried at market value with unrealized gains or losses, net of tax effect, recognized in retained earnings.

         Mortgage-Backed and Related Securities. Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators through intermediaries that pool and repackage the participation interest in the form of securities to investors such as the Association. Such intermediaries include quasi-governmental agencies such as FHLMC, FNMA and GNMA which guarantee the payment of principal and interest to investors, and from all of whom the Association has purchased mortgage-backed securities. Mortgage-backed securities generally increase the quality of the Association's assets by virtue of the guarantees that back them, are more liquid than individual mortgage loans and may be used to collaterize borrowings or other obligations of the Association.

         Mortgage-related securities typically are issued with stated principal amounts and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have similar maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities generally are referred to as mortgage participation certificates or pass-through certificates. As a result, the interest rate risk characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

         The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accredited over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

         The Association's mortgage-backed securities portfolio consists solely of $5.3 million in mortgage-backed securities of which $300,000 had fixed interest rates and $5.0 million had adjustable interest rates at June 30, 1997. The Association makes such investments in order to manage cash flow, mitigate interest rate risk, diversify assets, obtain yield, to satisfy certain requirements for favorable tax treatment and to satisfy the qualified thrift lender test. See "Regulation -- Depository Institution Regulation -- Qualified Thrift Lender Test."

         The following table sets forth the carrying value of the Association's investment securities at the dates indicated.

                                                                                          At June 30,
                                                                              ---------------------------------
                                                                                1997                     1996
                                                                              --------                 --------
                                                                                        (In thousands)
U.S. Treasury securities....................................................  $     --                 $    989
Interest-bearing deposits...................................................     2,381                    1,577
Mortgage-backed securities..................................................     5,340                    6,843
Federal Home Loan Bank stock................................................       988                      564
                                                                              --------                 --------
      Total.................................................................  $  8,709                 $  9,973
                                                                              ========                 ========

      The following table sets forth information in the scheduled maturities, amortized cost, market values and average yields for the Association's investment portfolio at June 30, 1997.

                                            One Year or Less         One to Five Years         Five to Ten Years
                                         -----------------------   ----------------------   -----------------------
                                                       Weighted                 Weighted                  Weighted
                                         Book          Average      Book        Average     Book          Average
                                         Value          Yield      Value         Yield      Value          Yield
                                         -----         -------     -----        -------     -----         -------
                                                                  (Dollars in thousands)
Interest-bearing deposits..............  $  2,381       5.50%      $    --         --%      $    --          --%
Mortgage-backed securities.............       460       6.77         1,340       6.77         3,540        6.77
Federal Home Loan Bank stock...........        --         --            --         --           988        6.68
                                         --------                  -------                  -------
Total investment securities............  $  2,841       5.71       $ 1,340       6.77       $ 4,528        6.76
                                         ========                  =======                  =======
                                        Total Investment Portfolio
                                        --------------------------
                                                        Weighted
                                           Book         Average
                                           Value         Yield
                                           -----        -------
                                          (Dollars in thousands)
Interest-bearing deposits..............    $2,381         5.56%
Mortgage-backed securities.............     5,340         6.77
Federal Home Loan Bank stock...........       988         6.68
                                           ------
Total investment securities............    $8,709         6.41
                                           ======



         The Association is required to maintain average daily balances of liquid assets (cash, deposits maintained pursuant to Federal Reserve Board requirements, time and savings deposits in certain institutions, obligations of state and political subdivisions thereof, shares in mutual funds with certain restricted investment policies, highly rated corporate debt, and mortgage loans and mortgage-backed securities with less than one year to maturity or subject to repurchase within one year) equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements. The average liquidity ratio of the Association for the month ending June 30, 1997 was 5.51%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Deposit Activity and Other Sources of Funds

         General. Deposits are the primary source of the Association's funds for lending, investment activities and general operational purposes. In addition to deposits, the Association derives funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. The Association has access to borrow from the FHLB of Topeka, and the Converted Association will continue to have access to FHLB of Topeka advances.

         Deposits. The Association attracts deposits principally from within its market area by offering competitive rates on its deposit instruments, including money market accounts, passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from three months to eight years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by the Association on a periodic basis. The Association reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, the Association considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. The Association does not accept brokered deposits, but does accept jumbo deposits from its regular customers.

         The Association attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers. Additionally, the Association seeks to meet customers' needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of the Association's depositors are Colorado residents who reside in the Association's market area.

         Savings deposits in the Association at June 30, 1997 were represented by the various types of savings programs described below.


Interest       Minimum                                                    Minimum                     Percentage of
Rate(1)         Term                     Category                         Amount       Balances       Total Savings
-------        -------                   --------                         ------       --------       -------------
                                    Savings and Transactions Accounts
                                    ---------------------------------

1.67 %         None                 NOW accounts                          $       0    $    8,225            14.65%
2.97           None                 Passbook accounts                            10        10,691            19.04
0.00           None                 Demand                                        0         2,361             4.20
2.93           None                 Money market accounts                         0         3,347             5.96
                                                                                       ----------          -------
                                                                                           24,624            43.85
                                                                                       ----------          -------
                                    Certificates of Deposit
                                    -----------------------

3.70           3 months             Fixed-Term, Fixed-Rate                    2,500           187             0.33
5.16           6 months             Fixed-Term, Fixed-Rate                    1,000         4,039             7.19
5.19           9 months             Fixed-Term, Fixed-Rate                   10,000         1,586             2.82
5.45           10 months            Fixed-Term, Fixed-Rate                   10,000         3,963             7.06
5.78           12 months            Fixed-Term, Fixed-Rate                      500         7,958            14.17
5.53           15 months            Fixed-Term, Fixed-Rate                   10,000         2,893             5.15
5.38           18 months            Fixed-Term, Fixed-Rate                      500         4,590             8.17
6.37           24 months            Fixed-Term, Fixed-Rate                      500           536             1.07
5.64           30 months            Fixed-Term, Fixed-Rate                      500         2,295             4.09
6.40           36 months            Fixed-Term, Fixed-Rate                      500           306             0.54
5.88           48 months            Fixed-Term, Fixed-Rate                      500         2,458             4.38
7.20                                Other                                    varies           717             1.28
                                                                                       ----------         --------
                                          Total certificates of deposit                    31,528            56.15
                                                                                       ----------          -------
                                          Total savings deposits                       $   56,152           100.00%
                                                                                       ==========           ======

-----------------
(1)  Indicates weighted average interest rate at June 30, 1997.

     The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by the Association between the dates indicated.

                                          Balance at                                 Balance at
                                            June 30,      % of          Increase       June 30,       % of
                                              1997      Deposits       (Decrease)        1996       Deposits
                                          ----------    --------       ----------    ----------     --------
                                                                     (Dollars in thousands)
NOW accounts...........................   $ 10,586        18.85%       $   2,836       $   7,750        15.64%
Money market deposit...................     14,038        25.00              875          13,163        26.57
Certificates of deposit................     22,860        40.71            3,423          19,437        39.24
Jumbo certificates.....................      8,668        15.44             (519)          9,187        18.55
                                          --------      -------        ---------       ---------      -------
                                          $ 56,152       100.00%       $   6,615       $  49,537       100.00%
                                          ========       ======        =========       =========       ======


     The following table sets forth the time deposits in the Association classified by rates at the dates indicated.

                                                                         At June 30,
                                                                 --------------------------
                                                                  1997                1996
                                                                 ------              ------
                                                                       (In thousands)
                    3.00 - 4.00%...............................  $      187        $      906
                    4.01 - 5.00%...............................       3,156             5,948
                    5.01 - 6.00%...............................      22,629            17,788
                    6.01 - 7.00%...............................       4,946             3,111
                    Over 7.00%.................................         610               871
                                                                 ----------        ----------
                                                                 $   31,528        $   28,624
                                                                 ==========        ==========

     The following table sets forth the amount and maturities of time deposits at June 30, 1997.

                                  3.00-        4.01-        5.01-         Over                    Percent
                                  4.00%        5.00%        7.00%         7.00%      Total        of Total
                                  -----        -----        -----         -----      -----        --------
                                                  (In thousands)
Certificate maturing in:
One year.......................   $  187     $  2,996      $ 18,468      $  3,659   $ 25,310         80.28%
One to two years...............       --          161         3,123         1,042      4,326         13.72
Two to three years.............       --           --           768           300      1,068          3.39
Over three years...............       --           --           604           220        824          2.61
                                  ------     --------      --------      --------   --------       -------
           Total...............   $  187     $  3,157      $ 22,963      $  5,221   $ 31,528        100.00%
                                  ======     ========      ========      ========   ========        ======

      Percent of total.........     0.59%       10.01%        72.83%        16.56%    100.00%
                                  ======     ========      ========      ========   ========

     The following table indicates the amount of the Association's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1997.

                                                                          Certificates
                            Maturity Period                               of Deposits
                            ---------------                               -----------
                                                                        (In thousands)
                            Three months or less.......................     $ 2,562
                            Over three through six months..............       2,411
                            Over six through 12 months.................       2,347
                            Over 12 months.............................       1,348
                                                                            -------
                              Total.... ...............................     $ 8,668
                                                                            =======


     The following table sets forth the savings activities of the Association for the periods indicated.

                                                          Year Ended June 30,
                                                          ------------------
                                                           1997        1996
                                                          ------      ------
                                                         (Dollars in thousands)
Opening balance ......................................    $ 49,537    $ 45,914
Net increase (decrease) before interest credited .....       4,797       2,026
Interest credited ....................................       1,818       1,597
                                                          --------    --------
    Ending balance ...................................    $ 56,152    $ 49,537
                                                          ========    ========

Net increase (decrease) ..............................    $  6,615    $  3,623
                                                          ========    ========

Percent increase (decrease) ..........................       13.35%       7.89%
                                                          ========    ========

     In the unlikely event the Association is liquidated after the Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole stockholder of the Converted Association or the Association, which is the Company.

     Borrowings. Savings deposits historically have been the primary source of funds for the Association's lending, investments and general operating activities. The Association is authorized, however, to use advances from the FHLB of Topeka to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Topeka functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB System, the Association is required to own stock in the FHLB of Topeka and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. The Association has a Blanket Agreement for advances with the FHLB under which the Association may borrow up to 25% of assets (approximately $19 million), subject to normal collateral and underwriting requirements. Advances from the FHLB of Topeka are secured by mortgage-backed securities, investments and residential first mortgage loans.

     At June 30, 1997, the Association had an approved line of credit for $10.0 million with the FHLB, of which the Association had drawn on $1.0 million at that date. In addition, as of June 30, 1997, the Association had $12.5 million in FHLB advances outstanding of which $8.5 million was at interest rates which range from $5.81% to 8.12% and mature within one year; $3.0 million were at interest rates which range from 5.81% to 6.72% and mature in 1999; $500,000 were at an interest rate of 6.79% and mature in 2000; and $520,000 were at an interest rate of 6.80% and mature in 2001.

Subsidiary Activities

     As a federally chartered savings bank, the Association is permitted to invest an amount equal to 2% of its assets in subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of June 30, 1997, the Association was authorized to invest up to approximately $2.3 million in the stock of or loans to subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries in which they own 10% or more of the capital stock. The Association does not have any subsidiaries.

Competition

     The Association faces strong competition both in originating real estate and consumer loans and in attracting deposits. The Association competes for real estate and other loans principally on the basis of interest rates, the types of loans it originates, the deposit products it offers and the quality of services it provides to borrowers. The Association also competes by offering products which are tailored to the local community. Its competition in originating real estate loans comes primarily from other commercial banks and mortgage bankers making loans secured by real estate located in the Association's market area. Commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

     The Association attracts its deposits through its offices primarily from the local communities of the offices. Consequently, competition for deposits is principally from other savings institutions, commercial banks and brokers in the local communities as well as from the corporate credit unions sponsored by the large private employers in the Association's market area. The Association competes for deposits and loans by offering what it believes to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. The Association believes it has developed strong relationships with local realtors and the community in general.

     Management considers its market area for gathering deposits to be Chaffee, Lake, Western Fremont and Saguache counties in Colorado. The Association estimates that it competes with six banks, and two credit unions for deposits and loans. Based on data provided by a private marketing firm, the Association estimates that as of June 1996, the latest date for which information was available, it had 21.76% of deposits held by all financial institutions in its market area.

Offices and Other Material Properties

     The following table sets forth information regarding the Association's offices at June 30, 1997.

                                                 Book Value at
                         Year         Owned or     June 30,        Approximate
                        Opened         Leased      1997 (1)      Square Footage
                        ------         ------    -------------   --------------
Main Office
130 West 2nd
Salida, Colorado         1886 (2)       Owned       $763             10,750

Branch Offices
600 Harrison (3)
Leadville, Colorado      1978           Owned        805              3,800

713 East Main (3)
Buena Vista, Colorado    1996           Owned        480              2,400

---------
(1) Cost less accumulated depreciation and amortization.
(2) The current location and building in Salida, Colorado was occupied in 1974.
(3) The Association constructed new building facilities at each of these locations in 1996.

     The book value of the Association's investment in premises and equipment totaled approximately $2.5 million at June 30, 1997. See Note 6 of Notes to Financial Statements.

Employees

     As of June 30, 1997, the Association had 36 full-time and one part-time employees, none of whom were represented by a collective bargaining agreement. Management considers the Association's relationships with its employees to be good.

Legal Proceedings

     From time to time, the Association is a party to various legal proceedings incident to its business. At June 30, 1997, there were no legal proceedings to which the Company or the Association was a party, or to which any of their property was subject, which were expected by management to result in a material loss to the Company or the Association. There are no pending regulatory proceedings to which the Company, the Association or its subsidiaries is a party or to which any of their properties is subject which are currently expected to result in a material loss.


                                   REGULATION

General

     As a federally chartered savings association, the Association is subject to extensive regulation by the OTS. The lending activities and other investments of the Association must comply with such regulatory requirements, and the OTS periodically examines the Association for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. The Association must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Certain of these regulatory requirements are referred to below or appear elsewhere herein.

Regulation of the Association

     Regulatory Capital Requirements. Under OTS capital standards, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings associations that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated Composite 1 under the OTS examination rating system). See " -- Prompt Corrective Regulatory Action." For purposes of this regulation, Tier 1 capital has the same definition as core capital, which is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of the savings association's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights and qualifying supervisory goodwill. Tangible capital is given the same definition as core capital but does not include an exception for qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets with only a limited exception for purchased mortgage servicing rights and purchased credit card relationship. Both core and tangible capital are further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks, other than subsidiaries engaged in activities undertaken as agent for customers, or in mortgage banking activities and subsidiary depository institutions or their holding companies. At June 30, 1997, the Association had no such investments.

     Adjusted total assets are a savings association's total assets as determined under GAAP, adjusted for certain goodwill amounts and increased by a pro rated portion of the assets of subsidiaries in which the savings association holds a minority interest, and which are not engaged in activities for which the capital rules require deduction of its debt and equity investments. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the savings association's investments in subsidiaries that must be netted against capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill.

     In determining compliance with the risk-based capital requirement, a savings association is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the savings association's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings association's general loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements, the savings association's high loan-to-value ratio land loans and non-residential construction loans and equity investments other than those deducted from core and tangible capital. At June 30, 1997, the Association had no high ratio land or nonresidential construction loans and had no equity investments for which OTS regulations require a deduction from total capital.

     The risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each asset, and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, one-to four-family first mortgages that are not more than 90 days past due with loan-to-value ratios under 80% are assigned a risk weight of 50%. Consumer and residential construction loans are assigned a risk weight of 100%. Mortgage-backed securities issued, or fully guaranteed as to principal and interest by the FHLMC, are assigned a 20% risk weight. Cash and U.S. Government securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight.

     The table below presents the Association's capital position relative to its various regulatory capital requirements at June 30, 1997.

                                                                   Percent of
                                                      Amount       Assets(1)
                                                      ------       ---------
                                                      (Dollars in thousands)
        Tangible capital............................  $   5,955        7.80%
        Tangible capital requirement................      1,145        1.50
                                                      ---------      ------
           Excess (deficit).........................  $   4,810        6.30%
                                                      =========      ======

        Core capital................................  $   5,955        7.80%
        Core capital requirement....................      2,290        3.00
                                                      ---------      ------
           Excess (deficit).........................  $   3,665        4.80%
                                                      =========      ======

        Risk-based capital..........................  $   6,552       13.73%
        Risk-based capital requirement..............      3,818        8.00
                                                      ---------      ------
           Excess (deficit).........................  $   2,734        5.73%
                                                      =========      ======

------------------

(1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements and risk-weighted assets for purpose of the risk-based capital requirement.

     The OTS requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value, after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline), is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report, and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis. The OTS has not yet implemented these requirements.

     In addition to requiring generally applicable capital standards for savings institutions, the OTS is authorized to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as the OTS determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The OTS may treat the failure of any savings institution to maintain capital at or above such level as an unsafe or unsound practice, and may issue a directive requiring any savings institution which fails to maintain capital at or above the minimum level required by the OTS to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

     Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. A "significantly undercapitalized" institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution, or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days, unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter, beginning 270 days after the date it became critically undercapitalized.

     Under implementing regulations, the federal banking regulators, including the OTS, generally measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). Under the regulations, a savings institution that is not subject to an order or written directive to meet or maintain a specific capital level will be deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" savings institution is a savings institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 capital risk-based ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the savings institution has a composite 1 CAMEL rating). An "undercapitalized institution" is a savings institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or 3.0% if the institution has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as a savings institution that has: (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" savings institution is defined as a savings institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if the OTS determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. At June 30, 1997 the Association was classified as "well capitalized" under OTS Regulations, and Management of the Association believes that the Converted Association will, immediately after the Conversion, also be classified as "well capitalized."

     Qualified Thrift Lender Test. A savings institution that does not meet the Qualified Thrift Lender test ("QTL Test") must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity, and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     To qualify as a QTL, a savings institution must either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio" assets in Qualified Thrift Investments. Portfolio assets are defined as total assets less intangibles, property used by a savings institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of: (i) loans, equity positions, or securities related to domestic, residential real estate or manufactured housing, and educational, small business and credit card loans;
(ii) 50% of the dollar amount of residential mortgage loans subject to sale under certain conditions but do not include any intangible assets. Subject to a 20% of portfolio assets limit, however, savings institutions are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas.

     A savings institution must maintain its status as a QTL on a monthly basis in nine out of every 12 months. A savings institution that fails to maintain Qualified Thrift Lender status will be permitted to requalify once, and if it fails the QTL Test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Failure to qualify as a QTL results in a number of sanctions, including the imposition of certain operating

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

restrictions imposed on national banks and a restriction on obtaining additional advances from the FHLB System. Upon failure to qualify as a QTL for two years, a savings association must convert to a commercial bank. At June 30, 1997, approximately 96.54% of the Association's assets were invested in Qualified Thrift Investments.

     Dividend Limitations. Under OTS regulations, the Association is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Association at the time of its conversion to stock form. In addition, savings institution subsidiaries of savings and loan holding companies are required to give the OTS 30 days' prior notice of any proposed declaration of dividends to the holding company.

     Federal regulations impose limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Association. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association"), is generally permitted without OTS approval, after notice, to make capital distributions during a calendar year in the amount equal to the greater of (i) 75% of net income for the previous four quarters or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded its fully phased-in capital requirement to assets ratio at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. Unless the OTS determines that the Association is an institution requiring more than normal supervision, the Association is authorized to pay dividends, in accordance with the provisions of the OTS regulations discussed above, as a Tier 1 Association.

     Under the OTS' prompt corrective action regulations, the Association is also prohibited from making any capital distributions if, after making the distribution, the Association would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or
(iii) a leverage ratio of less than 4.0%. However, the OTS, after consultation with the FDIC, may permit an otherwise prohibited stock repurchase if it is made in connection with the issuance of additional shares in an equivalent amount, and the repurchase will reduce the institution's financial obligations or otherwise improve the institution's financial condition.

     In addition to the foregoing, earnings of the Association appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Association on the amount of earnings removed from the reserves for such distributions. See "Taxation."

     Safety and Soundness Standards. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the Federal banking agencies, including the OTS, released Interagency Guidelines Establishing Standards for Safety and Soundness and published a final rule establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines went into effect on August 9, 1995. The guidelines require savings institutions to maintain internal controls, information systems and audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Association already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the Association's operations.

     Additionally, under FDICIA, as amended by the CDRI Act, the Federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the federal banking agencies, including the OTS, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets, as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Association's operations.

     Deposit Insurance. The Association is required to pay assessments, based on a percentage of its insured deposits, to the FDIC for insurance of its deposits by the FDIC through the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits, or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF.

     Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as under the prompt corrective action regulations. See " -- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority, and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

     For the past several semi-annual periods, institutions with SAIF-assessable deposits, like the Association, have been required to pay higher deposit insurance premiums than institutions with deposits insured by the BIF. In order to recapitalize the SAIF and address the premium disparity, the recently-enacted Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits, based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995. As a result of the special assessment the Association incurred a pre-tax expense of $297,000, during the fiscal year ended June 30, 1997.

     The FDIC has proposed a rule that would lower the regular semi-annual SAIF assessment rates by establishing a base assessment rate schedule ranging from 4 to 31 basis points effective October 1, 1996. The rule widens the range between the lowest and highest assessment rates among healthy and troubled institutions with the intent of creating an incentive for savings institutions to control risk-taking behavior. The rule also prevents the FDIC from collecting more funds than needed to maintain the SAIF's capitalization at 1.25% of insured deposits. Until December 31, 1999, however, SAIF-insured institutions will be required to pay assessments to the FDIC at the rate of 6.44 basis points to

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

help fund interest payments on certain bonds issued by the Financing Corporation ("FICO"), an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

     SAIF members are generally prohibited from converting to BIF, also administered by the FDIC, or merging with or transferring assets to a BIF member before the date on which the SAIF first meets or exceeds the designated reserve ratio of 1.25% of insured deposits. However, the FDIC may approve such a transaction in the case of a SAIF member in default or if the transaction involves an insubstantial portion of the deposits of each participant. In addition, mergers, transfers of assets and assumptions of liabilities may be approved by the appropriate bank regulator so long as deposit insurance premiums continue to be paid to the SAIF for deposits attributable to the SAIF members, plus an adjustment for the annual rate of growth of deposits in the surviving bank without regard to subsequent acquisitions. Each depository institution participating in a SAIF-to-BIF conversion transaction is required to pay an exit fee to SAIF equal to 0.90% of the deposits transferred and an entrance fee to BIF based on the current reserve ratio of the BIF. A savings institution is not prohibited from adopting a commercial bank or savings bank charter if the resulting bank remains a SAIF member.

     Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate (except for any affiliate which engages only in activities which are permissible for savings and loan holding companies), or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate (except for affiliates which are subsidiaries of the savings institution). Section 106 of the Bank Holding Company Act ("BHCA"), which also applies to the Association, prohibits the Association from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions.

     Loans to Directors, Executive Officers and Principal Stockholders. Savings institutions are also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated entities of either, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loan to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, the Federal Reserve Board, pursuant to Section 22(h), requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors. Section 22(g) of the Federal Reserve Act requires that loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval for such extensions of credit by the board of directors of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. In addition, Section 106 of the BHCA prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     Liquidity Requirements. The Association is required to maintain average daily balances of liquid assets (cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. The Association is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The average regulatory liquidity ratio of the Association for the month of June 1997 was 5.51%.

     Federal Home Loan Bank System. The Association is a member of the FHLB, which consists of 12 Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Topeka, the Association is required to acquire and hold shares of capital stock in the FHLB of Topeka in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 1/20 of its advances from the FHLB of Topeka, whichever is greater. The Association was in compliance with this requirement with investment in FHLB of Topeka stock at June 30, 1997, of $988,500. The FHLB of Topeka is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Topeka. As of June 30, 1997, the Association had $13.5 million in advances and other borrowings from the FHLB of Topeka. See "Business of the Association -- Deposit Activities and Other Sources of Funds -- Borrowings."

     Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a thrift institution must maintain average daily reserves equal to 3% on the first $49.3 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of June 30, 1997, the Association met its reserve requirements.

Regulation of the Company

     General. Following the Conversion, the Company will be a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"). As such, the Company will be registered with the OTS and subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Association will be subject to certain restrictions in its dealings with the Company and affiliates thereof. The Company also will be required to file certain reports with, and otherwise comply with the rules and regulations of the SEC under the federal securities laws.

     Activities Restrictions. The Board of Directors of the Company presently intends to operate the Company as a unitary savings and loan holding company. There are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the Director of OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings association, the Director of OTS may impose such restrictions as deemed necessary to address such risk, including limiting: (i) payment of dividends by the savings institution, (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposing on the savings institution.

Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL Test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and unless the savings association requalifies as a QTL within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company. See " -- Regulation of the Association -- Qualified Thrift Lender Test."

     If the Company were to acquire control of another savings association, other than through merger or other business combination with the Association, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL Test, the activities of the Company and any of its subsidiaries (other than the Association or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company, or subsidiary thereof which is not a savings institution, may commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution;
(iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) those activities authorized by the Federal Reserve Board as permissible for savings and loan holding companies, unless the Director of OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of OTS prior to being engaged in by a multiple holding company.

     Restrictions on Acquisitions. The HOLA generally prohibits savings and loan holding companies from acquiring, without prior approval of the Director of OTS,
(i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof, or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

     The Director of OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     The OTS regulations permit federal associations to branch in any state or states of the United States and its territories. Except in supervisory cases, or when interstate branching is otherwise permitted by state law or other statutory provision, a federal association may not establish an out-of-state branch unless
(i) the federal association qualifies as a QTL or as a "domestic building and loan association" under ss.7701(a)(19) of the Code and the total assets attributable to all branches of the association in the state would qualify such branches taken as a whole as a QTL or for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings and loan holding company or (b) a violation of certain statutory restrictions on branching by savings association subsidiaries of banking holding companies. Federal associations generally may not establish new branches unless the association meets or exceeds minimum regulatory capital requirements. The OTS will also consider the association's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

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

     Under the BHCA, bank holding companies are specifically authorized to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings institution is a permissible activity for savings and loan holding companies, if the savings institution engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. A bank holding company that controls a savings institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings institution plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the BHCA.

     Federal Securities Law. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued in the Conversion. Upon completion of the Conversion, the Common Stock will be registered with the SEC under the Exchange Act and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

     The registration under the Securities Act of the Common Stock does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Company at some future time determines to issue additional shares from its authorized but unissued shares, the Company might offer registration rights to certain of its affiliates who want to sell their shares.

                                   TAXATION

General

     The Association files a consolidated federal income tax return based on the fiscal year. After the Conversion, it is expected that the Company and the Association, together with the Association's subsidiary, will file a consolidated federal income tax return based on a fiscal year ending June 30. Consolidated returns have the effect of deferring gain or loss on intercompany transactions and allowing companies included within the consolidated return to offset income against losses under certain circumstances.

Federal Income Taxation

     The Company and the Association will file a consolidated federal income tax return.

     Thrift institutions are subject to the provisions of the Code in the same general manner as other corporations. Prior to recent legislation, institutions such as the Association which met certain definitional tests and other conditions prescribed by the Code benefitted from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans were separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans was based on actual loss experience, however, the amount of the bad debt reserve deduction with respect to qualifying real property loans could be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Legislation recently signed by the President repealed the percentage of taxable income method of calculating the bad debt reserve. The Association historically has elected to use the percentage method.

         Earnings appropriated to an institution's bad debt reserve and claimed as a tax deduction were not available for the payment of cash dividends or for distribution to shareholders (including distributions made on dissolution or liquidation), unless such amount was included in taxable income, along with the amount deemed necessary to pay the resulting federal income tax.

         Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as the Association, will be treated the same as commercial banks. Institutions with $500 million or more in assets will only be able to take a tax deduction when a loan is actually charged off. Institutions with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

         In 1996 the Association's federal corporate income tax returns for 1995 were audited with no significant correction. The Association's tax returns have not been otherwise audited in the last five years.

         Under provisions of the Revenue Reconciliation Act of 1993 ("RRA"), enacted on August 10, 1993, the maximum federal corporate income tax rate was increased from 34% to 35% for taxable income over $10.0 million, with a 3% surtax imposed on taxable income over $15.0 million. Also under provisions of RRA, a separate depreciation calculation requirement has been eliminated in the determination of adjusted current earnings for purposes of determining alternative minimum taxable income, rules relating to payment of estimated corporate income taxes were revised, and certain acquired intangible assets such as goodwill and customer-based intangibles were allowed a 15-year amortization period. Beginning with tax years ending on or after January 1, 1993, RRA also provides that securities dealers must use mark-to-market accounting and generally reflect changes in value during the year or upon sale as taxable gains or losses. The IRS has indicated that financial institutions which originate and sell loans will be subject to the rule.

State Income Taxation

         The State of Colorado imposes no income or franchise taxes on savings institutions. The State of Colorado taxes the Association's federal taxable income, adjusted for interest income received directly from federal agencies, at a 5% rate.

                            MANAGEMENT OF THE COMPANY

         The Board of Directors of the Company consists of the same individuals who serve as directors of the Association. Their biographical information is set forth under "Management of the Association." The Board of Directors of the Company is divided into three classes. Directors of the Company will serve for three year terms or until their successors are elected and qualified, with approximately one-third of the directors being elected at each annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Conversion.

         The following individuals hold the offices in the Company set forth below opposite their names.


         Name                               Title
         ----                               -----

         Larry D. Smith                     President
         Scott G. Erchul                    Vice President
         Frank L. DeLay                     Chief Financial Officer

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of the Company.

         Since the formation of the Company, none of the executive officers, directors or other personnel have received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Association." Executive officers and directors of the Company will be compensated as described below under "Management of the Association."

                          MANAGEMENT OF THE ASSOCIATION

Directors

         Because the Association is a mutual savings and loan association, its members have elected its Board of Directors. Upon completion of the Conversion, each director of the Association immediately prior to the Conversion will continue to serve as directors of the Converted Association. The term of each director is three years, and approximately one-third of the members of the Board of Directors are elected each year. The Conversion will not affect the classes or terms of the existing directors. Because the Company will own all the issued and outstanding capital stock of the Converted Association following the Conversion, the Board of Directors of the Company will elect the directors of the Converted Association. Following the Conversion, Mr. Mitchell, who currently serves as Chairman of the Board of Directors of the Association, will become Chairman of the Board of Directors of the Converted Association. Mr. Smith, who currently serves as President of the Association, will become President and Chief Executive Officer of the Converted Association. They each will serve in these same capacities for the Company.

         The following table sets forth certain information with respect to the individuals who serve currently as members of the Association's Board of Directors. There are no arrangements or understandings between the Association and any director pursuant to which such person has been elected a director of the Association, and no director is related to any other director or executive officer by blood, marriage or adoption.

                            Age at
                           June 30,
Name                         1997           Director Since        Term to Expire
----                       -------          --------------        --------------

Richard A. Young              43                 1992                  1998
Philip W. Harsh               52                 1995                  1998
Larry D. Smith                39                 1987                  1999
Robert B. Mitchell            71                 1972                  2000
Timothy R. Glenn              39                 1991                  2000
Scott G. Erchul               35                 1997                  2000

         Presented below is certain information concerning the directors of the Association. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

         Richard A. Young has served as a Director of the Association since 1992 and will serve as Secretary and Treasurer of the Company and the Converted Association. He is a Certified Public Accountant and a partner in the accounting firm of Swartz & Young P.C. He is a high school football coach, treasurer and board member of the local Pop Warner Football League and youth leader for a LDS church scouting troop.

         Philip W. Harsh has been an owner and agent of the Fredrickson Brown Insurance Agency since 1990 and a Director of the Association since 1995. He is a member of the Salida Chamber of Commerce and the Chamber of Commerce Business Development Group. Also, he has served as President of the ruling group for the Salida Public Golf Course and is active in the Independent Insurance Agents of America's Insurance Youth Golf Classic.

         Larry D. Smith has been President of the Association since 1991 and a Director of the Association since 1987. He will serve as the President and Chief Executive Officer of the Company and the Converted Association. From 1978 to 1991, he served as Controller of the Association. He is active in the Salida school system and youth sports by serving as a coach for various sports teams and by serving on the High School Building Accountability and Business Advisory Committees. He is also involved with several organizations which promote the academic and athletic development of the youth of Salida.

         Robert B. Mitchell has served as a Director of the Association since 1972. He is retired after 20 years as the Post Master of Salida, Colorado.

         Timothy R. Glenn has served as a Director of the Association since 1991. He is the Funeral Director and Owner of the Lewis & Glenn Funeral Home and the Coroner for Chaffee County, Colorado. His civic activities include the Salida Rotary Club, Elks Lodge, 4-H Club and the St. Joseph Catholic Church. He has also served as President and a member of the Board of Directors of the Colorado Association of Cemeteries.

         Scott G. Erchul has been a member of the Board of Directors of the Association since 1997. He has served as Vice President of the Association since 1991 and will serve as Vice President of the Company and the Converted Association. His past and current community involvement include the Rotary Club, Academic Booster Club committee member and youth sports coach for football, baseball and soccer.

Executive Officers Who Are Not Directors

         Frank L. DeLay has served as the Chief Financial Officer of the Association since 1992 and he will serve in a similar capacity for the Company. He is a member and current President of the Kiwanis Club. Also, he is a member of the Board of Directors of the Heart of the Rockies Chamber of Commerce.

Committees of the Board of Directors

         The Board of Directors of the Association meets monthly and may have additional special meetings, as required. During the year ended June 30, 1997, the Board met 28 times. No director attended fewer than 75% in the aggregate of the total number of Board meetings held during the year ended June 30, 1997 and the total number of meetings held by committees on which he served during such fiscal year.

         The Board of Directors' Audit Committee consists of Directors Mitchell and Young. The Audit Committee, met two times during the year ended June 30, 1997 to examine and approve the audit report prepared by the independent auditors of the Association to review and recommend the independent auditors to be engaged by the Association, to review the internal audit function and internal accounting controls, and to review and approve conflict of interest and audit policies. Following the Conversion, it is expected that the Audit Committee will be comprised of two non-employee directors.

         The Association's full Board of Directors serves as the Nominating Committee, and is responsible for considering potential nominees to the Board of Directors. During the year ended June 30, 1997, the Board of Directors met one time as a nominating committee. Following the Conversion, it is expected that the Company's full Board of Directors will act as a nominating committee for selecting the management nominees for election as directors of the Company in accordance with the Company's Bylaws.

         The Board of Directors' Compensation Committee consists of the full Board of Directors. The Compensation Committee evaluates the compensation and benefits of the directors, officers and employees, recommends changes, and monitors and evaluates employee performance. All compensation decisions are made by the full Board of Directors. The Board of Directors met four times as the Compensation Committee during the fiscal year ended June 30, 1997.

Executive Compensation

         The following table sets forth the cash and noncash compensation for the last fiscal year awarded to or earned by the Chief Executive Officer. No executive officer of the Company earned salary and bonus in fiscal year 1997 exceeding $100,000 for services rendered in all capacities to the Association.

                                            Annual Compensation
                                 ----------------------------------------
                                                           Other Annual           All Other
Name                  Year       Salary       Bonus       Compensation(1)       Compensation
----                  ---        ------       -----       ---------------       ------------

Larry D. Smith        1997      $70,142      $ 7,500         $7,000 (2)           $    --
President

---------------
(1) Executive officers of the Association receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officers in fiscal 1997 did not exceed 10% of each of the executive officer's respective salary and bonus.
(2)      Compensation for serving on the Board of Directors.

Director Compensation

         Effective May 1997, the Association's directors receive fees of $1,000 per month. It is expected that Directors will receive no additional fees for serving on the Board of Directors of the Company as well as the Board of Directors of the Converted Association. Prior to May 1997, directors received fees of $500 per month. No fees are paid for serving on committees of the Board of Directors. During fiscal year 1997, the Association's directors' fees paid totaled $65,500.

Certain Benefit Plans and Agreements

         In connection with the Conversion, the Company's and the Association's Boards of Directors have approved certain stock incentive plans, employment agreements, change-in-control severance agreements, and incentive compensation plans.

         Basis for Awards of Benefits and Compensation. The Company's and the Association's Boards of Directors have evaluated and approved the terms of the employment agreements and other benefits described below. In its review of the benefits and compensation of the executive officers and the terms of the employment agreements, the Boards of Directors considered a number of factors, including the experience, tenure and ability of the executive officers, their performance for the Association during their tenure and the various legal and regulatory requirements regarding the levels of compensation which may be paid to employees of savings associations.

         Stock Option Plan. The Board of Directors of the Company intends to implement the Option Plan more than six months after completion of the Conversion. The purpose of the Option Plan is to provide additional incentive to directors and employees by facilitating their acquisition of Common Stock. The Option Plan will have a term of ten years, after which no awards may be made.

         A number of shares equal to 10% of the shares of Conversion Stock sold to the public in the Offering would be reserved for future issuance by the Company -- in the form of newly issued shares, or treasury shares, or shares held in a grantor trust -- upon exercise of stock options ("Options") or stock appreciation rights ("SARs"). Options and SARs are collectively referred to herein as "Awards." The exercise price of shares subject to outstanding Awards will be equitably adjusted upon a stock split, recapitalization, or similar event (including a return of capital). If Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised or having become vested in full, the shares of Common Stock subject to such Awards would be available for the grant of additional Awards under the Option Plan.

         It is expected that the Option Plan will be administered by a committee (the "Option Committee") of at least two directors who are designated by the Board of Directors and are "non-employee directors" within the meaning of the federal securities laws. Directors Mitchell, Glenn, Harsh, and Young are currently expected to serve as the Option Committee. Directors and employees will be eligible to receive Awards, and the Option Committee will select the recipients of Awards, the number of shares to be subject to such Awards, and the terms and conditions of such Awards (subject to the terms of the Option Plan). The Options to be awarded to employees pursuant to the Option Plan may or may not qualify as incentive stock options ("ISOs") that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and that do not result in tax deductions to the Company unless optionees fail to comply with Section 422 of the Code.

         Subject to the regulatory requirements explained below under the heading "OTS Rules Applicable to the Option Plan and MRP" each Option will have an exercise price not less than 50% of the market value of the underlying shares on the date of the grant, will become exercisable upon terms determined by the Option Committee, and will become immediately exercisable upon a change in control (within the meaning of the Employment Agreements) or an optionee's termination of employment due to retirement, death, or disability. Nevertheless, each Option will expire no later than ten years from the date it is granted, and will expire earlier, unless otherwise determined by the Option Committee, upon
(i) an employee's termination of employment for "just cause" (as defined in the Option Plan), (ii) the date two years after termination of such service due to the employee's death, (iii) the date one year after an employee terminates service due to disability, or (iv) the date one year after an employee terminates service for a reason other than just cause, death, or disability. Otherwise unexpired Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death).

         An SAR may be granted in tandem with all or any part of any Option or without any relationship to any Option. Whether or not an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Option Committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of Common Stock subject to the SAR at the time of its exercise over the aggregate exercise price of the shares subject to the SAR when granted. Payment to the optionee may be made in cash or shares of Common Stock, as determined by the Option Committee.

         The Company will receive no monetary consideration for the granting of Awards under the Option Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option Committee will have the discretion to impose transfer restrictions, such as a right of first refusal, on the Common Stock subject to Awards. Optionees will be permitted to transfer Awards to family members or trusts under specified circumstances, but awards may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Upon an optionee's exercise of an Option, the Company may, if provided by the Option Committee in the underlying Option agreement, pay to the optionee a cash amount up to but not exceeding the amount of dividends, if any, declared on the underlying shares between the date of grant and the date of exercise of the Option.

         It is expected that upon the implementation of the Option Plan, Mr. Smith will receive an Award with respect to 25% of the shares of Conversion Stock reserved under the Option Plan, and each director at that time who is not then an employee will receive an Award with respect to 5% of such shares. No SARs are expected to be granted when the Option Plan becomes effective. At any time following consummation of the Conversion, the Bank or the Company may contribute sufficient funds to a grantor trust to purchase, and such trust may purchase, a number of shares of Common Stock equal to 10% of the shares sold to the public in the Offering. Such shares would be held by the trust for issuance to Option holders upon the exercise of Options in the event the Option Plan is implemented. Whether such shares are purchased, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company.

         Management Recognition Plan. The Board of Directors of the Company intends to implement the MRP more than six months after completion of the Conversion. The purpose of the MRP is to enable the Company and the Bank to retain personnel of experience and ability in key positions of responsibility.

         A number of shares equal to 4% of the shares of Conversion Stock sold in the Offering would be reserved for future issuance under the MRP. The same non-employee directors who are appointed to the Option Committee are expected to act, by majority, as the committee (the "MRP Committee") responsible for selecting the directors and employees who will receive MRP awards, as well as making general decisions associated with the MRP's operation. The directors serving as the MRP Committee are also expected to serve as trustee of the trust associated with the MRP (the "MRP Trust"). In that capacity, they will have the responsibility to hold and invest all funds contributed to the MRP Trust. Shares held in the MRP Trust will be voted by the MRP trustees in the same proportion as the shares held by the Company's employee stock ownership plan, and will be distributed as each award vests. The compensation expense for the Company for MRP awards will equal the fair market value of the Common Stock on the date of the grant pro rated over the years during which vesting occurs. The Company's Board of Directors can terminate the MRP at any time, and, if it does so, any shares not subject to outstanding awards will revert to the Company.

         The shares awarded pursuant to the MRP will be in the form of awards which may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. Subject to the regulatory requirements explained below under the heading "OTS Rules Applicable to the Option Plan and MRP" each MRP award will vest in accordance with conditions determined by the MRP Committee, with an acceleration of vesting to 100% upon a participant's death, disability, or retirement or a "change in control" within the meaning of the Employment Agreement. Dividends on unvested shares will be held in the MRP Trust for payment as vesting occurs. Participants in the MRP may elect to defer all or a percentage of their MRP awards that would have otherwise been transferred to the participants upon vesting of said awards. If, however, a participant terminates employment before becoming fully vested in an MRP award, he or she forfeits all rights to the allocated shares under restriction.

         It is expected that upon the implementation of the MRP, Mr. Smith will receive an award with respect to 25% of the shares reserved for MRP awards, and each director who is not an employee but is a director on the effective date shall receive an award with respect to 5% of such shares. At any time following consummation of the Conversion the Bank or the Company will contribute sufficient funds to the MRP Trust so that the trust can purchase a number of shares of Common Stock equal to 4% of those sold in the Offering. Whether those shares will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company.

         OTS Rules Applicable to the Option Plan and MRP. Current OTS regulations require that, if the Option Plan or MRP is implemented within one year following completion of the Conversion, (i) no employee will receive awards covering more than 25% of the shares subject to the plan, (ii) non-employee directors will not receive awards exceeding 30% in the aggregate, and 5% individually, of such shares, (iii) awards will vest over a period of at least five years and vesting will not accelerate upon an individual's retirement or a corporate change in control, (iv) the exercise price for Options will at least equal the fair market value of the underlying shares on its grant date, and
(v) the plan will not be implemented before, or in the absence of, its receipt of stockholder approval, and no awards will be made prior to the receipt of such approval.

         401(k) Plan. The Association maintains a defined contribution plan, which is designed to qualify under Sections 401(a) and 401(k) of the Code (the "401(k) Plan"). An employee is eligible to participate in the 401(k) Plan on or after attaining age 18 and completion of one year of service. The 401(k) Plan permits a participant to make before-tax contributions through regular salary reductions of up to 15% of salary payable. The 401(k) Plan is intended to comply with all the rights and protection afforded employees pursuant to the Employee Retirement Income Security Act of 1974, as amended.

         Participants are at all times fully vested in their elective salary deferrals under the 401(k) Plan. Employer matching and discretionary contributions to the 401(k) Plan vest based on years of service, with participants becoming 20% vested after 3 years of service, 40% after 4 years of service, 60% after 5 years of service, 80% after 6 years of service, and 100% after 7 years of service. Benefits are paid following a participant's termination of employment.

         Participants will be permitted to direct, on a one-time basis, that all or part of their 401(k) Plan account balances be invested in Common Stock. Voting rights for such stock, to be held in trust for participants, are expected to be exercisable by participants.

         Employee Stock Ownership Plan. In connection with the Conversion, the Company's Board of Directors intends to adopt an employee stock ownership plan ("ESOP"), effective as of July 1, 1997. Employees of the Company and its subsidiaries who have attained age 18 and completed one year of service will be eligible to participate in the ESOP. The Company will submit an application to the IRS for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by the Company or the Association in cash or shares of Common Stock. The ESOP intends to borrow funds from the Company in an amount sufficient to purchase 8% of the Common Stock issued in the Conversion. This loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Company expects to contribute sufficient funds to the ESOP to repay such loan over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion.

         Upon the occurrence of a "change in control" (as defined in the ESOP), the outstanding balance of any outstanding securities acquisition loans under the ESOP will be discharged through a transfer or sale of shares held as collateral under such loan, with any remaining shares allocated to participant accounts pro rata based on their account balances. Participants terminating employment on or after the change in control will be entitled to receive a cash payment from the Company equal to the amount, if any, plus earnings thereon, which would have been allocated to the participant's account immediately following the change in control but was precluded from allocation based on allocation limits applicable under federal tax laws.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or the Association. Participants must be employed at least 500 hours in a plan year in order to receive an allocation. Each participant's interest under the ESOP becomes vested at the rate of 20% for each of the participant's years of service with the company or the Association, and thereby becomes 100% vested upon a participant's completion of five years of service. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP's July 1, 1997 effective date). Vesting accelerates to 100% upon a participant's attainment of age 65, death or disability. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation from service and will be paid in a lump sum in whole shares of Common Stock (with cash paid in lieu of fractional shares). Benefits paid to a participant in Common Stock that is not publicly traded on an established securities market will be subject both to a right of first refusal by the Company and to a put option by the participant. Dividends paid on allocated shares are expected to be paid to participants or used to repay the ESOP loan, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

         It is expected that the Company will administer the ESOP and that Directors Mitchell, Glenn, Harsh, and Young will be appointed as trustees of the ESOP (the "ESOP Trustees"). The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received are expected to be voted by the ESOP Trustees in the same proportion as the participant-directed voting of allocated shares.

         Long-Term Incentive Plan. The Association's Board of Directors has adopted the Salida Building and Loan Association Long-Term Incentive Plan (the "LTIP") effective June 10, 1997 (the "Effective Date"), for its directors who are members of the Association's Board of Directors (the "Board") at some time on or after the plan's effective date.

         On the Effective Date, a bookkeeping account was established by the Association in the name of each participant, and each participant who was a non-employee director on the Effective Date had his account credited with an amount equal to the product of (i) $2,846, and (ii) his full years of service as a director prior to the Effective Date. On each June 30 following the Effective Date, each participant who is a non-employee director on such date shall have his or her account credited with an amount equal to the product of $2,846 and the safe performance factor. The safe performance factor is determined based on the Association's actual performance as compared to budgeted goals for return on average assets, non-performing assets, and CAMEL rating, provided that the safe performance factor may not exceed 1.2. Also on the Effective Date, the LTIP accounts of Messrs. Smith and Erchul (the "Employee Directors"), were credited with amounts equal to $11,076 and $5,342, respectively, (the "Annual Credits") for each full year of their service with the Association prior to such date. On the June 30 occurring during each of the years following 1997 until termination of employment, each Employee Director's account will be credited with an additional amount equal to the Annual Credit times the safe performance factor. Amounts credited to participants' accounts will be fully vested at all times. Until distributed in accordance with the terms of the LTIP, each participant's account will be credited with a rate of return on any amounts previously credited. Prior to the Conversion, this rate of return equals the highest rate of interest paid by the Association on certificates of deposit having a term of one year. After the Conversion that rate of return will equal the dividend-adjusted rate of return on the Company's common stock.

         In the event of an Employee Director's disability or death, his account will be credited with an amount equal to the difference (if any) between (i) 50% of the present value of all benefits which would have been credited to his account if he had otherwise remained employed by the Association to age 65, and
(ii) the benefits which are actually credited to his account at the time of his termination. If his employment terminates in connection with or following a change in control, his account will be credited with an amount equal to the difference (if any) between (i) 100% of the present value of all benefits which would have been credited to his account if he had otherwise remained employed by the Association to age 65, and (ii) the benefits which are actually credited to his account at the time of his termination, subject to applicable "golden parachute" limitations under (S)280G of the Internal Revenue Code. "Change in control" is defined the same as under the Employment Agreement described below.

         Participants' accounts under the LTIP will be paid, in cash, in ten substantially equal annual installments, beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director. Notwithstanding the foregoing, a participant may elect to receive LTIP benefits in a lump sum or over a period shorter than ten years. In the event of a participants' death, the balance of his LTIP account will be paid in a lump sum (unless the participant elects a distribution period up to ten years) to his designated beneficiary, or if none, his estate.

         Any benefits accrued under the LTIP will be paid from the Association's general assets. The Association has established a trust in order to hold assets with which to pay benefits. Trust assets will be subject to the claims of the Association's general creditors. In the event a participant prevails over the Association in a legal dispute as to the terms or interpretation of the LTIP, he or she will be reimbursed for his or her legal and other expenses.

         Incentive Compensation Plan. The Association's Board of Directors adopted the Incentive Compensation Plan, effective July 1, 1997. The Incentive Compensation Plan is administered by a committee (the "Incentive Compensation Committee") which is expected to consist of the Association's non-employee directors. Under the plan, employees will receive annual cash bonus awards from a bonus pool determined under a performance-based formula. The bonus pool will equal the multiple of (i) 30% of net income in excess of 80% of targeted net income, times (ii) the NPA factor, times (iii) the CAMEL factor. The NPA factor will equal 1.0 as long as the ratio of the Association's non-performing assets and real-estate-owned to its total loans and real-estate-owned ("NPA Ratio") is less than or equal to 1%, and will be reduced ratably to 0 for NPA Ratios equaling or exceeding 2%. The CAMEL Factor will equal 1.2 for a CAMEL rating of 1, 1.0 for a CAMEL rating of 2, and 0 for CAMEL ratings of 3 or higher. In determining performance for a fiscal year, the Incentive Compensation Committee will have the discretion to take into account or disregard extraordinary financial events. Mr. Smith is expected to receive approximately 25% of the annual bonus pool, with the remaining 75% divided among the Association's other employees, based on a schedule approved by the Incentive Compensation Committee.

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

         The Incentive Compensation Plan has an indefinite term, and the Association has the right at any time to terminate or amend the Incentive Compensation Plan for any reason; provided, that no amendment or termination may, without the consent of the participant or, if applicable, the participant's beneficiary, adversely affect such participant's or beneficiary's rights with respect to benefits accrued as of the date of such amendment or termination.

         Employment Agreements. The Company and the Association has entered into employment agreements (the "Employment Agreements") under which Larry D. Smith would serve as President and Scott G. Erchul will serve as Vice President of the Association and the Company (the "Employees"). In such capacities, the Employees are responsible for overseeing all operations of the Association and the Company, and for implementing the policies adopted by the Boards of Directors. Such Boards believe that the Employment Agreements assure fair treatment of the Employees in their career with the Company and the Association by assuring them of some financial security.

         The Employment Agreements will become effective upon their execution and will provide for a term of three years, with an annual base salary equal to each Employee's existing base salary rate in effect on the effective date. On each anniversary date of the commencement of the Employment Agreements, the term of each Employee's employment may be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide each Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. An Employment Agreement shall terminate upon the Employee's death, may terminate upon the Employee's disability and are terminable by the Association for "just cause" (as defined in the Employment Agreements). In the event of termination for just cause, no severance benefits are available. If the Company or the Association terminates an Employee without just cause, the Employee will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the Employment Agreements plus an additional 12 month's salary and, at the Employee's election, either continued participation in benefit plans which the Employee would have been eligible to participate in through the Employment Agreements' expiration date or the cash equivalent thereof. If the Employment Agreements are terminated due to the Employee's "disability" (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his salary and benefits through the date of such termination, including any period prior to the establishment of the Employee's disability. In the event of an Employee's death during the term of his Employment Agreement, his estate will be entitled to receive his salary through the last day of the calendar month in which the Employee's death occurred. An Employee is able to voluntarily terminate his Employment Agreement by providing 90 days' written notice to the Boards of Directors of the Association and the Company, in which case the Employee is entitled to receive only his compensation, vested rights, and benefits up to the date of termination. If an Employee's employment terminates for a reason other than just cause, the Employee will, until he first becomes eligible for Medicare, be entitled to purchase from the Association, at a rate not greater than that applicable under COBRA, family medical insurance through any group health plan maintained by the Association.

         In the event of (i) the Employee's involuntary termination of employment other than for "just cause" during the period beginning six months before a change in control and ending on the later of the first anniversary of the change in control or the expiration date of the Employment Agreements (the "Protected Period"), (ii) the Employee's voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period which have not been consented to by the Employee, or (iii) the Employee's voluntary termination of employment for any reason within the 30-day period beginning on the date of the change in control, the Employee will be paid within 10 days of such termination (or the date of the change in control, whichever is later) an amount equal to the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Employee receives on account of the change in control.

         "Change in Control" means any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Association or the Holding Company thereof, (ii) the acquisition of the ability to control the election of a majority of the Association's or the Company's Directors, (iii) the acquisition of a controlling influence over the management or policies of the Association or of the Company by any person or by

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persons acting as a "group" (within the meaning of Section 13(d) of the
Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Association or of the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, the Company's ownership of the Association shall not of itself constitute a Change in Control for purposes of the Agreement. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur solely by reason of a transaction in which the Association converts to the stock form of organization, or creates an independent holding company in connection therewith. The decision of the Board as to whether a Change in Control has occurred shall be conclusive and binding.

         Each Employment Agreement with the Association provides that within 10 business days of a change in control, the Association shall fund, or cause to be funded, a trust in the amount of 2.99 times the Employee's base amount, that will be used to pay the Employee amounts owed to him. The payments that would be made to Messrs. Smith and Erchul assuming their termination of employment under the foregoing circumstances at June 30, 1997 would have been approximately $197,000 and $127,000, respectively. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. For more information, see "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws -- Additional Anti-Takeover Provisions."
In the event that the Employee prevails over the Company and the Association, or obtains a written settlement, in a legal dispute as to the Employment Agreement, he will be reimbursed for his legal and other expenses.

         Change-in-Control Protective Agreements. The Company and the Association intend to enter into change-in-control severance agreements (the "Severance Agreements") with Frank L. DeLay, and Linda C. Rush (collectively, the "Employees"), effective upon the closing of the Conversion.

         The Severance Agreements will have a term beginning on the date of completion of the Conversion and ending on the earlier of (a) three years after the date of completion of the Conversion, and (b) the date on which one of these individuals terminates employment with the Company and the Association, provided that the Employee's rights under the Severance Agreement will continue, provided the Agreement is in effect upon a Change in Control through the later of (i) the first annual anniversary of the Change in Control, or (ii) the expiration of the term of the Severance Agreement. On each annual anniversary date from the date of commencement of the Severance Agreements, the term of the Severance Agreements may be extended for additional one-year periods beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of these individuals has met the required performance standards and that such Severance Agreements should be extended.

         Under the Severance Agreements, in the event of an Employee's involuntary termination of employment in connection with, or within one year after, any change in control of the Association or the Company, other than for "just cause," the Employee will be paid within 10 days of such termination an amount equal to his or her annual salary then in effect provided that no amount shall be paid in excess of the difference between (i) 2.99 times his or her "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code, and
(ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that he or she receives on account of the change in control. "Change in Control" has the same meaning under the Severance Agreements that it has under the Employment Agreements (see above). Each Severance Agreement also provides for a similar lump sum payment to be made in the event of an Employee's voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by one of them.

         The Severance Agreements with the Association provides that within 10 business days of a change in control, the Association shall fund, or cause to be funded, a trust in the amount of 2.99 times the base amount that will be used to pay amounts owed to him or her upon termination other than for just cause within one year of the change in control. The amount to be paid to an employee from this trust upon his or her termination is determined according to the

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

procedures outlined in the Severance Agreements with the Association, and any money not paid to the employee is returned to the Association.

         The aggregate payments that would be made to Employees DeLay and Rush, assuming termination of employment under the foregoing circumstances at June 30, 1997, would have been approximately $________ and $________, respectively. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. For more information, see "Certain Anti-Takeover Provisions in the Charter and Bylaws -- Additional Anti-Takeover Provisions." In the event that one of these individuals prevails over the Company and the Association in a legal dispute as to the Severance Agreement, he or she will be reimbursed for his or her legal and other expenses.

Transactions with Management

         The Association offers loans to its directors and officers. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and to not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, the Association's loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, all loans to such persons must be approved in advance by a disinterested majority of the Board of Directors. At June 30, 1997, the Association had $689,000 in loans outstanding to directors and executive officers, which is 5.61% of pro forma stockholders equity at the midpoint of the Estimated Valuation Range. None of these loans had favorable terms.

                                 THE CONVERSION

         The OTS has approved the Plan, subject to the Plan's approval by the members of the Association entitled to vote on the matter and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. Approval by the OTS, however, does not constitute a recommendation or endorsement of the Plan.

General

         On May 15, 1997, the Board of Directors of the Association unanimously adopted, subject to approval by the OTS and the members of the Association, the Plan, pursuant to which the Association would convert from a federal mutual savings and loan association to a federal capital stock savings and loan association as a wholly owned subsidiary of the Company. The OTS has approved the Plan, subject to its approval by the members of the Association at the Special Meeting called for that purpose to be held on _________, 1997.

         The Conversion will be accomplished through the amendment of the Association's existing Federal Mutual Charter and Bylaws to read in the form of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Converted Association, the issuance of all the Converted Association's capital stock to be outstanding upon consummation of the Conversion to the Company and the offer and sale of the Common Stock of the Company. Upon issuance of the Converted Association's shares of capital stock to the Company, the Converted Association will be a wholly owned subsidiary of the Company.

         The Company has received approval from the OTS to become the holding company of the Converted Association subject to the satisfaction of certain conditions and to acquire all of the common stock of the Converted Association to be issued in the Conversion in exchange for at least 50% of the net proceeds from the sale of Common Stock in the Conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued by the Company pursuant to the Plan.

         The aggregate purchase price of the Common Stock to be issued in the Conversion will be within the Estimated Valuation Range of between $7,650,000 and $10,350,000, which may be increased to $11,902,500, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by Ferguson. All shares

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

of the Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be updated, if necessary, and the final price of the shares of the Common Stock will be determined at the completion of the Subscription and Community Offerings. Ferguson is experienced in the valuation and appraisal of financial institutions. For additional information, see " -- Stock Pricing and Number of Shares to be Issued."

         The following is a brief summary of material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the office of the Association and at the office of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

Offering of Common Stock

         Under the Plan, the Company is offering shares of the Common Stock first to the Association's Eligible Account Holders, second to the ESOP, third to Supplemental Eligible Account Holders and fourth to its Other Members who are not Eligible Account Holders or Supplemental Eligible Account Holders in the Subscription Offering. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category, with the exception that any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may first be sold to the ESOP. To the extent shares remain available for purchase after the Subscription Offering, the Company may offer any such remaining shares to the general public in the Community Offering. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. The term "resident" as used in relation to the preference afforded natural persons in the Local Community means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, nontransitory presence within the Local Community) and continues to reside in the Local Community at the time of the Subscription and Community Offerings. The Association may utilize deposit or loan records or such other evidence provided to it to make the determination whether a person is residing in the Local Community. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the person is a personal benefit plan, the circumstance of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. In all cases, however, such determination shall be in the sole discretion of the Association. The occurrence of the Community Offering is subject to the availability of shares of the Common Stock for purchase after satisfaction of all subscriptions in the Subscription Offering. Additionally, all purchases in the Community Offering are subject to the maximum and minimum purchase limitations set forth in the Plan and the right of the Company to reject any such orders, in whole or in part.

         As part of the Community Offering, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers to be formed and managed by Trident Securities. See " -- Syndicated Community Offering."

         If the Community Offering and Syndicated Community Offering are determined not to be feasible, the Association will immediately consult with the OTS to determine the most viable alternative available to effect the completion of the Conversion. Should no viable alternative exist, the Association may terminate the Conversion with the concurrence of OTS. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the members of the Association. In the event that the Conversion is not effected, the Association will remain a federal mutual savings and loan association, all subscription funds will be promptly returned to subscribers with interest earned thereon and all withdrawal authorizations will be cancelled. The completion of the Conversion is subject to market conditions and other factors beyond the Association's control. No assurance can be given as to the length of time after approval of the Plan at the Special Meeting that will be required to complete the sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company and the Converted Association upon consummation of the Conversion, together with corresponding changes in the offering price and the net proceeds realized by the Association from the sale of the Common Stock. The Association would also incur substantial additional printing, legal and

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

accounting expenses in completing the Conversion. In the event the Conversion is terminated, the Association would be required to charge all Conversion-related expenses against current income.

Business Purposes

         The Association's Board of Directors has formed the Company to serve upon consummation of the Conversion as a holding company with the Converted Association as its subsidiary. The portion of the net proceeds from the sale of the Common Stock in the Conversion to be distributed to the Converted Association by the Company will substantially increase the Converted Association's capital position which will in turn increase the amount of funds available for lending and investment, provide a "cushion" to compensate for the Association's negative interest rate risk position, and provide greater resources to support both current operations and future expansion by the Association, although there are no current agreements or understandings for such expansion. The holding company structure will provide greater flexibility than the Association alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital and operating flexibility will enable the Association to compete more effectively with other types of financial services organizations. In addition, the Conversion will also enhance the future access of the Company and the Association to the capital markets.

         The potential impact of Conversion upon the Association's capital base is significant. The Association had retained earnings in accordance with generally accepted accounting principles of $6.0 million, or 7.81% of assets, at June 30, 1997. Assuming approximately $8.5 million (based on the sale of 900,000 shares of Common Stock at the midpoint of the Estimated Valuation Range) of net proceeds are realized from the sale of the Common Stock (see "Pro Forma Data"), and after deducting amounts necessary to fund the ESOP and MRP, the Company's consolidated stockholders' equity would have been approximately $13.4 million as of June 30, 1997. The Company's ratio of tangible capital to total assets would increase to 15.95% after the Conversion. See "Historical and Pro Forma Regulatory Capital Compliance." The investment of the net proceeds from the sale of the Common Stock will provide the Converted Association with additional income to further increase its capital position. The additional capital may also assist the Converted Association in offering new programs and expanded services to its customers.

         After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares under the MRP or Option Plan, if implemented. Following completion of Conversion, the Company also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Association-- Certain Benefit Plans and Agreements."

Effect of Conversion to Stock Form on Depositors and Borrowers of the Association

         General. Each depositor in a mutual savings institution such as the Association has both a deposit account and a pro rata interest in the retained earnings of that institution based upon the balance in his or her deposit account. However, this interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any other depositor who opens a deposit account obtains a pro rata interest in the retained earnings of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

         Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the mutual institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata if any residual retained earnings remained, after other claims are paid.

         Upon consummation of the Conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the institution. The stock is separate and apart from deposit accounts and is not and cannot be insured

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

by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Association. Under the Plan, all of the capital stock of the Converted Association will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Conversion. The Common Stock will represent an ownership interest in the Company and will be issued upon consummation of the Conversion to persons who elect to participate in the Conversion by purchasing the shares being offered.

         Continuity. During the Conversion process, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Converted Association will continue to be subject to regulation by the OTS and the FDIC, and FDIC insurance of accounts will continue without interruption. After the Conversion, the Converted Association will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

         The Board of Directors serving the Association at the time of the Conversion will serve as the Board of Directors of the Converted Association after the Conversion. Following the Conversion, the Board of Directors of the Company will consist of the individuals serving on the Board of Directors of the Association. All officers of the Association at the time of the Conversion will retain their positions with the Converted Association after the Conversion.

         Voting Rights. Upon the completion of the Conversion, depositor and borrower members as such will have no voting rights in the Converted Association or the Company and, therefore, will not be able to elect directors of the Converted Association or the Company or to control their affairs. Currently these rights are accorded to depositors of the Association. Subsequent to the Conversion, voting rights will be vested exclusively in the stockholders of the Company which, in turn, will own all of the stock of the Converted Association. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Company, subject to the provisions of the Company's Articles of Incorporation.

         After the Conversion, holders of Savings Accounts in and obligors on loans of the Converted Association will not have voting rights in the Association. Exclusive voting rights with respect to the Company shall be vested in the holders of the Common Stock, holders of Savings Accounts in and obligors on loans of the Converted Association and the Association will not have any voting rights in the Company except and to the extent that such persons become stockholders of the Company, and the Company will have exclusive voting rights with respect to the Converted Association's capital stock.

         Deposit Accounts and Loans. The Association's deposit accounts, the balances of individual accounts and existing federal deposit insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with the Association.

         Tax Effects. The Association has received an opinion from its special counsel, Housley Kantarian & Bronstein, P.C., Washington, D.C., as to the material federal income tax consequences of the Conversion to the Association, and as to the generally applicable material federal income tax consequences of the Conversion to the Association's account holders and to persons who purchase Common Stock in the Conversion. The opinion provides that the Conversion will constitute a reorganization for federal income tax purposes under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code"). Among other things, the opinion also provides that: (i) no gain or loss will be recognized by the Association in its mutual or stock form by reason of the Conversion; (ii) no gain or loss will be recognized by its account holders upon the issuance to them of accounts in the Converted Association in stock form immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Association immediately prior to the Conversion; (iii) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest;
(iv) the tax basis of the Common Stock purchased in the Conversion will be equal to the amount paid therefor increased, in the case of Common Stock acquired pursuant to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised; (v) the holding period for the Common Stock purchased in the Conversion will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase; and (vi) gain or loss will be recognized to account holders

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

upon the receipt of liquidation rights or the receipt or exercise of Subscription Rights in the Conversion, to the extent such liquidation rights and Subscription Rights are deemed to have value, as discussed below.

         The opinion of Housley Kantarian & Bronstein, P.C., is based in part upon, and subject to the continuing validity in all material respects through the date of the Conversion of, various representations of the Association and upon certain assumptions and qualifications, including that the Conversion is consummated in the manner and according to the terms provided in the Plan. Such opinion is also based upon the Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

         Housley Kantarian & Bronstein, P.C. has advised the Association that an interest in a liquidation account has been treated by the IRS, in a series of private letter rulings which do not constitute formal precedent, as having nominal, if any, fair market value and therefore it is likely that the interests in the liquidation account established by the Association as part of the Conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that such depositors of the Association who receive an interest in such liquidation account established by the Association pursuant to the Conversion will not recognize any gain or loss upon such receipt.

         Housley Kantarian & Bronstein, P.C. has further advised the Association that the federal income tax treatment of the receipt of Subscription Rights pursuant to the Conversion is uncertain, and recent private letter rulings issued by the IRS have been in conflict. For instance, the IRS adopted the position in one private ruling that Subscription Rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of Subscription Rights plus the Subscription Rights actually exercised. Persons who do not exercise their Subscription Rights under this analysis would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another IRS private ruling, Subscription Rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of such rights exercised such rights, and that no loss be recognized if such rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Code and in the absence of contrary authoritative guidance, Housley Kantarian & Bronstein, P.C. has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of Subscription Rights. Further, also based upon a published IRS ruling and consistent with recognition of gain upon receipt rather than exercise of the Subscription Rights, Housley Kantarian & Bronstein, P.C. has provided in its opinion that the subsequent exercise of the Subscription Rights will not give rise to gain or loss. Regardless of the position eventually adopted by the IRS, the tax consequences of the receipt of the Subscription Rights will depend, in part, upon their valuation for federal income tax purposes.

         If the Subscription Rights are deemed to have a fair market value, the receipt of such rights will be taxable to Eligible Account Holders, Supplemental Eligible Account Holders and other eligible members who exercise their Subscription Rights, even though such persons would not have received any cash from which to pay taxes on such taxable income. The Association could also recognize a gain on the distribution of such Subscription Rights in an amount equal to their aggregate value. In the opinion of Ferguson & Company, whose opinion is not binding upon the IRS, the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price as the price paid by purchasers in the Community Offering for unsubscribed shares of Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that the Subscription Rights are deemed to have a fair market value. Because the fair market value, if any, of the Subscription Rights issued in the Conversion depends primarily upon the existence of certain facts rather than the resolution of legal issues, Housley Kantarian & Bronstein, P.C., has neither adopted the opinion of Ferguson & Company, as its own nor incorporated such opinion of Ferguson & Company in its opinion issued in connection with Conversion.

         The Association has also received the opinion of Grimsley, White & Company that no gain or loss will be recognized as a result of the Conversion for purposes of Colorado income tax laws.

         THE FEDERAL AND STATE INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL AND STATE INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ACCOUNT HOLDER AND OTHER MEMBER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES AND ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER AND OTHER MEMBER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL AND STATE INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

         Liquidation Account. In the unlikely event of a complete liquidation of the Association in its present mutual form, each holder of a deposit account in the Association would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His pro rata share of such remaining assets would be the same proportion of such assets as the value of his deposit account was to the total of the value of all deposit accounts in the Association at the time of liquidation.

         After the Conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of all other general creditors of the Association. Therefore, except as described below, a claim of such account holder would be solely in the amount of the balance in the related deposit account plus accrued interest, and the account holder would not have any interest in the value of the Association above that amount.

         The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Association as of the date of its latest statement of financial condition contained in the final Prospectus. Each Eligible Account Holder (a qualifying depositor of the Association on December 31, 1995) and each Supplemental Eligible Account Holder (a person with a qualifying deposit in the Association on September 30, 1997) would be entitled, on a complete liquidation of the Converted Association after completion of the Conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on December 31, 1995 and each Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each qualifying deposit held in the Association on September 30, 1997. The interest as to each qualifying deposit account would be in the same proportion of the total liquidation account as the balance of such qualifying deposit account was to the balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such respective date. However, if the amount in the qualifying deposit account on any annual closing date (September 30) of the Association subsequent to the relevant eligibility date is less than the amount in such account on the relevant eligibility date, or any subsequent closing date, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reductions, and such interest would cease to exist if he or she ceases to maintain an account at the Converted Association that has the same Social Security number as appeared on his or her account(s) at the relevant eligibility date. The interest in the liquidation account would never be increased, notwithstanding any increase in the related deposit account after the Conversion.

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

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the entity or persons holding the Converted Association's capital stock at that time.

         A merger, consolidation, sale of bulk assets or similar combination or transaction with an FDIC-insured institution in which the Converted Association is not the surviving insured institution would not be considered to be a "liquidation" under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.

         The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Converted Association, except that the Converted Association may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such dividend or repurchase would be to cause its retained earnings to be reduced below the aggregate amount then required for the liquidation account.

Subscription Offering

         Nontransferable Subscription Rights to subscribe for shares of the Common Stock have been issued to all persons entitled to subscribe for stock in the Subscription Offering at no cost to such persons. The amount of the Common Stock which these parties may subscribe for will be determined, in part, by the total stock to be issued, and the availability of stock for purchase under the categories set forth in the Plan.

         Preference categories have been established for the allocation of the Common Stock to the extent that shares are available. These categories are as follows:

                  Subscription Category No. 1 is reserved for the Association's Eligible Account Holders, (i.e., qualifying depositors of the Association on December 31, 1995) who will each receive nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering. Pursuant to the Plan, an Eligible Account Holder may purchase Common Stock in the Conversion in an amount equal to the greater of
         (i) $250,000 of the Common Stock, (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Converted Association in each case on the Eligibility Record Date (i.e., December 31, 1995). The Plan further provides that no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $250,000 of the aggregate value of shares of Common Stock offered in the Conversion. See "-- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Eligible Account Holders. To ensure a proper allocation of Common Stock, each Eligible Account Holder must list on his Stock Order Form all accounts in which he has an ownership interest as of December 31, 1995. Failure to list all such qualifying deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Association on December 31, 1995. Subscription Rights received by directors and officers of the Association in this category based on their increased deposits in the Association in the one-year period preceding December 31, 1995 are subordinated to the Subscription Rights of other Eligible Account Holders.

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

                  Subscription Category No. 2 is reserved for the Association's tax-qualified employee stock benefit plans, i.e., the ESOP, which shall receive nontransferable Subscription Rights to purchase in the aggregate up to 10% of the shares issued in the Conversion and which is expected to purchase 8% of the Common Stock offered in the Conversion. Any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may be first sold to the ESOP.

                  Subscription Category No. 3 is reserved for the Association's Supplemental Eligible Account Holders, i.e., qualifying depositors of the Association on the last day of the calendar quarter preceding OTS approval of the Plan (September 30, 1997) who will each receive nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering. Pursuant to the Plan, a Supplemental Eligible Account Holder may purchase Common Stock in the Conversion in an amount equal to the greater of (i) $250,000 of the Common Stock,
         (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the Converted Association in each case on the Supplemental Eligibility Record Date (i.e.,
         September 30, 1997). The Plan further provides that no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $250,000 of the aggregate value of shares of Common Stock offered in the Conversion. See " -- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders, so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less, and any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. To ensure a proper allocation of Common Stock, each Supplemental Eligible Account Holder must list on his Stock Order Form all accounts in which he has an ownership interest as of September 30, 1997. Failure to list all such deposit accounts may result in the inability of the Company or the Association to fill all or part of a subscription order. Neither the Company, the Association nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Association on September 30, 1997. Subscription Rights received by directors and officers of the Association in this category based on their increased deposits in the Association in the one-year period preceding September 30, 1997 are subordinated to the Subscription Rights of other Supplemental Eligible Account Holders. Subscriptions in this Category No. 3 will be filled only to the extent that there are sufficient shares of Common Stock remaining after satisfaction of subscriptions by Category Nos. 1 and 2.

                  Subscription Category No. 4 is reserved for Other Members, i.e., certain depositors and borrowers who are members of the Association as of the Voting Record Date entitled to vote at the Special Meeting but who are not otherwise Eligible Account Holders or Supplemental Eligible Account Holders. To the extent then available following subscriptions by Eligible Account Holders, tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, Other Members will receive, without payment therefor, nontransferable Subscription Rights to subscribe for Common Stock in the Subscription Offering up to $250,000 of the Common Stock. See "-- Limitations on Purchases of Shares." In the event that Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Conversion, the subscriptions of such Other Members will be allocated pro rata among subscribing Other Members on an equitable basis as determined by the Board of Directors.

         The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be

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

offered or allowed to purchase any Common Stock under the Plan if he resides in a foreign country or in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country;
(ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such persons would require the Company or the Association or their employees or agents to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Community Offering

         To the extent shares remain available for purchase after the Subscription Offering, the Company may offer any such remaining shares of the Common Stock to members of the general public to whom the Company delivers a copy of this Prospectus and a Stock Order Form in the Community Offering. The occurrence of the Community Offering is subject to the availability of shares of Common Stock for purchase after satisfaction of all orders received in the Subscription Offering. The Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than ____________, 1997. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the Company and the Association to accept or reject such purchases in whole or in part. The Company presently intends to terminate the Community Offering, if any, as soon as it has received orders for sufficient shares available for purchase in the Conversion.

         If all of the Common Stock offered in the Subscription Offering is subscribed for, there will be no Community Offering. In the event an insufficient number of shares are available to fill orders in the Community Offering, the available shares will be allocated by the Company in its discretion and a preference shall be given to natural persons and trusts of natural persons who are permanent residents of the Local Community. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. Purchasers in the Community Offering, together with their associates and groups acting in concert, are each eligible to purchase up to $250,000 of the Common Stock issued in the Conversion.

         Except as noted below, cash and checks received in the Community Offering will be placed in segregated savings accounts (each insured by the FDIC up to the applicable $100,000 limit) established specifically for this purpose. Interest will be paid on orders made by check, in cash or by money order at the Association's passbook rate from the date the payment is received by the Company until the consummation of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

Syndicated Community Offering

         As part of the Community Offering, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers to be formed and managed by Trident Securities. The Syndicated Community Offering, if any, will be conducted to achieve the widest distribution of Common Stock subject to the Company and the Association having the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the same price as in the Subscription and Community Offerings.

         Individual purchasers in the Syndicated Community Offering may purchase up to $250,000 of the Common Stock in the Conversion when aggregated with any associate or group of persons acting in concert. The Association shall be responsible for the payment of selling commissions to other NASD firms and licensed brokers participating in the Syndicated Community Offering. Other firms may participate under selected dealers agreements, and Trident

Securities and such selected dealers may receive fees which are not expected to exceed 4.5% of the amount of the stock sold by the selected dealers in the Syndicated Community Offering. In addition, Trident would receive a fee of 1.0% for managing the Syndicated Community Offering.

         During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of common Stock. When and if Trident Securities and the Company believe that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Company established for each selected dealer. After payment has been received by the Company from selected dealers, funds will earn interest at the Association's passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit its customers' brokerage account.

         The Syndicated Community Offering, if any, will terminate no more than 45 days following the completion of the Subscription Offering, unless extended by the Company with the approval of the OTS. The Syndicated Community Offering may run concurrently with the Subscription and Community Offerings or subsequent to such offerings.

Subscriptions for Stock in Subscription and Community Offerings

         Expiration Date. The Subscription Offering will expire at 12:00 Noon, local time, on ________, 1997 unless extended by the Board of Directors of the Association for up to an additional ___ days, to no later than ________, 1997. Such date and time are referred to herein as the "Expiration Date." Subscription rights not exercised prior to the Expiration Date will be void. The Community Offering, if any, may terminate at any time without notice, but may not terminate later than _________, 1998.

         Orders will not be executed by the Company until at least the minimum number of shares of Common Stock offered hereby have been subscribed for or sold. If all shares of Common Stock have not been subscribed for or sold within 45 days of the end of the Subscription Offering (unless such period is extended with consent of the OTS), all funds delivered to the Company pursuant to the Subscription Offering will be promptly returned to the subscribers with interest and all charges to savings accounts will be rescinded.

         Use of Stock Order Forms and Certification Forms. Rights to subscribe may only be exercised by completion of Stock Order Forms and certification forms. Any person receiving a Stock Order Form who desires to subscribe for shares of stock must do so prior to the Expiration Date by delivering (by mail or in person) to the office of the Association a properly executed and completed Stock Order Form and certification form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to "High Country Bancorp, Inc." The Stock Order Form and certification form must be received by the Expiration Date. All subscription rights under the Plan will expire on the Expiration Date, whether or not the Company has been able to locate each person entitled to such subscription rights. Once tendered, subscription orders cannot be revoked.

         Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. The subscription rights granted under the Plan are nontransferable; persons who attempt to transfer their subscription rights may lose the right to subscribe for stock in the Conversion and may be subject to other sanctions and penalties imposed by the OTS. Each person subscribing for shares is required to represent to the Company that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

         In the event Stock Order Forms (i) are not delivered and are returned to the Company by the United States Postal Service or the Company is unable to locate the addressee, or (ii) are not returned or are received after the Expiration Date, or (iii) are defectively completed or executed, or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Stock Order Form within the time period specified. However, the Company or the Association may, but will not be required to, waive any irregularity on any Stock Order Form or require the submission of corrected Stock Order Forms or the remittance of full payment for subscribed shares by such date as the Company or the Association may specify. The interpretation by the Company and the Association of the terms and conditions of the Plan and of the Stock Order Form will be final.

         Payment for Shares. Payment for all subscribed shares of Common Stock will be required to accompany all completed Stock Order Forms for subscriptions to be valid. Payment for subscribed shares may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Appropriate means by which such withdrawals may be authorized are provided in the Stock Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase stock for which subscription has been made while the Plan remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of consummation of the sale. In the case of payments made in cash or by check or money order such funds will be placed in a segregated savings account established for each subscriber specifically for this purpose (each insured by the FDIC up to the applicable $100,000 limit) and interest will be paid at the Association's passbook rate from the date payment is received until the Conversion is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the Association's passbook rate subsequent to the withdrawal. An executed Stock Order Form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company, unless the Conversion is not completed within 45 days of the termination of the Subscription Offering. If an extension of the period of time to complete the Conversion is approved by the OTS, subscribers will be resolicited and must affirmatively reconfirm their orders prior to the expiration of the resolicitation offering, or their subscription funds will be promptly refunded. Subscribers may, through such extension, also modify or cancel their subscriptions. Interest will be paid on such funds at the Association's passbook rate during the 45-day period and any approved extension period. Wired funds will not be accepted for the payment for shares of Common Stock.

         Owners of self-directed IRAs or other self-directed tax-qualified retirement plans, may use the assets of such IRAs or plans to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs or plans are not maintained at the Association. Persons with IRAs or plans maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Depositors interested in using funds in an Association IRA or plan to purchase Common Stock should contact the Association's Stock Information Center at (719) __________ as soon as possible but in no event later than seven days prior to closing of the offering period, so that the necessary forms may be forwarded for execution and returned at least one week prior to the Expiration Date of the Subscription Offering.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but may pay for such shares upon consummation of the Subscription and Community Offerings, if all shares are sold, or upon consummation of any subsequent offering, if shares remain to be sold in such an offering.

         Shares Purchased. Certificates representing shares of the Common Stock will be delivered to subscribers as soon as practicable after closing of the Conversion. Purchasers may not be able to sell the shares of Common Stock which they purchased until certificates for the Common Stock are available and delivered to them, even though trading of the Common Stock may have commenced. Shares sold prior to the receipt of a stock certificate are the responsibility of the purchaser.

Plan of Distribution and Marketing Agent

         Officers of the Association are available at the Association's office to provide offering materials to prospective investors, to answer their questions (but only to the extent such information is derived from this Prospectus) and to receive completed Stock Order Forms and certification forms from prospective investors interested in subscribing for shares of the Common Stock. None of the Association's directors, officers or employees will receive any commissions or other compensation for their efforts in connection with sales of shares of the Common Stock. Although information regarding the stock offering is available at the Association's office, an investment in the Common Stock is not a deposit, and the Common Stock is not federally insured.

         The directors, officers and employees of the Association who will be involved in selling stock are expected to be exempt from the requirement to register with the SEC as broker-dealers within the meaning of Rule 3a4-1 under the Exchange Act. Such persons will qualify under the safe harbor provisions of that rule on the basis of paragraphs (a)(4)(ii) and/or (iii), i.e., management of the Association expects that such persons either (x) will perform substantial duties for the Company in its business, will not otherwise be broker-dealers and are not expected to participate in another offering in the next twelve months or
(y) will limit their activities to preparing written communications, responding to customer inquiries and/or performing ministerial/clerical functions.

         The Association and the Company have engaged Trident Securities as financial advisor to provide sales assistance in connection with the Subscription and Community Offerings of the Common Stock. The services of Trident Securities will include, but are not limited to, (i) training and educating the Association's employees who will be performing certain ministerial functions in the Subscription and Community Offerings regarding the mechanics and regulatory requirements of the stock sales process and the solicitation of proxies from members, (ii) providing employees to manage the Stock Information Center, assisting Association customers and interested stock purchasers and keeping records of orders for shares of Common Stock, and (iii) supervising the Association's sales efforts, including preparation of marketing materials. For all its services rendered in the Conversion, Trident Securities will receive a commission equal to 1.70% of the aggregate dollar amount of Common Stock sold to residents of Colorado, and 1.20% of the aggregate dollar amount of Common Stock sold to non-residents of Colorado, excluding any shares of stock sold to the Association's directors, executive officers, and the ESOP. Additionally, commissions will be excluded on shares sold to "associates" (as defined in the Plan) of the Association's directors and executive officers. In the event Common Stock is sold by other NASD member firms under selected dealer's agreements, the aggregate commissions to be received by Trident Securities and selected dealers shall not exceed a fee to be set by the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering. Trident Securities will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $10,000 and its legal fees in an amount not to exceed $25,000. The Company and the Association have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.

Stock Pricing and Number of Shares to be Issued

         Ferguson, which is experienced in the evaluation and appraisal of savings institutions involved in the conversion process, has been retained by the Association to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Conversion. Prior to the Conversion, the Association did not have any business relationship with Ferguson. Ferguson will receive a fixed fee of $27,500 for its appraisal and other services, and reimbursement for related expenses up to $5,000. The Association has agreed to indemnify Ferguson under certain circumstances against any losses, damages, expenses or liability arising out of the Association's engagement of Ferguson for the appraisal.

         Ferguson has determined as of August 5, 1997 that the estimated pro forma market value of the stock to be issued by the Company in the Conversion was $9,000,000. In determining the reasonableness and adequacy of the appraisal submitted by Ferguson, the Boards of Directors of the Association and the Company reviewed with Ferguson the methodology and the appropriateness of assumptions used by Ferguson in preparing the appraisal. The Company, in consultation with Trident Securities, has determined to offer the shares in the Conversion at the Purchase Price of

$10.00 per share. The price per share was determined based on a number of factors, including the market price per share of the stock of other financial institutions. Regulations administered by the OTS require, however, that the appraiser establish a range of value for the stock of approximately 15% on either side of the estimated value to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors from the time of commencement of the Subscription Offering until completion of the Community Offering. Accordingly, Ferguson has established a range of value of from $7,650,000 to $10,350,000 for the Conversion. Ferguson will either confirm the continuing validity of its appraisal or provide an updated appraisal immediately prior to the completion of the Conversion.

         Should it be determined at the close of the offering that the aggregate pro forma market value of the Common Stock is higher or lower than $9,000,000, but is nonetheless within the Estimated Valuation Range or within 15% of the maximum of such range, the Company will make an appropriate adjustment by raising or lowering by no more than 15% the total number of shares being offered (within a range from 765,000 shares to 1,035,000 shares). Unless permitted by the Company or otherwise required by the OTS, no resolicitation of subscribers and other purchasers will be made because of any such change in the number of shares to be issued unless the aggregate purchase price of the Common Stock sold in the Conversion is below the minimum of the Estimated Valuation Range or is more than $11,902,500 (i.e., 15% above the maximum of the Estimated Valuation Range). If the aggregate purchase price falls outside the range of from $7,650,000 to $11,902,500, subscribers and other purchasers will be resolicited and given the opportunity to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation, or their subscription funds will be promptly refunded with interest at the Association's passbook rate. Subscribers will also be given the opportunity to increase, decrease or rescind their orders. Any change in the Estimated Valuation Range must be approved by the OTS. The establishment of any new price range may be effected without a resolicitation of votes from the Association's members to approve the Conversion.

         The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the valuation, Ferguson has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Association and the Company. Ferguson did not independently verify the financial statements and other information provided by the Association and the Company, nor did Ferguson value independently the assets and liabilities of the Association and the Company. The valuation considers the Association and the Company only as a going concern and should not be considered as an indication of the liquidation value of the Association and the Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices equal to or above the price or prices paid for it. Copies of the appraisal report of Ferguson setting forth the method and assumptions for such appraisal are on file and available for inspection at the offices set forth in "Additional Information" and at the office of the Association. Further, any subsequent updated appraisal also will be filed with the SEC and will be available for inspection.

Limitations on Purchase of Shares

         Purchases of shares of Common Stock are subject to limitations as set forth in the Plan. All shares are offered to persons subscribing in the Subscription Offering, and shares are only offered to persons in the Community Offering and Syndicated Community Offering, if any, to the extent available after filling subscriptions in the Subscription Offering.

         Within the Subscription Offering, the maximum purchases by subscribers are limited under the Plan. Eligible Account Holders may only subscribe up to an amount equal to the greater (i) $250,000 of the Common Stock, (ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Converted Association in each case on the Eligibility Record Date (i.e., December 31, 1995). Supplemental Eligible Account Holders may only subscribe

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

up to an amount equal to the greater of (i) $250,000 of the Common Stock,
(ii) one-tenth of one percent of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in the Converted Association in each case on the Supplemental Eligibility Record Date (i.e., September 30, 1997). The Plan further provides that no person (together with associates and persons acting in concert therewith) may purchase in the aggregate more than $250,000 of the aggregate value of shares of Common Stock offered in the Conversion.

         The Plan provides for certain additional limitations to be placed upon the purchase of shares by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares. The ESOP may purchase up to an aggregate of 10% of the shares of the Common Stock to be issued in the Conversion and is expected to purchase 8% of such shares. No person, including associates (as defined below) of and persons acting in concert (as defined below) with such person (other than the ESOP), may purchase in the Subscription or Community Offerings more than $250,000 of the Common Stock. Shares purchased by the ESOP and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of Common Stock in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares to be issued in the Conversion. For purposes of the Plan, the directors of the Company and the Association are not deemed to be associates or a group acting in concert solely by reason of their Board membership.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Association's members, purchase limitations may be increased or decreased at the sole discretion of the Company and the Association at any time. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that the purchase limitation is decreased after commencement of the Subscription and Community Offerings, the orders of any person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

         The term "acting in concert" is defined in the Plan to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or
(ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies. The term "associate" of a person is defined in the Plan to mean: (i) any corporation or organization (other than the Association, the Company, or a majority-owned subsidiary of the Association or the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director of the Association or the Company or any of their subsidiaries. Directors are not treated as associates solely because of their Board membership.

         Each person purchasing Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such person), the Company shall have the right to purchase from such person at the aggregate purchase price all shares acquired by such person in excess of such purchase limitations or, if such excess shares have been sold by such person, to receive the difference between the aggregate purchase price paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Company to

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

purchase such excess shares shall be assignable by the Company. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

         Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Association and the Company. See "-- Limitations on Resales by Management."

         In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

         Depending upon market conditions, the Boards of Directors of the Company and the Association, with the approval of the OTS, may increase or decrease any of the above purchase limitations. In the event of such an increase or decrease, no further approval of members of the Association would be required. OTS regulations authorize a plan of conversion to provide a minimum purchase limitation of a percentage as low as 1% and a maximum purchase limitation of a percentage not to exceed 10%, provided that orders for shares exceeding 5% of the shares being offered in the Conversion shall not exceed in the aggregate 10% of the shares being offered in the Conversion.

Regulatory Restrictions on Acquisition of the Common Stock

         Current federal regulations prohibit any person from making an offer, announcing an intent to make an offer, entering into any other arrangement to purchase Common Stock or acquiring Common Stock or Subscription Rights in the Company from another person prior to completion of the Conversion. Further, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares in the Company for a period of three years from the date of the completion of the Conversion, if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of the Company's outstanding stock, without the prior written approval of the OTS. The OTS has defined the word "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to the Company or underwriters or members of a selling group acting on behalf of the Company for resale to the general public are excepted. The regulations also provide civil penalties for willful violation or assistance of any such violation of the regulation by any person connected with the management of the Company following the Conversion. Moreover, when any person, directly or indirectly, acquires beneficial ownership of more than 10% of the Company's capital stock following the Conversion within such three-year period without the prior approval of the OTS, the Company's Common Stock beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote. The Articles of Incorporation of the Company include a similar 10% beneficial ownership limitation. See "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws."

         In addition to the foregoing restrictions, any person or group of persons acting in concert who propose to acquire 10% or more of the Company's outstanding shares will be presumed under OTS regulations, to be acquiring control of the Company and will be required to submit prior notice to the OTS under the Change in Control Act.

Restrictions on Repurchase of Stock

         Subject to the exceptions described herein, for a period of three years following the Conversion, the Company may not repurchase any of its stock from any person, except (i) repurchases on a pro rata basis pursuant to an offer, approved by the OTS, made to all stockholders, and (ii) repurchases of qualifying shares of a director. However, upon 10 days' written notification to the OTS Regional Director for the Converted Association and the Chief Counsel of the Business Transactions Division of the OTS, if the Regional Director and Chief Counsel do not object, the Company may make open market repurchases of its outstanding Common Stock, provided that: (i) no repurchases may occur in the first year following the Conversion without OTS approval; (ii) in the second and third years after the Conversion, repurchases must be part of an open-market program that does not allow for the repurchase of more than 5% of the Company's outstanding Common Stock during a 12-month (a waiver may be obtained from the OTS which would allow for additional purchases); (iii) the repurchases would not cause the Converted Association to become "undercapitalized" (as defined for regulatory purposes);
(iv) the repurchases would not materially adversely affect the Converted Association's financial condition; and (v) there is a valid business purpose for the repurchases. The Company may not repurchase any of its stock if the effect thereof would cause the Converted Association's regulatory capital to be reduced below the amount required for the liquidation account. Regulatory dividend limitations may provide further restrictions on stock repurchases.

Limitations on Resales by Management

         Shares of the Common Stock purchased by directors or officers of the Company and the Association in the Conversion will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the original purchaser or in any exchange of such shares in connection with a merger or acquisition of the Company approved by the OTS. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the restriction imposed upon it and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction for transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares acquired otherwise than in the Conversion, such as under the Company's Option Plan, would not be subject to such restrictions. To the extent directors and officers are deemed affiliates of the Company, all shares of the Common Stock acquired by such directors and officers will be subject to certain resale restrictions and may be resold pursuant to Rule 144 under the Securities Act. See "Regulation -- Regulation of the Company Following the Conversion -- Federal Securities Law."

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by the Association will be final. The Plan provides that the Association's Board of Directors shall have the sole discretion to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to giving preference in the Community Offering to natural persons and trusts of natural persons who are permanent residents of the Local Community, and any and all interpretations, applications and determinations made by the Board of Directors in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Association and its members and subscribers in the Subscription and Community Offerings, subject to the authority of the OTS.

         The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by a two-thirds vote of the Board of Directors at any time prior to submission of the Plan and proxy materials to the Association's members. After submission of the Plan and proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting and at any time following the Special Meeting with the concurrence of the OTS. In its discretion, the Board of Directors may generally modify or terminate the Plan upon the order of the regulatory authorities without resoliciting proxies or otherwise obtaining approval of the amended Plan by members at another Special Meeting. However, any modification of the Plan that results in a material change in the terms of the Conversion would require such a resolicitation of proxies and another meeting of members.

         The Plan further provides that in the event that mandatory new regulations pertaining to conversions are adopted by the OTS or any successor agency prior to completion of the Conversion, the Plan will be amended to conform to such regulations without a resolicitation of proxies or another Special Meeting. In the event that such new conversion regulations contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting. By adoption of the Plan, the Association's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

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

Conditions and Termination

         Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total outstanding votes of the members of the Association and the sale of all shares of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated, and the Association will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the OTS, by the Board of Directors at any time thereafter.


    CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE ASSOCIATION

Conversion Regulations

         OTS regulations prohibit a person from making an offer, announcing an intent to make an offer or other arrangement to purchase stock, or acquiring stock or subscription rights in the Association or the Company from another person prior to completion of the Conversion. Further, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the Association or the Company for a period of three years from the date of the completion of the Conversion if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of the stock of the Association or the Company without the prior written approval of the Director of the OTS. For purposes of the regulations, "person" is defined to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of the Association or the Company. Offers made exclusively to the Association or the Company, however, or underwriters or members of a selling group acting on the Association's or Company's behalf for resale to the general public, are excepted.

Change in Association Control Act and Savings and Loan Holding Company Provisions of Home Owners' Loan Act

         Federal laws and regulations contain a number of provisions which affect the acquisition of insured institutions such as the Association, including a savings and loan holding company such as the Company. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a savings association unless the OTS has been given 60 days' prior written notice and the OTS does not issue a notice disapproving the proposed acquisition. In addition, certain provisions of the Home Owners Loan Act provide that no company may acquire control of a thrift without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS.

         Pursuant to applicable regulations, control of a savings association is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of a savings association or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or more than 25% of any class of stock, of a savings association, where one or more enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings association, or
(iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security.

                       CERTAIN ANTI-TAKEOVER PROVISIONS
                  IN THE ARTICLES OF INCORPORATION AND BYLAWS

         While the Boards of Directors of the Association and the Company are not aware of any effort that might be made to obtain control of the Company after Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Company's Articles of Incorporation to protect the interests of the Company and its stockholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Association, the Company or the Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult.

         The following discussion is a general summary of the material provisions of the Articles of Incorporation and Bylaws of the Company which may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of the Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

Board of Directors

         Certain provisions of the Company's Articles of Incorporation and Bylaws will impede changes in control of the Board of Directors of the Company. The Articles of Incorporation provides that the Board of Directors is to be divided into three classes, as nearly equal in number as possible, which shall be elected for staggered three-year terms.

         The Company's Articles of Incorporation provides that a director may be removed only for cause by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote and that the size of the Board of Directors may be changed only by a vote of two-thirds of the directors then in office. The Articles of Incorporation further provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a two-thirds vote of the directors then in office.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders

         The Company's Articles of Incorporation requires the approval of the holders of (i) at least 80% of the Company's outstanding shares of voting stock, and (ii) at least a majority of the Company's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. The increased voting requirements in the Company's Articles of Incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Company's Board of Directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"). The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. A "Business Combination" is defined to include (i) any merger or consolidation of the Company with or into any Related Person; (ii) any sale, lease exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of the Company or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of the Company's total assets); (iii) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company; (v) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person;
(vi) the acquisition by the Company of any securities of the Related Person;
(vii) any reclassification of the Common Stock, or any recapitalization involving the Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

Limitations on Call of Meetings of Stockholders

         The Company's Articles of Incorporation provides that special meetings of stockholders may only be called by the Company's Board of Directors or an appropriate committee appointed by the Board of Directors. Stockholders are not authorized to call a special meeting, and stockholder action may be taken only at a special or annual meeting of stockholders and not by written consent.

Absence of Cumulative Voting

         The Company's Articles of Incorporation provides that there shall not be cumulative voting by stockholders for the election of the Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors of the Company to be selected at that meeting, thus precluding minority stockholder representation on the Company's Board of Directors.

Restrictions on Acquisitions of Securities

         The Articles of Incorporation provides that for a period of five years from the effective date of the Conversion, no person may acquire directly or indirectly acquire the beneficial ownership of more than 10% of any class of equity security of the Company, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Company's Continuing Directors. This provision does not apply to any employee stock benefit plan of the Company. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by the Company's Board of Directors, shall be entitled to vote in connection with any matter submitted to stockholders for a vote. Additionally, the Articles of Incorporation provides for further restrictions on voting rights of shares owned in excess of 10% of any class of equity security of the Company beyond five years after the Conversion of the Association. Specifically, the Articles of Incorporation provides that if, at any time after five years from the Association's conversion to stock form, any person acquires the beneficial ownership of more than 10% of any class of equity security of the Company, then, with respect to each vote in excess of 10%, such person shall be entitled to cast only one-hundredth of one vote. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of the Company's Continuing Directors. Under the Company's Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition. Unless the Board took such affirmative action, the provision would operate to restrict the voting by beneficial owners of more than 10% of the Company's Common Stock in a proxy contest.

Board Consideration of Certain Nonmonetary Factors in the Event of an Offer by Another Party

         The Articles of Incorporation of the Company permits the Board of Directors, in evaluating a Business Combination or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the Board deems relevant, including (i) the social and economic effects of the transaction on the Company and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring party or parties; and (iii) the competence, experience and integrity of the acquiring party or parties and its or their management. By having the standards in the Articles of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose any proposed business combination, tender or exchange offer if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

Authorization of Preferred Stock

         The Company's Articles of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. Issuance of the preferred stock could adversely affect the relative voting rights of holders of the Common Stock. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Company and its stockholders. This preferred stock, none of which has been issued by the Company, together with authorized but unissued shares of Common Stock (the Articles of Incorporation authorizes the issuance of up to 3,000,000 shares of Common Stock), also could represent additional capital required to be purchased by the acquiror.

Procedures for Stockholder Nominations

         The Company's Articles of Incorporation provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of the Company not less than 30 or more than 60 days in advance of the meeting. "New business" within the meaning of this provision will be interpreted by the Company to exclude shareholder proposals which have been included in the Company's proxy solicitation materials pursuant to Rule 14a-8 under the Exchange Act.

Amendment of Bylaws

         The Company's Articles of Incorporation provides that the Company's Bylaws may be amended either by a two-thirds vote of the Company's Board of Directors or by the affirmative vote of the holders of not less than 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. Absent this provision, Colorado law provides that a corporation's bylaws may be amended by the holders of a majority of a corporation's outstanding capital stock. The Company's Bylaws contain numerous provisions concerning the Company's governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Company's Bylaws and to reduce the authority of the Board of Directors or impede its ability to manage the Company, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

Amendment of Articles of Incorporation

         The Company's Articles of Incorporation provides that specified provisions contained in the Articles of Incorporation may not be repealed or amended except upon the affirmative vote of not less than 80% of the outstanding shares of the Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Colorado law for the repeal or amendment of an Articles of Incorporation provision. The specific provisions are those (i) governing the calling of special meetings, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual or special meetings,
(ii) requiring written notice to the Company of nominations for the election of directors and new business proposals, (iii) governing the number of the Company's Board of Directors, the filling of vacancies on the Board of Directors and classification of the Board of Directors, (iv) providing the mechanism for removing directors, (v) limiting the acquisition of more than 10% of the capital stock of the Company or the Association (except, with the prior approval of the Continuing Directors of the Company), (vi) governing the requirement for the approval of certain Business Combinations involving a "Related Person," (vii) regarding the consideration of certain nonmonetary factors in the event of an offer by another party, (viii) providing for the indemnification of directors, officers, employees and agents of the Company, (ix) pertaining to the elimination of the liability of the directors to the Company and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty, and (x) governing the required stockholder vote for amending the Articles of Incorporation or Bylaws of the Company. This provision is intended to prevent the holders of less than 80% of the outstanding stock of the Company from circumventing any of the foregoing provisions by amending the Articles of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of the Company's voting stock to prevent amendments to the Company's Articles of Incorporation or Bylaws, even if such amendments were favored by the holders of a majority of the voting stock.

Benefit Plans

         In addition to the provisions of the Company's Articles of Incorporation and Bylaws described above, certain benefit plans of the Company and the Association adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the Boards of Directors of the Company and the Association might conclude are not in the best interests of the Company, the Association or the Company's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of the Company or the Association, see "Management of the Association -- Certain Benefit Plans and Agreements."

The Purpose of and Anti-Takeover Effect of the Company's Articles of Incorporation and Bylaws

         The Boards of Directors of the Company and the Association believe that the provisions described above reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Company and the Association in the orderly deployment of the net proceeds of the Conversion into productive assets during the initial period after the Conversion. The Boards of Directors of the Company and the Association believe these provisions are in the best interests of the Association and of the Company and its stockholders. In the judgment of the Boards of Directors of the Company and the Association, the Company's Board is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Company's other constituents. Accordingly, the Boards of Directors of the Company and the Association believe that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Company's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders.

         Despite the belief of the Association and the Company as to the benefits to stockholders of these provisions of the Company's Articles of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which the stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and may tend to stabilize the Company's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its stockholders after the Conversion, the Company may adopt additional Articles of Incorporation provisions regarding the acquisition of its equity securities that would be permitted to a Colorado corporation.

                          DESCRIPTION OF CAPITAL STOCK

General

         The Company is authorized to issue 3,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of serial preferred stock, par value $0.01 per share. The Company currently expects to issue between 765,000 and 1,035,000 shares, subject to adjustment, of the Common Stock and no shares of serial preferred stock in the Conversion. The Company has reserved for future issuance under the Option Plan an amount of authorized but unissued shares of Common Stock equal to 10% of the shares to be issued in the Conversion. The capital stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other federal or state governmental agency.

Common Stock

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. For information regarding a possible reduction in voting rights, see "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws -- Restrictions on Acquisitions of Securities."

         Dividends. The Company may, from time to time, declare dividends to the holders of the Common Stock, who will be entitled to share equally in any such dividends. For information as to cash dividends, see "Dividend Policy," "Regulation -- Dividend Restrictions," and "Taxation."

         Liquidation. In the event of any liquidation, dissolution or winding up of the Converted Association, the Company, as holder of all of the Association's capital stock, would be entitled to receive all assets of the Converted Association after payment of all debts and liabilities of the Converted Association and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of the Common Stock. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock.

         Restrictions on Acquisition of the Common Stock. For information regarding limitations on acquisition of shares of the Common Stock, see "Certain Restrictions on Acquisition of the Company, the Converted Association and the Association," "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws" and "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock."

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of the Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

Serial Preferred Stock

         None of the 1,000,000 authorized shares of serial preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the serial preferred stock. Should the Board of Directors of the Company subsequently issue serial preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

                            REGISTRATION REQUIREMENTS

         The Company will register its Common Stock with the SEC pursuant to the Exchange Act upon the completion of the Conversion and will not deregister said shares for a period of at least three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable. The Company intends to have a June 30 fiscal year end.

                                 LEGAL OPINIONS

         The legality of the Common Stock will be passed upon for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C., which has consented to the references herein to its opinion. Certain legal matters will be passed upon for Trident Securities by Malizia, Spidi, Sloane & Fisch, P.C., Washington,
D.C.

                                  TAX OPINIONS

         The federal income tax consequences of the Conversion will be passed upon by Housley Kantarian & Bronstein, P.C., Washington, D.C., which has consented to the references herein to its opinion. The Colorado income tax consequences of the Conversion will be opined upon by Grimsley, White & Company, which has consented to the references herein to its opinion.

                                     EXPERTS

         The financial statements of Salida Building and Loan Association at June 30, 1997 and 1996 and for the two years then ended have been included herein and elsewhere in the registration statement and the Association's application for conversion in reliance upon the report of Grimsley, White & Company, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         Ferguson has consented to the publication herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma aggregate market value of the Common Stock to be issued in the Conversion and the value of Subscription Rights to purchase the Common Stock and to the use of its name and statements with respect to it appearing herein.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov."

         The Association has filed with the OTS an Application for Conversion. This document omits certain information contained in such application. The Application for Conversion can be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the office of the OTS Regional Director, Midwest Regional Office, at 122 West John Carpenter Freeway, Irving, Texas 75039.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
Independent Auditors' Report                                             F-1

Statements of Financial Condition as of June 30, 1997 and 1996           F-2

Statements of Income for the Years Ended June 30, 1997 and 1996          16

Statements of Equity for the Years Ended June 30, 1997 and 1996          F-3

Statement of Cash Flows for the Years Ended June 30, 1997 and 1996       F-4

Notes to Financial Statements                                            F-5

Schedules - All schedules are omitted because the required information is not applicable or is presented in the financial statements or accompanying notes.


     All financial statements of High Country Bancorp, Inc. have been omitted because High Country Bancorp, Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

            [Letterhead of Grimsley, White & Company Appears Here]



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Salida Building and Loan Association
Salida, Colorado

We have audited the accompanying statements of financial condition of Salida Building and Loan Association as of June 30, 1997 and 1996, and the related statements of income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salida Building and Loan Association as of June 30, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                /s/  GRIMSLEY, WHITE & COMPANY
                                ------------------------------
                                GRIMSLEY, WHITE & COMPANY

July 31, 1997

                     SALIDA BUILDING AND LOAN ASSOCIATION

                       STATEMENTS OF FINANCIAL CONDITION

                            JUNE 30, 1997 AND 1996


                                    ASSETS
                                                                         1997         1996
                                                                      -----------  -----------
Cash and amounts due from banks                                       $   894,995  $   511,119
Interest-bearing deposits at other institutions                         2,381,315    1,576,878
Securities available-for-sale                                                   -      989,085
Securities held-to-maturity                                             5,339,762    6,843,218
Loans receivable, net                                                  63,126,864   50,075,541
Federal Home Loan Bank stock                                              988,500      563,500
Accrued interest receivable                                               595,007      438,580
Property and equipment, net                                             2,507,398    2,060,920
Mortgage servicing rights                                                  35,352            -
Prepaid expenses and other assets                                         454,909      126,229
                                                                      -----------  -----------
     Total Assets                                                     $76,324,102  $63,185,070
                                                                      ===========  ===========

                            LIABILITIES AND EQUITY

Liabilities
     Deposits                                                         $56,152,178  $49,537,369
     Advances by borrowers for taxes and insurance                        127,175      134,075
     Accounts payable and other liabilities                               491,929      214,638
     Advances from Federal Home Loan Bank                              13,520,000    7,150,000
     Deferred income taxes                                                 74,600      242,000
                                                                      -----------  -----------
     Total Liabilities                                                 70,365,882   57,278,082
                                                                      -----------  -----------

Commitments

Equity
     Retained earnings, substantially restricted                        5,958,220    5,913,804
     Net unrealized depreciation on securities available-for-sale,
         net of tax of $4,900 (1996)                                            -       (6,816)
                                                                      -----------  -----------
     Total Equity                                                       5,958,220    5,906,988
                                                                      -----------  -----------
     Total Liabilities and Equity                                     $76,324,102  $63,185,070
                                                                      ===========  ===========

                       See Notes To Financial Statements

                     SALIDA BUILDING AND LOAN ASSOCIATION

                             STATEMENTS OF EQUITY

                            JUNE 30, 1997 AND 1996




                                                                            NET
                                                                         UNREALIZED
                                                                          LOSS ON
                                                                         SECURITIES
                                                             RETAINED    AVAILABLE
                                                             EARNINGS     FOR-SALE      TOTAL
                                                            ----------  -----------  ----------
BALANCES JULY 1, 1995                                       $5,395,102  $   (16,217) $5,378,885

 Net income for the year                                       518,702                  518,702

 Change in net urealized loss on securities available -
  for - sale                                                                  9,401       9,401
                                                            ----------  -----------  ----------

BALANCES JUNE 30, 1996                                       5,913,804       (6,816)  5,906,988

 Net income for the year                                        44,416                   44,416

 Change in net unrealized loss on securities available -
  for - sale                                                                  6,816       6,816
                                                            ----------  -----------  ----------

BALANCES JUNE 30, 1997                                      $5,958,220  $         -  $5,958,220
                                                            ==========  ===========  ==========

                       See Notes To Financial Statements

                     SALIDA BUILDING AND LOAN ASSOCIATION

                            STATEMENT OF CASH FLOWS

                            JUNE 30, 1997 AND 1996

                                                                                                1997         1996
                                                                                          ------------  -----------
Operating Activities
 Net income                                                                               $     44,416  $   518,702
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation                                                                                 158,415       96,936
  Net amortization of premiums and discounts on investments10,349                               10,349       36,413
  Net loss on sale of loans                                                                     56,185       92,535
  Amortization of loan fees                                                                   (109,739)    (180,534)
  FHLB stock dividends                                                                         (42,200)     (21,400)
  Provision for losses on loans                                                                282,000       59,450
  Net loss on assets disposition                                                                 4,226       10,889
  Deferred income taxes                                                                       (162,500)      70,100
  Net change in miscellaneous assets                                                          (460,107)     (99,725)
  Net change in miscellaneous liabilities                                                      277,291       45,437
                                                                                          ------------  -----------

  Net cash provided by operating activities                                                     58,336      628,803
                                                                                          ------------  -----------

Investing Activities
 Net change in loans receivable                                                            (17,192,492) (14,213,259)
 Proceeds from sale of loans                                                                 3,878,889    5,702,942
 Proceeds from sale of securities available-for-sale                                         1,000,000            -
 Principal repayments of mortgage-backed securities held-to-maturity                         1,482,590    1,487,979
 Purchase of Federal Home Loan Bank stock                                                     (382,800)    (130,900)
 Purchase of property and equipment                                                           (609,119)    (988,042)
 Sale of assets                                                                                      -        8,200
                                                                                          ------------  -----------

  Net cash used by investing activities                                                    (11,822,932)  (8,133,080)
                                                                                          ------------  -----------

Financing Activities
 Net increase in deposit accounts                                                            6,614,809    3,623,530
 Net increase (decrease) in mortgage escrow funds                                               (6,900)     (49,824)
 Conversion costs incurred                                                                     (25,000)           -
 Proceeds from borrowings                                                                    6,370,000    4,150,000
                                                                                          ------------  -----------

  Net cash provided by financing activities                                                 12,952,909    7,723,706
                                                                                          ------------  -----------

  Net increase in cash and cash equivalents                                                  1,188,313      219,429

Cash and cash equivalents, beginning of year                                                 2,087,997    1,868,568
                                                                                          ------------  -----------

Cash and cash equivalents, end of year                                                    $  3,276,310  $ 2,087,997
                                                                                          ============  ===========

Supplemental disclosure of cash flow information
 Interest paid on deposits and borrowings                                                 $  2,813,211  $ 2,289,500
 Income taxes paid                                                                        $    208,624  $   355,320

                       See Notes To Financial Statements

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         Salida Building and Loan Association (the Association) is a federally chartered mutual association with its main office in Salida, Colorado and with branch offices in Leadville and Buena Vista, Colorado. The Association provides a variety of financial services to the area it serves. Its primary deposit products are interest-bearing checking accounts and certificates of deposit, and its primary lending products are real estate mortgages, consumer and commercial loans.

         A summary of significant accounting policies follows:

         Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Securities Held to Maturity
         Bonds and notes for which the Association has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

         Securities Available for Sale
         Available-for-sale securities consist of bonds and notes not classified as trading securities nor as held-to-maturity securities.

         Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

         Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

         Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Should the Association incur write-downs they will be included in earnings as realized losses.

         Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)
         Federal Home Loan Bank Stock
         The stock is an equity interest in the Federal Home Loan Bank of Topeka. The Association, as a member of the FHLB, is required to maintain an investment in capital stock of the FHLB. The stock is carried at cost, as its cost is assumed to equal its market value. FHLB stock can only be sold at par value to the FHLB or to another member institution. The FHLB declares cash and stock dividends. The stock dividends are recognized as income due to the fact they are redeemable at par value ($100 per share) from the FHLBs or another member institution.

         Loans
         Loans are stated at unpaid principal balances, less the allowance for loan losses, net of deferred loan fees and loans in process.

         Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

         Loans are placed on nonaccrual status when principal and interest is delinquent for 90 days or more. Uncollectible interest on these loans is charged off, or an allowance is established, based on management's periodic evaluation, by a charge to interest income equal to all interest previously accrued. Income is subsequently recognized only to the extent that cash payments are received.

         Effective July 1995, the Association adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. These Statements prescribe recognition criteria for loan impairment, generally related to commercial loans, and multifamily real estate loans, and measurement methods for certain impaired loans and all loans whose terms are modified in trouble debt restructuring subsequent to the adoption of these statements. A loan is considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement.

         Management has determined that first mortgage loans on one-to-four family properties, home equity, second mortgage loans, and all consumer loans are large groups of smaller-balance homogenous loans that are collectively evaluated. Accordingly, such loans are outside the scope of Statement Nos. 114 and 118.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)
         Loans (continued)
         Management considers an insignificant delay, which is determined as 90 days by the Association, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Association expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management.

         Under this Standard, the Association estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Statement No. 118 amends Statement No. 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. Prior to adoption of this Standard the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. The adoption of the statements did not have a material effect on the Association's financial condition or results of operations.

         Allowance for Loan Losses
         The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Such provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable. These estimates are susceptible to economic changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans is dependent to a great extent on economic, operation, and other conditions that may be beyond the Association's control.

         Loan Servicing
         The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -1 OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) Property and Equipment
         Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using primarily the straight-line method over the estimated useful lives of the related assets. Estimated useful lives of furniture, fixtures, and equipment range from two to ten years; buildings and improvements range from five to forty years.

         Income Taxes
         Income taxes are provided in accordance with SFAS No. 109, Accounting for Income Taxes (See Note 9). Under the provisions of SFAS No. 109, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. If appropriate, deferred tax assets are reduced by a valuation allowance which reflects expectations of the extent to which such assets will be realized.

         Financial Instruments
         Off-balance sheet instruments. In the ordinary course of business the Association has entered into off-balance sheet financial instruments consisting of commitments to extend credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

         Fair Values of Financial Instruments
         The following methods and assumptions were used by the Association in estimating fair values of financial instruments as disclosed herein:

         Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate fair values.

         Available-for-sale and held-to-maturity securities. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

         Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying-values. Fair values for mortgage loans, consumer loans, commercial real estate and commercial loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -1  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)
         Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Advances from Federal Home Loan Bank. The fair values are based on the borrowing rates and remaining maturities.

         Cash Equivalents
         For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and interest-bearing deposits at other institutions. The Association considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         Reclassifications
         Certain amounts in 1996 have been reclassified to conform with the 1997 presentation.

NOTE -2  SECURITIES
         Securities are classified in three categories and accounted for as follows: debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed available-for-sale and are measured at fair-value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

         Held-to-Maturity Securities
         The amortized cost and estimated fair value of held-to-maturity securities at June 30, 1997 and 1996 are as follows:

                                                     Gross       Gross
                                        Amortized  Unrealized  Unrealized     Fair
           1997                           Cost       Gains       Losses       Value
         ----------                    ----------  ----------  ----------   ----------
         Mortgage-backed securities

           GNMA certificates           $1,708,760     $22,801    $      0   $1,731,561
           FHLMC certificates           1,305,265      32,939     (12,170)   1,326,034
           FNMA certificates            2,325,737      33,659      (4,855)   2,354,541
                                       ----------  ----------  ----------   ----------
                                       $5,339,762  $   89,399  $  (17,025)  $5,412,136
                                       ==========  ==========  ==========   ==========

                      SALIDA BUILDING AND LOAN ASSOCIATION
                      ====================================

                         NOTES TO FINANCIAL STATEMENTS

NOTE -2  SECURITIES (Continued)
         Held-to-Maturity Securities (Continued)

                                                                Gross        Gross
                                                  Amortized   Unrealized  Unrealized      Fair
            1996                                     Cost       Gains       Losses       Value
         ----------                               ----------  ----------  ----------   ----------
         Mortgage-backed securities
           GNMA certificates                      $2,011,893     $ 1,127    $(14,602)  $1,998,418
           FHLMC certificates                      1,775,407      31,314     (21,160)   1,785,561
           FNMA certificates                       3,055,918      49,396      (9,415)   3,095,899
                                                  ----------  ----------  ----------   ----------
                                                  $6,843,218  $   81,837  $  (45,177)  $6,879,878
                                                  ==========  ==========  ==========   ==========

         Available-for-Sale Securities
         The amortized cost and estimated fair value of available-for-sale securities at June 30, 1996, were as follows:

                                                                 Gross       Gross
                                                   Amortized   Unrealized  Unrealized     Fair
            1996                                      Cost       Gains       Losses       Value
         ----------                               ----------  ----------  ----------   ----------
         U.S. Government and Federal
           Agency Obligations:
            U.S. Agencies                         $  999,501  $        0  $  (10,416)  $  989,085
                                                  ==========  ==========  ==========   ==========

         The amortized cost and fair value of debt securities at June 30, 1997, by contractual maturity, are shown below. The Association's debt securities held-to-maturity are mortgage-backed securities whose expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized      Fair
         Held-to-Maturity Debt Securities                Cost        Value
         --------------------------------              ----------  ----------
         Due after one year through five years        $  260,817   $  258,729

         Due after ten years                           5,078,945    5,153,407
                                                       ----------  ----------


            Total Held-to-Maturity Securities          $5,339,762   $5,412,136
                                                       ==========   ==========

         Proceeds from the maturity or sale of securities available-for-sale during the years ended June 30 were $1,000,000 (1997) and $0 (1996) with no gains or losses realized.

         At June 30, investments with a carrying value of $1,744,847 (1997) and $609,524 (1996) were pledged as collateral for deposits of public funds.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE -3  LOANS RECEIVABLE
         Loans receivable at June 30, are summarized as follows

                                                                                  1997           1996
                                                                               -----------    -----------
         Loans secured by real estate:
           Residential real estate                                             $46,509,985    $38,011,308
           Commercial real estate                                                1,643,468      2,095,187
           Construction                                                          3,092,469      2,544,200
           Land                                                                  2,390,040      1,500,311
                                                                               -----------    -----------
           Total Loans Secured by Real Estate                                   53,635,962     44,151,006

         Consumer loans, net of discounts                                        6,476,354      3,926,450
         Loans collateralized by savings accounts                                  764,450        849,183
         Commercial loans                                                        4,287,400      3,080,228
         Other loans                                                                98,427         92,093
                                                                               -----------    -----------
           Total Loans                                                          65,262,593     52,098,960

         Less:
           Undisbursed portion of loans in process                               1,123,281      1,246,388
           Deferred loan origination fees                                          408,043        365,906
           Allowance for loan losses                                               604,405        411,125
                                                                               -----------    -----------
           Loans Receivable, Net                                               $63,126,864    $50,075,541
                                                                               ===========    ===========

         The changes in the allowance for loan losses were as follows:
                                                                                  1997           1996
                                                                               -----------    -----------
         Balance, beginning of year                                            $   411,125    $   404,595
         Provision for losses                                                      282,000         60,000
         Recoveries                                                                  7,450             16
         Losses incurred                                                           (96,170)       (53,486)
                                                                               -----------    -----------
         Balance, end of year                                                  $   604,405    $   411,125
                                                                               ===========    ===========

         At June 30, the Association had adjustable interest rate loans of approximately $6,266,000 (1997) and $6,145,000 (1996). The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the 1-year U.S. Treasury Note rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund these loans.


         Loans for which interest accruals had been discontinued at June 30 were approximately $140,000 (1997) and $73,000 (1996). If interest on these loans had been accrued, such interest would have increased income by immaterial amounts.

         Loans receivable at June 30 include loans to officers and directors of approximately $839,000 (1997) and $761,000 (1996).

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -4  LOAN SERVICING
         Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at June 30 are summarized as follows:

                                                       1997         1996
                                                    ----------   ----------
         Mortgage loan portfolios serviced for:
           FHLMC                                    $9,353,814   $6,260,125
           Other investors                              27,868      206,224
                                                    ----------   ----------
                                                    $9,381,682   $6,466,349
                                                    ==========   ==========

         In connection with these loans serviced for others at June 30, the Association held borrowers' escrow balances of $23,837 (1997) and $19,939 (1996).

NOTE -5  ACCRUED INTEREST RECEIVABLE
         Interest receivable at June 30, relates to the following:

                                                       1997         1996
                                                    ----------   ----------
         Loans                                      $  556,692   $  379,647
         Mortgage-backed securities                     38,315       49,783
         Other investments                                   0        9,150
                                                    ----------   ----------

                                                    $  595,007   $  438,580
                                                    ==========   ==========

NOTE -6  PROPERTY AND EQUIPMENT
         Property and equipment and the related accumulated depreciation at June 30, are summarized as follows:

                                                       1997         1996
                                                    ----------   ----------
         Land and improvements                      $  316,035   $  255,847
         Buildings and improvements                  2,043,519      940,032
         Furniture, fixtures and equipment             783,742      628,012
         Construction-in-progress                            0      745,847
                                                    ----------   ----------
                                                     3,143,296    2,569,738
         Less accumulated depreciation                (635,898)    (508,818)
                                                    ----------   ----------

                                                    $2,507,398   $2,060,920
                                                    ==========   ==========

         Depreciation expense for the years ended June 30, totaled $158,415
         (1997) and $96,936 (1996).

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -7  DEPOSIT ACCOUNTS
         Deposit accounts at June 30 are summarized as follows:

                                                           1997                       1996
                                                   -----------------------    ------------------------
                                                                 Weighted                    Weighted
                                                                 Average                      Average
                                                     Amount        Rate          Amount         Rate
                                                   -----------  ----------    ------------  ----------
         NOW accounts, including
           non-interest bearing
           deposits of $2,361,034
           (1997) and $2,275,661
           (1996)                                  $10,586,504     1.30%      $  7,749,722        1.35%

         Money market and
           savings accounts                         14,037,595     2.96%        13,163,710        2.91%
         Certificate accounts                       31,528,079     5.58%        28,623,937        5.43%
                                                   -----------                ------------

                                                   $56,152,178                $ 49,537,369
                                                   ===========                ============

         At June 30, 1997, scheduled maturities of the above certificate accounts are summarized as follows:

                                                       Year ending June 30,
                                  --------------------------------------------------------------
                                                                                      2002 and
                                     1998         1999         2000         2001      thereafter
                                  -----------  -----------  ----------   -----------  ----------
         3.01-4.00                $   187,271
         4.01-5.00                  2,995,455  $   161,026
         5.01-6.00                 18,467,799    3,123,389  $  618,764   $   418,900
         6.01-7.00                  3,659,417      951,879     149,238        52,694  $  132,400
         7.01-8.00                                  90,000     300,000         5,211     214,636
                                  -----------  -----------  ----------   -----------  ----------

                                  $25,309,942  $ 4,326,294  $1,068,002   $   476,805  $  347,036
                                  ===========  ===========  ==========   ===========  ==========

         The aggregate amount of certificates of deposits with a minimum denomination of $100,000 at June 30, was $8,668,062 (1997) and
         $9,186,927 (1996).

         Deposits in excess of $100,000 are not insured by the Savings Association Insurance Fund (SAIF).

         Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                         1997        1996
                                                      ----------  ----------
         NOW and money market deposit accounts        $  224,126  $  196,031
         Passbook savings and certificate accounts     1,955,282   1,770,726
                                                      ----------  ----------

                                                      $2,179,408  $1,966,757
                                                      ==========  ==========

                      SALIDA BUILDING AND LOAN ASSOCIATION
                      ------------------------------------

                         NOTES TO FINANCIAL STATEMENTS

NOTE -8  ADVANCES FROM FEDERAL HOME LOAN BANK
         Advances from the Federal Home Loan Bank (FHLB) at June 30 are summarized as follows:

                                      Interest
                                        Rate        1997         1996
                                     ----------  -----------  -----------
         Maturing within one year    5.81-8.12%  $ 9,500,000   $2,000,000
         Maturing in 1999            5.81-6.72%    3,000,000      500,000
         Maturing in 2000                 6.79%      500,000    4,000,000
         Maturing in 2001                 6.80%      520,000      650,000
                                                 -----------   ----------

                                                 $13,520,000   $7,150,000
                                                 ===========   ==========

         Pursuant to collateral agreements with the FHLB, advances are secured by a blanket pledge agreement with the FHLB which includes real estate loans and other non-pledged securities.

         At June 30, 1996, the Association had an approved line of credit of $6,000,000 with the FHLB which expired May 5, 1997. At June 30, 1997, the Association has an approved line of credit for $10,000,000 with the FHLB. No amount was drawn on the line of credit at June 30, 1996. As of June 30, 1997, the Association had drawn $1,000,000 on the line of credit.

NOTE -9  INCOME TAXES
         The provision for income taxes consists of the following:

                                                           1997       1996
                                                        ----------  --------
         Current                                        $ 182,085   $336,918
         Deferred                                        (171,000)    70,100
                                                        ---------   --------

                                                        $  11,085   $407,018
                                                        =========   ========

         The effective tax rate on income before the provisions for income taxes differs from the federal statutory income tax rate for the following reasons:

                                                           1997       1996
                                                         --------   --------
         Provision for income taxes at statutory rate    $ 18,900    $314,700
         Excess tax provision for bad debts over
          book provisions                                       0      49,800
         State income taxes, net of federal income
          tax benefit                                       7,200      16,200
         Other, net                                       (15,015)     26,318
                                                         --------    --------

                                                         $ 11,085    $407,018
                                                         ========    ========

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -9  INCOME TAXES (Continued)
         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax liabilities as of June 30, are as follows:

                                                          1997        1996
                                                        ---------   ---------
         Difference between tax basis and
           carrying basis of FHLB stock                 $ 127,100   $ 111,900
         Tax depreciation in excess of
           financial statement amounts                     76,700      75,400
         Difference between tax basis and
           carrying basis of investments                        0       4,900
         Difference between tax basis and carrying
           basis of long term incentive plan              (87,700)          0
         Loan loss reserve                                (41,500)     49,800
                                                        ---------   ---------
                                                        $  74,600   $ 242,000
                                                        =========   =========

         The deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial purposes. The sources and tax effects of these temporary timing differences are as follows:

                                                          1997        1996
                                                        ---------   ---------
         FHLB stock dividends                           $  15,500   $  15,400
         Accumulated depreciation                           1,400      13,100
         Allowance for loan losses - net                  (91,300)     49,800
         Long-term incentive plan                         (87,700)          0
         Other                                             (8,900)     (8,200)
                                                        ---------   ---------
                                                        $(171,000)  $  70,100
                                                        =========   =========

         The Association is permitted under the Internal Revenue Code to deduct an annual addition to reserve for bad debts in determining taxable income, subject to certain limitations. This deduction differs from the bad debt provision used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Association does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided. Retained earnings at June 30, 1997, includes approximately $1,169,000, representing such bad debt deductions for which no income taxes have been provided.

NOTE -10 CONTINGENCIES
         In the normal course of business, the Association is involved in various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Association.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -11 REGULATORY CAPITAL REQUIREMENTS
         The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios as outlined below. Management believes, as of June 30, 1997. The Association meet all capital adequacy requirements to which it is subject.

         As of November 14, 1995, the most recent notification from Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

         The following is a reconciliation of capital computed under generally accepted accounting principles (GAAP) to regulatory capital. OTS regulations specify minimum capital requirements for the Association. The following reconciliation also compares the capital requirements as computed to the minimum capital requirements for the Association, as of June 30.

                                                     1997         1996
                                                  -----------  -----------

         Equity Per GAAP                          $5,958,220    $5,913,804
         Less Servicing Rights Plus Valuations        (3,535)        2,000
                                                  ----------    ----------

         Equity Per GAAP- Tier I Capital           5,954,685     5,915,804
         Valuation Allowance                         604,405       411,125
                                                  ----------    ----------

         Regulatory Capital                       $6,559,090    $6,326,929
                                                  ==========    ==========

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE -11 REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                    Minimum Required       To Be Well Capitalized
                                                       For Capital        Under Prompt Corrective
                                  Actual            Adequacy Purposes        Action Regulations
                             Amount      Ratio     Amount       Ratio         Amount       Ratio
                           -----------  -------  -----------  ----------  --------------  --------
       1997
       ----
       Total Capital
         (to Risk
         Weighted
         Assets)            $6,559,090   13.76%   $3,814,320       8.00%      $4,767,900    10.00%

       Tier I Capital
         (to Risk
         Weighted
         Assets)             5,954,685   12.49     1,430,370       3.00        2,860,740     6.00

       Tier I Capital
         (to Average
         Assets)             5,954,685    8.25     1,082,820       1.50        3,609,400     5.00

       Tangible Capital
         (to Tangible
         Assets)             5,954,685    8.25     1,082,820       1.50            N/A

       1996
       ----
       Total Capital
         (to Risk
         Weighted
         Assets)            $6,326,929   16.99%   $2,979,360       8.00%      $3,724,200    10.00%

       Tier I Capital
         (to Risk
         Weighted
         Assets)             5,915,804   15.88     1,117,260       3.00        2,234,520     6.00

       Tier I Capital
         (to Average
         Assets)             5,915,804    9.69       919,170       1.50        3,053,900     5.00

       Tangible Capital
         (to Tangible
         Assets)             5,915,804    9.69       919,170       1.50            N/A

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -11 REGULATORY CAPITAL REQUIREMENTS (Continued)
         The Association's management believes that, under the current regulations, the Association will continue to meet its minimum capital requirements in the coming year. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association's operating area, could adversely affect future earnings and, consequently, the ability of the Association to meet its future minimum capital requirements.

NOTE -12 BENEFIT PLANS
         The Association has a defined contribution plan (the Plan) for employees who have completed one year of service. The Association matches covered employee's contributions up to 5% of their compensation. In addition, the Association's Board of Directors may elect to contribute an additional amount based upon the Association's profit. Contributions to the Plan were $54,100 (1997) and $49,800
         (1996).

         The Association adopted a Long-Term Incentive Plan in June, 1997 covering the directors and key employees of the Association. On June 30 of each year following 1997 the participants will have a contribution made to their account providing the participant continues to be an employee or director of the Association. Prior to distribution under the terms of the Plan, each participant's account shall be credited with a rate of return, on any amounts previously credited, equal to the highest rate of interest paid by the Association on one-year certificates of deposit, or after conversion the rate of return will equal the dividend-adjusted rate of return on the common stock.

         Amounts credited to Participant's Accounts on the effective date and thereafter shall be fully vested. Account balances shall be paid, in cash, in ten equal annual installments beginning during the first quarter of the calendar year which next follows the calendar year in which the participant ceases to be a director or employee for any reason, with subsequent payments being made by the last day of the first quarter of each subsequent calendar year until the participant has received the entire amount of his account. Notwithstanding the foregoing a participant may elect to have his account paid in lump sum distribution or in annual payments over a period less than ten years. Any benefits accrued under the plan will be paid from the Association's general assets. The Association has established a trust in order to hold assets with which to pay benefits. Trust assets will be subject to the claims of the Association's general creditors. The Association recognized an expense of $237,031 in the year ended June 30, 1997, which represented the funding of the plan for past services.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -13 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF
         CREDIT RISK
         The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. At June 30, 1997, the Association has commitments to fund mortgage loans of $740,300, unfunded lines of credit of $978,900, and letters of credit of $270,400. The Association makes contractual commitments to extend credit, which are legally binding agreements to lend money to customers at prevailing interest rates for specified periods of time. The credit risk involved in issuing these commitments is essentially the same as that involved in extending loan facilities to customers.

         As such, the Association's exposure to credit loss, in the event of non-performance by the counterparty to the financial instrument, is represented by the contractual amount of those instruments. However, the Association applies the same credit standards used in the lending process when extending these commitments, and periodically reassesses the customers' credit worthiness. Additional risks associated with these commitments arise when they are drawn upon, such as the demands on liquidity that the Association could experience if a significant portion were drawn down at once. This is considered unlikely, however, as commitments may expire without having been drawn upon.

         The Association originates loans primarily in Chaffee and Lake Counties, Colorado. Although the Association has a diversified loan portfolio, a substantial portion of its borrower's ability to repay their loans is dependent upon economic conditions in the Association's market area.

NOTE -14 FAIR VALUES OF FINANCIAL INSTRUMENTS
         The estimated fair values of the Association's financial instruments, as of June 30, 1997, are as follows:

                                             Carrying       Fair
                                              Amount       Value
                                            -----------  ----------
         Financial Assets:
         Cash and amounts due from banks    $   894,995  $  894,995
         Interest bearing deposits            2,381,315   2,381,315
         Securities held-to-maturity          5,339,762   5,412,136
         FHLB stock                             988,500     988,500
         Loans receivable - net              63,126,864

         Financial liabilities:
         Deposits                            56,152,178
         Advances from FHLB                  13,520,000

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE -15 OTHER NON-INTEREST EXPENSE

                                           1997      1996
                                         --------  --------
         Advertising                     $ 74,292  $ 46,544
         Stationery Supplies               90,893    60,202
         Postage                           66,675    48,737
         Telephone                         17,990    12,775
         Dues and Subscriptions            22,102    21,477
         Other                            133,211   103,824
                                         --------  --------

                                         $405,163  $293,559
                                         ========  ========

NOTE -16 PLAN OF CONVERSION
         On May 15, 1997, the Board of Directors of Salida Building and Loan Association adopted a Plan of Conversion whereby the Association would convert from a mutual savings institution to a stock savings and loan pursuant to the Rules and Regulations of the OTS. The Plan includes, as part of the conversion, the concurrent formation of a holding company.

         The Plan provides that non-transferable subscription rights to purchase holding company conversion stock will be offered first to eligible account holders of record as of the eligibility record date, then to the Association's tax qualified employee plan, then to other supplemental eligible account holders of record as of the supplemental eligibility record date, then to other members, and then to directors, officers and employees. Concurrently with, at any time during, or promptly after the subscription offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a direct community offering. The price of the holding company conversion stock will be based upon an independent appraisal of the Association and will reflect its estimated pro forma market value, as converted. It is the desire of the Board of Directors of the Association to attract new capital to the Association in order to increase its capital, support future savings growth and increase the amount of funds available for residential and other mortgage lending. The converted Association is also expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive an a means of attracting, retaining and compensating management and other personnel. No change will be made in the Board of Directors or management as a result of the conversion. Upon consumption of the conversion, the Association will issue all of its outstanding capital stock to the holding company in exchange for at least 50% of the net proceeds from the sale of the common stock.

         The cost of issuing the common stock will be deferred and deducted from the sale proceeds. If the offering is unsuccessful for any reason, the deferred costs will be charged to operations. At June 30, 1997, the Association had incurred $25,000 of such costs.

                      SALIDA BUILDING AND LOAN ASSOCIATION


                         NOTES TO FINANCIAL STATEMENTS

NOTE -16 PLAN OF CONVERSION (Continued)
         For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association will, at the time of conversion, establish a liquidation account equal to its regulatory capital as of the date of the latest balance sheet used in the final conversion offering circular. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of then-current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

         Present regulations provide that the Association may not declare or pay a cash dividend on or repurchase any of its capital stock if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on or repurchase of, the Association's capital stock shall be in compliance with the rules and regulations of the Office of Thrift Supervision, or other applicable regulations.

NOTE -17 IMPACT OF NEW ACCOUNTING STANDARDS
         Accounting for ESOP. The Accounting Standards Division of the American Institute of Certified Public Accountants approved Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 changed, among other things, the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that the fair value of the common stock held by the ESOP that are committed to be released directly to compensate employees, differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reported in the Association's financial statements. The adoption of the ESOP by the Association and the application of SOP 93-6 is likely to result in fluctuations in compensation expense as a result of changes in the fair value of the common stock. However, any such compensation expense fluctuations will result in an offsetting adjustment to paid-in capital, and therefore, total capital will not be affected.

         Disclosure of Derivative Financial Instruments. In October, 1994, the Financial Accounting Standards Board ("FASB) issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement addresses the disclosure of derivative financial instruments including the face amount, nature and terms.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -17 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
         For derivatives held for trading, disclosure of objectives, strategies, policies on reporting and income recognition method is required. This statement is effective for financial statements for fiscal years ending after December 15, 1995. Currently the Association does not own any derivative financial instruments and therefore SFAS No. 119 does not have any impact on the financial statements.

         Impairment of Long-Lived Assets. In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles, and goodwill related to those assets to held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

         This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and eventual disposition.

         If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, and impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the assets. The Association adopted this statement in July, 1996 and it did not have an affect on the financial statements.

         Accounting for Stock-Based Compensation. In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation to Employees." This statement encourages entities to adopt the fair value based method of accounting for employee stock options or other stock compensation plans. However, it allows an entity to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -17 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
         Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date and under Opinion No. 25 no compensation cost is reconized for them.

         Compensation cost is recognized for other types of stock based compensation plans under Opinion No. 25, including plans with variable, usually performance-based features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. This Statement is effective for transactions entered into in fiscal years that begin after December 15, 1995. The Association will adopt the Statement on the date the Association converts from a federal mutual to a federal stock savings and loan association. The Association has not determined which method it will use to account for the options at this time and has not estimated the effect of adoption on the Association's financial statements.

         Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS.

         It also requires dual presentations of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. Management believes that the impact of adopting SFAS No. 128 will not be material to the financial statements.

         Disclosure of Information about Capital Structure. In February 1997, the Financial Accounting Standards Board issued Statement No. 129.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -17 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
         The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings Per Share and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share.

         This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings Per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

         Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards board issued Statement No. 130. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 130 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -17 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
         Disclosures about Segments of an Enterprise and Related Information. In June 1997 the Financial Accounting Standards board issued Statement No.
         131. The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes FASB Statement No. 14, Financial reporting for segments of Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of all Majority-owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries.

         The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

         The Statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

         The Statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

                      SALIDA BUILDING AND LOAN ASSOCIATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE -17 IMPACT OF NEW ACCOUNTING STANDARDS (Continued)
         This Statement is effective for fiscal years beginning after December 15, 1997. FASB Statement No. 131 will be adopted by the Association after December 15, 1997, the impact of adopting the Statement will not be material to the financial statements.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Company, the Association or Trident Securities, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.


                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
PROSPECTUS SUMMARY..................................................... (i)
SELECTED CONSOLIDATED FINANCIAL INFORMATION
  AND OTHER DATA....................................................... (x)
RISK FACTORS...........................................................   1
HIGH COUNTRY BANCORP, INC..............................................   5
SALIDA BUILDING AND LOAN ASSOCIATION...................................   5
USE OF PROCEEDS........................................................   6
DIVIDEND POLICY........................................................   7
MARKET FOR THE COMMON STOCK............................................   8
CAPITALIZATION.........................................................   9
HISTORICAL AND PRO FORMA REGULATORY
  CAPITAL COMPLIANCE...................................................  11
PRO FORMA DATA.........................................................  12
PROPOSED MANAGEMENT PURCHASES..........................................  15
STATEMENTS OF INCOME...................................................  16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................  17
BUSINESS OF THE COMPANY................................................  27
BUSINESS OF THE ASSOCIATION............................................  27
REGULATION.............................................................  45
TAXATION...............................................................  54
MANAGEMENT OF THE COMPANY..............................................  55
MANAGEMENT OF THE ASSOCIATION..........................................  56
THE CONVERSION.........................................................  65
CERTAIN RESTRICTIONS ON ACQUISITION OF THE
  COMPANY AND THE ASSOCIATION..........................................  81
CERTAIN ANTI-TAKEOVER PROVISIONS
  IN THE ARTICLES OF INCORPORATION AND BYLAWS..........................  82
DESCRIPTION OF CAPITAL STOCK...........................................  86
REGISTRATION REQUIREMENTS..............................................  87
LEGAL OPINIONS.........................................................  87
TAX OPINIONS...........................................................  87
EXPERTS................................................................  87
ADDITIONAL INFORMATION.................................................  87
INDEX TO FINANCIAL STATEMENTS..........................................  89


     Until __________, 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                          HIGH COUNTRY BANCORP, INC.

                             (Holding Company for
                      Salida Building & Loan Association)







                            Up to 1,035,000 Shares

                                 COMMON STOCK




                                  ----------
                                  PROSPECTUS
                                  ----------





                           TRIDENT SECURITIES, INC.



                               __________, 1997

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

  Directors, officers and employees of the Company and/or the Association may be entitled to benefit from the indemnification provisions contained in the Colorado Business Corporation Act (the "CBCA"), the Company's Articles of Incorporation and federal regulations applicable to the Association. The general effect of these provisions is summarized below:

Colorado Business Corporation Act

  Sections 7-109-102 and 7-109-107 of the CBCA permit a Colorado corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding of any type, (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, may not, of itself, create a presumption that these standards have not been met.

  A Colorado corporation may also indemnify any person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to be indemnified.

  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding described above indemnification against expenses (including attorneys' fees) actually and reasonably incurred by him is mandatory.

  Any determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) must be made by a majority of the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

  Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section is not exclusive.

  In addition, a corporation shall have power to purchase and maintain insurance against any liability of individuals whom the corporation is required to indemnify.

Article XVII of the Articles of Incorporation

     A.    Persons.  The Corporation shall indemnify, to the extent provided in
           -------
paragraphs B, D or F:

          (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

          (2) any person who served or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

     B.    Extent -- Derivative Suits. In case of a threatened, pending or
           --------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

     C.    Standard -- Derivative Suits.  In case of a threatened, pending or
           ----------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

          (1)  he is successful on the merits or otherwise; or

          (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article
     XV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     D.    Extent -- Nonderivative Suits. In case of a threatened, pending or
           ------------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

     E.    Standard -- Nonderivative Suits. In case of a nonderivative suit, a
           -------------------------------
person named in paragraph A shall be indemnified only if:

     (1)  he is successful on the merits or otherwise; or

     (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption
---- ----------
that the person failed to satisfy the standard of this subparagraph E(2).

     F.    Determination That Standard Has Been Met. A determination that the
           ----------------------------------------
standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

          (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

          (2) independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

          (3)  the stockholders of the Corporation.

     G.    Proration. Anyone making a determination under paragraph F may
           ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

     H.    Advance Payment. The Corporation shall pay in advance any expenses
           ---------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

          (1)  the board of directors authorizes the specific payment; and

          (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

     I.    Nonexclusive. The indemnification and advance payment of expenses
           -------------
provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     J.    Continuation. The indemnification provided by this Article XVII
           ------------
shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this
Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

     K.    Insurance. The Corporation may purchase and maintain insurance on
           ---------
behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

     L.    Intention and Savings Clause. It is the intention of this Article
           ----------------------------
XVII to provide for indemnification to the fullest extent permitted by the Business Corporation Act of the State of Colorado, and this Article XVII shall be interpreted accordingly. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law. If the Business Corporation Act of the State of Colorado is amended, or other Colorado law is enacted, to permit further or additional indemnification of the persons defined in this Article XVII A, then the indemnification of such persons shall be to the fullest extent permitted by the Business Corporation Act of the State of Colorado, as so amended, or such other Colorado law.

Federal Regulations Providing for Indemnification of Directors and Officers of
------------------------------------------------------------------------------
Salida Building & Loan Association
----------------------------------


     Federal regulations require that Salida Building & Loan Association (the "Association") indemnify any person against whom an action is brought by reason of that person's role as a director or officer of the Association for (i) any judgments resulting from the action; (ii) reasonable costs and expenses (including attorney's fees) incurred in connection with the defense or settlement of such action; and (iii) reasonable costs and expenses (including attorney's fees) incurred in connection with enforcing the individual's indemnification rights against the Association, assuming a final judgment is obtained in his favor.

     The mandatory indemnification provided for by federal regulations is limited to (i) actions where a final judgment on the merits is in favor of the officer or director and (ii) in the case of a settlement, final judgment against the director or officer or final judgment not on the merits, except as to where the director or officer is found negligent or to have committed misconduct in the performance of his or her duties, where a majority of the Board of Directors of the Association determines that the director or officer was acting in good faith within what he was reasonably entitled to believe was the scope of his or her employment or authority for a purpose that was in the best interests of the Association or its members or stockholders.

     In addition, the Association has a directors' and officers' liability policy providing for insurance against certain liabilities incurred by directors and officers of the Association while serving in their capacities as such.

Item 25.  Other Expenses of Issuance and Distribution *


            Underwriting Fees and Expenses...................  $ 173,010
            Legal Fees and Expenses..........................    110,000
            Printing, Postage and Mailing....................     65,000
            Accounting Fees and Expenses.....................     75,000
            Appraisal and Business Plan Fees and Expenses....     32,500
            Blue Sky Filing Fees and Expenses
              (including legal counsel)......................     25,000
            Federal Filing Fees (OTS and SEC)................     15,000
            Conversion Agent Fees............................      7,500
            Stock Transfer Agent fees and certificates.......      7,500
            Other Expenses...................................      9,490
                                                               ---------
                Total........................................  $ 520,000
                                                               =========

  -------------
  * Estimated at the midpoint of the Estimated Valuation Range.

Item 26.  Recent Sales of Unregistered Securities.

     Not applicable.

Item 27.  Exhibits:

     The exhibits schedules filed as a part of this registration statement are as follows:

     1.1   Engagement Letter with Trident Securities, Inc.

     1.2   Form of Agency Agreement with Trident Securities, Inc.

     2     Plan of Conversion (Exhibit A to Proxy Statement filed as Exhibit
           99.1)

     3.1   Articles of Incorporation of High Country Bancorp, Inc.

     3.2   Bylaws of High Country Bancorp, Inc.

     4         Form of Common Stock Certificate of High Country Bancorp, Inc.

     5         Opinion of Housley Kantarian & Bronstein, P.C. regarding legality of securities being registered

     8.1       Federal Tax Opinion of Housley Kantarian & Bronstein, P.C.

     8.2       State Tax Opinion

     8.3       Opinion of Ferguson & Co., LLP as to the value of subscription rights for tax purposes

     10.1      Proposed Employment Agreement between Salida Building & Loan Association and Larry D. Smith

     10.2      Proposed Guaranty Agreement between High Country Bancorp, Inc. and Larry D. Smith

     10.3      Proposed High Country Bancorp, Inc. 1997 Stock Option and Incentive Plan

     10.4      Proposed High Country Bancorp, Inc. Management Recognition Plan and Trust

     10.5      Salida Building & Loan Association Long-Term Incentive Plan

     10.6      Proposed Salida Building & Loan Association Incentive Compensation Plan

     10.7      Proposed Employment Agreement between Salida Building & Loan Association and Scott G. Erchul

     10.8      Proposed Guaranty Agreement between High Country Bancorp, Inc. and Scott G. Erchul

     23.1      Consent of Grimsley, White & Company

     23.2      Consent of Housley Kantarian & Bronstein, P.C. (in opinion filed as Exhibit 5)

     23.3      Consent of Ferguson & Co., LLP

     24        Power of Attorney (reference is made to the signature page)

     27        Financial Data Schedule

     99.1      Proxy Statement and Form of Proxy for Solicitation of Members of Salida Building & Loan Association

*    99.2      Proposed Stock Order Form and Form of Certification

     99.3      Miscellaneous Marketing Materials

     99.4      Appraisal Report

---------------
*    To be filed by amendment.

Item 28.  Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of Salida, State of Colorado, on August 21, 1997.

                                             HIGH COUNTRY BANCORP, INC.


                                             By:  /s/ Larry D. Smith
                                                -------------------------------
                                                Larry D. Smith
                                                President
                                                (Duly Authorized Representative)

  We, the undersigned Directors of High Country Bancorp, Inc., hereby severally constitute and appoint Larry D. Smith, who may act, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Larry D. Smith, who may act, may deem necessary or advisable to enable High Country Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of High Country Bancorp, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Larry D. Smith shall do or cause to be done by virtue thereof.

  In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

      Signatures                Title                              Date
      ----------                -----                              ----
/s/ Larry D. Smith          President and Chief                 August 21, 1997
------------------------    Executive Officer and Director
Larry D. Smith              (Principal Executive Officer)



/s/ Frank L. DeLay          Chief Financial Officer             August 21, 1997
------------------------    (Principal Financial and
Frank L. DeLay                Accounting Officer)


/s/ Scott G. Erchul         Vice President and Director         August 21, 1997
------------------------
Scott G. Erchul


/s/ Robert B. Mitchell      Chairman of the Board               August 21, 1997
------------------------    of Directors
Robert B. Mitchell


/s/ Timothy R. Glenn        Director                            August 21, 1997
------------------------
Timothy R. Glenn


/s/ Richard A. Young        Director                            August 21, 1997
------------------------
Richard A. Young


/s/ Philip W. Harsh         Director                            August 21, 1997
------------------------
Philip W. Harsh